UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

•Common shares, par value $0.10 per share, of TransAtlantic Petroleum Ltd. (the “Company”) (“common shares”)

•12.0% Series A Convertible Redeemable Preferred Shares, par value $0.01 per share, of the Company (the “preferred shares”)

(2)

Aggregate number of securities to which transaction applies:

•68,955,206 common shares (including 368,916 common shares subject to vested and unvested restricted stock unit awards (“RSUs”) issued under the TransAtlantic Petroleum Ltd. 2019 Long-Term Incentive Plan (the “2019 Incentive Plan”) or the TransAtlantic Petroleum Ltd. 2009 Long-Term Incentive Plan (the “2009 Incentive Plan”))

•921,000 preferred shares

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon 68,955,206 common shares (including 368,916 common shares subject to vested and unvested RSUs issued under the 2019 Incentive Plan and the 2009 Incentive Plan) multiplied by the merger consideration of $0.13 per common share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the maximum aggregate value calculated in the preceding sentence by 0.0001298. No consideration shall be paid for the preferred shares.

(4) Proposed maximum aggregate value of transaction: $8,964,177

	(5)	Total fee paid: $1,164

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY SHAREHOLDER LETTER, SUBJECT TO COMPLETION,

DATED SEPTEMBER 22, 2020

TRANSATLANTIC PETROLEUM LTD.
c/o TransAtlantic Petroleum (USA) Corp.

16803 Dallas Parkway, Suite 200

Addison, Texas 75001

[●], 2020

Dear Common Shareholder:

You are cordially invited to attend a special meeting of the common shareholders of TransAtlantic Petroleum Ltd. (the “Company”) to be held at [●], Central Time, on [●], 2020 at [●]. The special meeting is being held for the following purposes, as more fully described in the accompanying proxy statement:

1.

To hold a vote on a proposal to adopt and approve the agreement and plan of merger, dated as of August 7, 2020 (as it may be amended from time to time, the “merger agreement”), by and among the Company, TAT Holdco LLC, a Texas limited liability company (“Parent”), and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company shall be merged with and into Merger Sub with Merger Sub surviving as a Texas limited liability company and wholly-owned subsidiary of Parent (the “merger”), the related form of statutory merger agreement (the “statutory merger agreement”) required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the transactions contemplated thereby, including the merger (collectively, the “merger proposal”); and

2.

To hold a vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger proposal (the “adjournment proposal”).

If the merger is completed, each common share, par value $0.10 per share, of the Company (“common shares”) that you own immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $0.13 in cash (the “merger consideration”), without interest and less applicable withholding taxes. The following common shares will not be converted into the right to receive the merger consideration in connection with the merger: (i) common shares owned by the Company or any of its wholly-owned subsidiaries immediately prior to the effective time of the merger and (ii) common shares whose holders have not voted in favor of adopting and approving the merger agreement and who have complied with all of the provisions of the Companies Act concerning the right of common shareholders to require appraisal of their common shares pursuant to Bermuda law, and who are not satisfied that they have been offered fair value for their common shares. If the merger is completed, each share of the Company’s 12.0% Series A Convertible Redeemable Preferred Shares, par value $0.01 per share (“preferred shares”), shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those preferred shares.

Under the merger agreement and the Companies Act, the approval and adoption of the merger proposal requires the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on [●], 2020, the record date for the special meeting (the “record date”) at a duly convened meeting of the common shareholders at which a quorum is present.  Under the merger agreement, a quorum for purposes of the merger proposal requires at least two persons holding or representing by proxy more than 33.33% of the outstanding common shares. The merger agreement and the Companies Act also requires that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

Following the completion of the merger, Parent will indirectly own all of the Company’s issued and outstanding common shares through Merger Sub, which will continue in existence as a wholly-owned subsidiary of Parent. As a result, the Company will no longer have common shares listed on the NYSE American Exchange or the Toronto Stock Exchange and will no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”) with respect to the common shares. After the merger, current common shareholders will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company. As described in the accompanying proxy statement, the proposed merger is a transaction by which the Company would be acquired by certain affiliates of the Company. Accordingly, such merger may be deemed to be a “going private transaction” under the rules of the SEC.

Shareholders of the Company representing 100% of the outstanding preferred shares (the “Preferred Shareholder Group”) entered into an agreement with Parent, pursuant to which, among other things, subject to the terms and conditions therein, the Preferred Shareholder Group agreed to vote, consent to or execute a written consent covering all of the preferred shares and all of the common shares, whether currently owned or subsequently acquired by them, approving the merger proposal and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and waiving any appraisal or rights to dissent in connection with the merger. The Preferred Shareholder Group, an affiliate of Parent, includes the following members of the Company’s Board of Directors (the “Board”) (and/or entities affiliated with such directors): N. Malone Mitchell 3rd, the Company’s Chairman of the Board and Chief Executive Officer; Jonathan T. Fite; and Randall I. Rochman.

Concurrently with the execution and delivery of the merger agreement, the members of the Preferred Shareholder Group entered into a contribution agreement with Parent pursuant to which, subject to the terms and conditions contained therein, in exchange for equity of Parent, each member of the Preferred Shareholder Group committed to transfer, contribute, directly or indirectly, and deliver to Parent immediately prior to the effective time of the merger all of such member’s preferred shares and such member’s pro rata share of cash to be used by Parent to fund the merger consideration and pay other costs and expenses that may be payable in connection with the merger.

Concurrently with the execution and delivery of the merger agreement, Parent and Merger Sub delivered a limited guaranty (the “guaranty”) from Dalea Partners, LP, an Oklahoma limited partnership and affiliate of Mr. Mitchell, in favor of the Company, which guarantees certain payment and performance obligations of Parent and Merger Sub in connection with the merger agreement.

The Board formed a special committee comprised entirely of independent and disinterested directors, consisting of Mel Riggs, Charles Campise, Kirk Krist and Greg Renwick (the “Special Committee”), to consider and negotiate the terms and conditions of the merger and to recommend to the Board whether to pursue the merger and, if so, on what terms and conditions. Because Mr. Riggs did not stand for re-election at the Company’s annual meeting, his last day as a director was June 5, 2020 and, therefore, did not participate in actions taken by the Special Committee after such date. Additionally, Mr. Krist did not become a member of the Special Committee until April 7, 2020 when he was appointed as a member of the Board.

The Special Committee voted unanimously to recommend to the Board that it, and thereafter the Board (other than Messrs. Mitchell, Rochman and Fite, each of whom abstained from voting) voted unanimously to (i) approve the merger, the merger agreement, the statutory merger agreement, the guaranty (collectively, the merger agreement, the statutory merger agreement and the guaranty, the “merger documents”) and declare that the transactions contemplated by the merger documents are procedurally fair to, and advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders, (ii) declare that the merger consideration is fair to, both from a financial point of view and otherwise, and advisable and in the best interests of the Company’s shareholders, including the Company’s unaffiliated shareholders, (iii) direct that the adoption and approval of the merger agreement and the statutory merger agreement be submitted to a vote at a special general meeting of the Company, (iv) approve the entry into the merger agreement and the statutory merger agreement (subject to approval of the Company’s shareholders), (v) submit the merger proposal to the Company’s shareholders for approval and adoption and (vi) recommend to the shareholders of the Company that they vote “FOR” the adoption of the merger proposal. In arriving at its recommendations, the Board and Special Committee carefully considered a number of factors described in the accompanying proxy statement. Such approval and recommendation by the Special Committee and the Board constitutes a determination pursuant to Section 106(2) of the Companies Act that the fair value of the common shares is the merger consideration.

In considering the recommendation of the Board, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally as further described in the accompanying proxy statement. You should also be aware that the Preferred Shareholder Group has interests in the merger that are different from, or in addition to, the interests of the Company’s unaffiliated shareholders, as further described in the accompanying proxy statement.

Any holder of common shares who does not vote in favor of the merger proposal or has not consented to it in writing will have the right to seek appraisal of the fair value of such holder’s common shares in lieu of receiving the merger consideration, but only if such holder does not vote in favor of the merger proposal and otherwise complies with the procedures of Section 106 of the Companies Act, which is the appraisal rights statute applicable to Bermuda companies. These appraisal rights are summarized in the accompanying proxy statement. The accompanying proxy statement constitutes notice to you from the Company of the availability of appraisal rights under the Companies Act.

While we still intend to hold the special meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Your vote is important. Whether or not you plan to attend the special meeting in person, to ensure the presence of a quorum and that your shares are represented at the special meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the special meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying proxy statement. The merger cannot be completed unless the merger proposal is approved by an affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on the record date at a duly convened meeting of the common shareholders of the Company at which a quorum is present.

Thank you for your continued support.

By Order of the Board of Directors,

Tabitha Bailey

Vice President, General Counsel and Corporate Secretary

PRELIMINARY NOTICE, SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2020

TRANSATLANTIC PETROLEUM LTD.

NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS

TO BE HELD ON [●], 2020

Dear Common Shareholder:

You are cordially invited to attend a special meeting of the common shareholders of TransAtlantic Petroleum Ltd. (the “Company”), which will be held at [●], Central Time, on [●], 2020 at [●]. The special meeting is being held for the following purposes, as more fully described in the accompanying proxy statement:

1.

To hold a vote on a proposal to adopt and approve the agreement and plan of merger, dated as of August 7, 2020 (as it may be amended from time to time, the “merger agreement”), by and among the Company, TAT Holdco LLC, a Texas limited liability company (“Parent”), and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company shall be merged with and into Merger Sub with Merger Sub surviving as a Texas limited liability company and wholly-owned subsidiary of Parent (the “merger”), the related form of statutory merger agreement (the “statutory merger agreement”) required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the transactions contemplated thereby, including the merger (collectively, the “merger proposal”); and

2.

To hold a vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger proposal (the “adjournment proposal”).

In addition, common shareholders will be asked to consider and vote upon any other matters that properly come before the special meeting or any adjournment, postponement or recess thereof.

The merger proposal and adjournment proposal are more fully described in the accompanying proxy statement, which the Company urges you to read carefully and in its entirety. Copies of the merger agreement and statutory merger agreement are attached as Annex A and Annex B to the accompanying proxy statement, respectively, which the Company also urges you to read carefully and in their entirety.

The board of directors of the Company (the “Board”) (other than N. Malone Mitchell 3rd, Randall I. Rochman, and Jonathon T. Fite, each of whom abstained from voting), based in part on the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors, has approved and authorized the merger agreement and the statutory merger agreement and recommends a vote “FOR” the merger proposal and “FOR” the adjournment proposal. The Company does not expect a vote to be taken on any other matters at the special meeting or any adjournment, postponement or recess thereof. If any other matters are properly presented at the special meeting or any adjournment, postponement or recess thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Only shareholders that owned the Company’s common shares, par value $0.10 per share (“common shares”), at the close of business on [●], 2020 (the “record date”) are entitled to notice of and to vote at the special meeting and any adjournment, postponement or recess thereof.

Shareholders of the Company representing 100% of the Company’s 12.0% Series A Convertible Redeemable Preferred Shares, par value $0.01 per share (“preferred shares”) (the “Preferred Shareholder Group”) entered into an agreement with Parent, pursuant to which, among other things, subject to the terms and conditions therein, the Preferred Shareholder Group agreed to vote, consent to or execute a written consent covering all of the preferred shares and all common shares, whether currently owned or subsequently acquired by them, approving the merger proposal and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and waiving any appraisal or rights to dissent in connection with the merger. The Preferred Shareholder Group, an affiliate of Parent, includes the following members of the Company’s Board (and/or entities affiliated with such directors): N. Malone Mitchell 3rd, Chairman of the Board and Chief Executive Officer of the Company; Jonathan T. Fite; and Randall I. Rochman.

Under the merger agreement and the Companies Act, the approval and adoption of the merger proposal requires the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on [●], 2020, the record date for the special meeting (the “record date”) at a duly convened meeting of the shareholders of the Company at which a quorum is present.  Under the merger agreement, a quorum for purposes of the merger proposal requires at least two persons holding or representing by proxy more than 33.33% of the outstanding common shares. The merger agreement and the Companies Act also requires that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

Concurrently with the execution and delivery of the merger agreement, the members of the Preferred Shareholder Group entered into a contribution agreement with Parent pursuant to which, subject to the terms and conditions contained therein, in exchange for equity of Parent, each member of the Preferred Shareholder Group committed to transfer, contribute, directly or indirectly, and deliver to Parent immediately prior to the effective time of the merger all of such member’s preferred shares and such member’s pro rata share of cash to be used by Parent to fund the merger consideration and pay other costs and expenses that may be payable in connection with the merger.

Concurrently with the execution and delivery of the merger agreement, Parent and Merger Sub delivered a limited guaranty (the “guaranty”) from Dalea Partners, LP, an Oklahoma limited partnership and affiliate of Mr. Mitchell, in favor of the Company, which guarantees certain payment and performance obligations of Parent and Merger Sub in connection with the merger agreement.

In considering the recommendation of the Board, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally as further described in the accompanying proxy statement. You should also be aware that the Preferred Shareholder Group has interests in the merger that are different from, or in addition to, the interests of the Company’s unaffiliated shareholders, as further described in the accompanying proxy statement.

Any holder of common shares who does not vote in favor of the merger proposal or has not consented to it in writing will have the right to seek appraisal of the fair value of such holder’s common shares if the merger is completed in lieu of receiving the merger consideration, but only if such holder does not vote in favor of the merger proposal and otherwise complies with the procedures of Section 106 of the Companies Act, which is the appraisal rights statute applicable to Bermuda corporations. These appraisal rights are summarized in the accompanying proxy statement. The accompanying proxy statement constitutes notice to you from the Company of the availability of appraisal rights under the Companies Act.

While we still intend to hold the special meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Your vote is important. Whether or not you plan to attend the special meeting in person, to ensure the presence of a quorum and that your shares are represented at the special meeting, please vote via the Internet or by telephone as instructed in the accompanying proxy materials or complete, date and sign and return a proxy card as promptly as possible. Even if you plan to attend the special meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying proxy statement. The merger cannot be completed unless the merger proposal is approved by an affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on the record date at a duly convened meeting of the common shareholders of the Company at which a quorum is present.

The Company urges you to read the proxy statement and merger agreement carefully and in their entirety.

By Order of the Board of Directors,

Tabitha Bailey

Vice President, General Counsel and Corporate Secretary

[●], 2020

Neither the U.S. Securities and Exchange Commission nor any foreign or state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement and form of proxy are dated [●], 2020 and are first being mailed to the Company’s common shareholders on or about [●], 2020.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Special Meeting	2
The Merger	4
Recommendation of the Special Committee and the Board; Reasons for the Merger	5
Opinion of Seaport Gordian Energy LLC	5
Financing of the Merger	6
Interests of the Company’s Directors and Executive Officers in the Merger	6
Material U.S. Federal Income Tax Consequences of the Merger	7
The Merger Agreement	7
Limited Guaranty	11
Market Price of the Company’s Common Shares	11
Appraisal Rights	11
Delisting and Deregistration of the Company’s Common Shares	12
Additional Information	12
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	13
SPECIAL FACTORS	21
Background of the Merger	21
Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger	28
Opinion of Seaport Gordian Energy LLC	32
Certain Unaudited Prospective Financial Information Concerning the Company	37
Position of the Acquiring Group as to the Fairness of the Merger	39
Purposes and Reasons of Acquiring Group for the Merger	41
Plans for the Company After the Merger	42
Certain Effects of the Merger	43
Financing the Merger	44
Interests of the Company’s Directors and Executive Officers in the Merger	44
Material U.S. Federal Income Tax Consequences of the Merger	46
Regulatory Approvals	47
Delisting and Deregistration of the Company’s Common Shares	47
Fees and Expenses	48
Anticipated Accounting Treatment of the Merger	48
Rights of Appraisal	48
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	50
THE PARTIES TO THE MERGER	51
The Company	51
Parent	51
Merger Sub	51

i

THE SPECIAL MEETING	52
Date, Time and Place of the Special Meeting	52
Purpose of the Special Meeting	52
Record Date and Quorum	52
Attendance	53
Vote Required	53
Voting of Proxies	54
Revocability of Proxies	54
Voting by Directors and Executive Officers	54
Voting by the Acquiring Group	55
Solicitation of Proxies	55
Other Business	55
Questions and Additional Information	55
PROPOSAL 1: THE MERGER PROPOSAL	56
PROPOSAL 2: THE ADJOURNMENT PROPOSAL	57
THE MERGER AGREEMENT	58
Explanatory Note Regarding the Merger Agreement	58
Terms of the Merger Agreement	58
IMPORTANT ADDITIONAL INFORMATION REGARDING THE COMPANY	71
Executive Officers and Directors	71
Prior Public Offerings	73
Historical Consolidated Financial Information	73
Summary Financial Information	74
Other Company Information	75
Market Price of the Common Shares	75
Dividends	76
Purchase of Equity Securities by the Company	76
Other Transactions in the Company’s Securities	77
Security Ownership of Certain Beneficial Owners and Management	77
IMPORTANT ADDITIONAL INFORMATION REGARDING THE ACQUIRING GROUP	80
Background on the Acquiring Group; Additional Information Regarding Members of the Acquiring Group	80
NOTICE TO CANADIAN SHAREHOLDERS	82
OTHER BUSINESS	82
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS	82
SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING	82
HOUSEHOLDING OF PROXY MATERIALS	84
WHERE YOU CAN FIND ADDITIONAL INFORMATION	85

ii

iii

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED september 22, 2020

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully and in its entirety, including the attached annexes, and the other documents to which we have referred you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find Additional Information” beginning on page 85 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our,” the “Company” or “TransAtlantic” refer to TransAtlantic Petroleum Ltd., a Bermuda exempted company, and, where appropriate, its subsidiaries; the term “Board” refers to the board of directors of the Company; and the term “Special Committee” refers to a special committee of the Board comprised entirely of independent and disinterested directors, consisting of Mel Riggs, Charles Campise, Kirk Krist and Greg Renwick. Because Mr. Riggs did not stand for re-election at the Company’s annual meeting, his last day as a director was June 5, 2020, and all references to the Special Committee relating to actions taken after such date exclude Mr. Riggs. Additionally, Mr. Krist did not become a member of the Special Committee until April 7, 2020, and all references to the Special Committee relating to actions taken prior to such date exclude Mr. Krist. We refer to TAT Holdco LLC, a Texas limited liability company, as “Parent” and TAT Merger Sub LLC, a Texas limited liability company, as “Merger Sub.” All references to the “Mitchell Group” refer to Longfellow Energy, LP (“Longfellow”), Dalea Partners, LP (“Dalea”), the Alexandria Nicole Mitchell Trust #2005, the Elizabeth Lee Mitchell Trust #2005, the Noah Malone Mitchell, 4th Trust #2005 and Stevenson Briggs Mitchell. Longfellow and Dalea are affiliates of N. Malone Mitchell 3rd, the Chairman of the Board and Chief Executive Officer of the Company (“Mr. Mitchell”). All references to the “Preferred Shareholder Group” refer to the Mitchell Group, KMF Investments Partners, LP (an affiliate of Jonathon T. Fite, who is a member of our Board), West Investment Holdings, LLC (an affiliate of Randall I. Rochman, who is a member of our Board), Randall I. Rochman and Betsy Rochman, which collectively own 100% of the Company’s outstanding preferred shares (as defined below). All references to the “Acquiring Group” refer to Parent, Merger Sub, the Preferred Shareholder Group, Mr. Mitchell, Amy Mitchell (“Mrs. Mitchell”) (spouse of Mr. Mitchell), Dalea Management, LLC (which is managed and owned by Mr. and Mrs. Mitchell and is the general partner of Dalea) and Deut 8, LLC (which is managed and owned by Mr. and Mrs. Mitchell and is the general partner of Longfellow). All references to the “merger” refer to the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving wholly-owned subsidiary of Parent. All references to the “merger agreement” refer to the agreement and plan of merger, dated as of August 7, 2020, by and among the Company, Parent and Merger Sub, as it may be amended from time to time, a copy of which is included as Annex A to this proxy statement, and all references to the “statutory merger agreement” refer to the related form of statutory merger agreement required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), a copy of which is included as Annex B to this proxy statement. Merger Sub, following the consummation of the merger, is sometimes referred to as the “surviving company.”

References in this proxy statement to “common shares” refer to the Company’s common shares, par value $0.10 per share, and references in this proxy statement to “preferred shares” refer to the Company’s 12.0% Series A Convertible Redeemable Preferred Shares, par value $0.01 per share.

Because members of the Preferred Shareholder Group will not convert their preferred shares into common shares for purposes of voting on the merger proposal at the special meeting, references in this proxy statement to beneficial ownership of common shares excludes beneficial ownership of common shares as a result a person’s ownership of preferred shares unless otherwise noted.

Parties to the Merger (Page 51)

TransAtlantic Petroleum Ltd.
c/o TransAtlantic Petroleum (USA) Corp.

16803 Dallas Parkway, Suite 200

Addison, Texas 75001
Telephone: (214) 220-4323

TransAtlantic Petroleum Ltd., a Bermuda exempted company, is an international oil and natural gas company engaged in acquisition, exploration, development, and production. Additional information about the Company is contained in its public filings, certain of which are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 85 of this proxy statement and “Parties to the Merger—The Company” beginning on page 51 of this proxy statement.

TAT Holdco LLC

16803 Dallas Parkway, Suite 200

Addison, Texas 75001
Telephone: (972) 590-9900

TAT Holdco LLC is a Texas limited liability company that is an affiliate of the Preferred Shareholder Group. Parent was formed on July 23, 2020, solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. Parent has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger.

TAT Merger Sub LLC

16803 Dallas Parkway, Suite 200

Addison, Texas 75001
Telephone: (972) 590-9900

TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent, was formed by Parent on July 24, 2020, solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger. Upon consummation of the merger, the Company will merge with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving company and as a wholly-owned subsidiary of Parent.

The Special Meeting (Page 52)

Time, Place and Purpose of the Special Meeting (Page 52)

The special meeting will be held at [●], Central Time, on [●], 2020 at [●]. While we still intend to hold the special meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

At the special meeting, holders of the Company’s common shares are being asked to consider and vote upon (i) a proposal to adopt and approve the merger agreement, pursuant to which the Company will be merged with and into Merger Sub with Merger Sub surviving as a Texas limited liability company and wholly-owned subsidiary of Parent, the related statutory merger agreement and the transactions contemplated thereby, including the merger, which we refer to as the “merger proposal” in this proxy statement, and (ii) a proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger proposal, which we refer to as the “adjournment proposal” in this proxy statement.

Record Date and Quorum (Page 52)

You are entitled to receive notice of, and to vote at, the special meeting if you were a record owner of our common shares at the close of business on [●], which the Board has fixed as the record date for the special meeting and which we refer to as the “record date” in this proxy statement. You will have one vote for each common share that you owned at the close of business on the record date. As of the close of business on the record date, there were [●] common shares outstanding and entitled to vote at the special meeting.

Under our amended bye-laws, which we refer to as the “bye-laws” in this proxy statement, at least two shareholders present in person or by proxy and entitled to vote representing the holders of not less than 10% of our issued common shares entitled to vote at such meeting constitutes a quorum for all purposes. However, in accordance with the merger agreement and the Companies Act 1981 of Bermuda (the “Companies Act”), a quorum for purposes of the merger proposal requires at least two persons in each class holding or representing by proxy more than 33.33% of the outstanding shares of each class of shares. Holders of common shares who abstain from voting on any proposal will be included as shares present at the special meeting for purposes of determining whether a quorum exists. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject the Company to additional expense.

Vote Required (Page 53)

Under the merger agreement and the Companies Act, the approval and adoption of the merger proposal requires the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on the record date at a duly convened meeting of the common shareholders of the Company at which a quorum is present (as discussed above). The merger agreement and the Companies Act also requires that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have no effect on the merger proposal because your vote will not be counted as a vote cast.

The approval of the adjournment proposal requires the affirmative vote of a majority of votes cast by holders of common shares. If you attend the special meeting or are represented by proxy and, in either case, abstain from voting, that abstention will have no effect on the adjournment proposal because your vote will not be counted as a vote cast. The failure to instruct your bank, brokerage firm or other nominee on how to vote your common shares will have no effect on the outcome of the vote to approve the adjournment proposal because your vote will not be counted as a vote cast.

Voting by the Company’s Directors and Executive Officers (Page 46)

At the close of business on the record date for the special meeting, the Company’s directors and executive officers (exclusive of common shares beneficially owned by Mr. Mitchell, Mr. Rochman and Mr. Fite or their affiliates) beneficially owned and had the right to vote [●] of our common shares in the aggregate, which represents approximately [●]% of our common shares.

The directors and executive officers have informed the Company that they currently intend to vote all such common shares “FOR” the merger proposal and “FOR” the adjournment proposal.

Voting by the Acquiring Group

At the close of business on the record date for the special meeting, the Acquiring Group beneficially owned and had the right to vote [●] of our common shares in the aggregate, which represents approximately [●]% of our common shares (with Mr. Mitchell, Mr. Rochman and Mr. Fite beneficially owning and having the right to vote, in the aggregate, [●] of our common shares, which represents approximately [●]% of our common shares).

The Preferred Shareholder Group, which is part of the Acquiring Group, entered into an agreement, which we refer to as the “voting agreement,” with Parent, pursuant to which, among other things, subject to the terms and conditions therein, the Preferred Shareholder Group agreed to vote, consent to or execute a written consent covering all of the preferred shares and all common shares, whether currently owned or subsequently acquired by them, approving the merger proposal and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and waiving any appraisal or rights to dissent in connection with the merger.  See “Voting by Members of the Acquiring Group” beginning on page 42 of this proxy statement. In accordance with the voting agreement, the merger agreement and statutory merger agreement and the other transactions contemplated thereby were approved by preferred shareholders on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

The Acquiring Group has informed the Company that they currently intend to vote all their common shares “FOR” the merger proposal and “FOR” the adjournment proposal.

Proxies and Revocation (Page 54)

Any common shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your common shares are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your common shares in accordance with the procedures provided by your bank, brokerage firm or other nominee. Each of the merger proposal and the adjournment proposal is a non-routine proposal on which banks, brokerage firms and other nominees do not have discretion to vote any uninstructed shares.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•	submitting a proxy by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on [●], [●], 2020 if you hold your common shares directly;

•	delivering a written notice of revocation of proxy prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold your common shares in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

The Merger (Page 58)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety because it, together with the related statutory merger agreement, is the principal document governing the merger.

Structure of the Merger (Page 58)

If the merger is consummated, then at the effective time of the merger, which will be the date and time specified in the statutory merger agreement being the date the Texas certificate of merger is filed with the Texas Secretary of State or at such other subsequent date as the Company and Merger Sub may agree pursuant to the terms of the statutory merger agreement in accordance with the Companies Act and the Texas Business Organizations Code (“TBOC”), which time we refer to as the “effective time” in this proxy statement, the Company will merge with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving company as a Texas limited liability company and as a wholly-owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly traded company and a Bermuda incorporated company, the common shares will no longer be publicly traded and you will not own any shares of capital stock of the surviving company. As discussed below, concurrently with the execution and delivery of the merger agreement, the members of the Preferred Shareholder Group have entered into a contribution agreement, which we refer to as the “contribution agreement,” with Parent pursuant to which, subject to the terms and conditions contained therein, such members of the Preferred Shareholder Group committed to transfer, contribute, directly or indirectly, and deliver all of their preferred shares and such member’s pro rata share of cash to be used by Parent to fund the merger consideration and pay other costs and expenses that may be payable in connection with the merger in exchange for equity of Parent.

Merger Consideration (Page 58)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each common share that you own immediately prior to the effective time of the merger, will be converted into the right to receive $0.13 in cash, without interest and less applicable withholding taxes, which we refer to as the “merger consideration” in this proxy statement, other than (i) excluded shares and (ii) dissenting shares. “Excluded shares” refer to the (i) common shares owned by the Company or any of its wholly-owned subsidiaries immediately prior to the effective time of the merger and (ii) preferred shares, each of which will be canceled automatically and cease to exist as a result of the merger and no consideration will be paid for the excluded shares. “Dissenting shares” refer to the common shares whose holders have not voted in favor of adopting the merger agreement and who have complied with all of the provisions of the Companies Act concerning the right of holders of common shares to require appraisal of their common shares pursuant to Bermuda law, and who is not satisfied that they have been offered fair value for such common shares.

Treatment of RSUs (Page 59)

In connection with the consummation of the merger, each outstanding restricted stock unit award, which we refer to as an “RSU,” granted under the TransAtlantic Petroleum Ltd. 2019 Long-Term Incentive Plan (the “2019 Incentive Plan”) or the TransAtlantic Petroleum Ltd. 2009 Long-Term Incentive Plan (the “2009 Incentive Plan”) will fully vest and be automatically canceled and converted into the right of each holder thereof to receive, at the effective time of the merger, an amount in cash equal to the product of (i) the total number of common shares subject to such RSU immediately prior to the effective time of the merger times (ii) the merger consideration. For more details about the treatment of outstanding RSUs, please see the section entitled “The Merger Agreement—Terms of the Merger Agreement—Treatment of RSUs” beginning on page 59 of this proxy statement.

Expected Timing of the Merger (Page 59)

We currently expect to consummate the merger during the [●] quarter of [●]. Since the merger is subject to consents, approvals, authorizations and other conditions, it is possible that factors outside the control of the Company or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Recommendation of the Special Committee and the Board; Reasons for the Merger (Page 28)

The Special Committee voted unanimously to recommend to the Board that it, and thereafter the Board (other than Messrs. Mitchell, Rochman and Fite, each of whom abstained from voting) voted unanimously to (i) approve the merger, the merger agreement, the statutory merger agreement, the guaranty (as defined herein) (collectively, the merger agreement, the statutory merger agreement and the guaranty, the “merger documents”) and declare that the transactions contemplated by the merger documents are procedurally fair to, and advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders, (ii) declare that the merger consideration is fair to, both from a financial point of view and otherwise, and advisable and in the best interests of the Company’s shareholders, including the Company’s unaffiliated shareholders, (iii) direct that the adoption of the merger agreement and the statutory merger agreement be submitted to a vote at a special general meeting of the Company, (iv) approve the entry into the merger agreement and the statutory merger agreement (subject to approval of the Company’s shareholders), (v) submit the merger proposal to the Company’s shareholders for approval and adoption and (vi) recommend to the shareholders of the Company that they vote “FOR” the adoption of the merger proposal. The Special Committee and the Board also recommend that you vote “FOR” approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger proposal. For purposes of the Rule 13e-3 “going private” transaction described in this proxy statement, and as used in this proxy statement, “unaffiliated shareholders” means all shareholders of the Company other than any shareholders that are members of the Acquiring Group. The separate approval of a majority of the Company’s unaffiliated shareholders is not required under the merger agreement, the Companies Act or other applicable law to approve the merger proposal. For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 28 of this proxy statement.

The Board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Opinion of Seaport Gordian Energy LLC (Page 32)

In connection with the merger, the Board and the Special Committee received a written opinion, dated August 7, 2020, from Seaport Gordian Energy LLC (“Seaport”) as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, of the $0.13 in cash per common share proposed to be paid to the shareholders pursuant to the merger agreement.

The full text of the written opinion of Seaport, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Seaport’s advisory services and opinion were provided for the information and assistance of the Board and the Special Committee in connection with their respective decisions and consideration of the proposed merger. The opinion did not constitute a recommendation to the Board or Special Committee and does not constitute a recommendation to the shareholders of the Company as to how any shareholder should vote with respect to the merger proposal or any other matter.

Pursuant to the engagement letter between the Company on behalf of the Special Committee and Seaport, Seaport received an initial fee of $100,000 for work related to the valuation of the Company. In connection with rendering its written opinion to the Special Committee, Seaport was paid a fixed fee of $250,000, no portion of which is contingent upon the conclusion expressed in the written opinion or the consummation of the merger.

For more information, see the section entitled “Special Factors—Opinion of Seaport Gordian Energy, LLC” beginning on page 32 of this proxy statement and Annex C to this proxy statement.

Financing of the Merger (Page 44)

Parent’s and Merger Sub’s obligations under the merger agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing. Parent intends to fund the payment of the aggregate merger consideration with cash contributions from members of the Preferred Shareholder Group, which is part of the Acquiring Group, pursuant to the contribution agreement. For more information, see “Financing the Merger” beginning on page 44 of this proxy statement.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 44)

In considering the recommendation of the Special Committee and the Board with respect to the merger proposal, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of shareholders generally. The Special Committee and the Board were aware of and considered these interests during their respective deliberations on the merits of the merger and in making their decisions to approve, respectively, the merger agreement, the related statutory merger agreement and the transactions contemplated thereby, including the merger, and in recommending that the merger proposal be adopted by the Company’s shareholders. These interests, which are discussed in detail in the section entitled “Special Factors— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement, include the following:

•

Longfellow and Dalea, which are members of the Acquiring Group, are affiliates of Mr. Mitchell, Chairman of the Board and Chief Executive Officer of the Company. Each of (i) the beneficiaries of the Alexandria Nicole Mitchell Trust #2005, the Elizabeth Lee Mitchell Trust #2005, the Noah Malone Mitchell, 4th Trust #2005, which are members of the Acquiring Group, and (ii) Stevenson Briggs Mitchell, who is a member of the Acquiring Group, are children of Mr. Mitchell. KMF Investments Partners LP, also a member of the Acquiring Group, is an affiliate of Mr. Fite, a member of the Board. Also, Mr. Rochman, a member of the Board, and his wife Betsy Rochman, are part of the Acquiring Group. Each of these individuals will directly or indirectly own equity interests in Parent after the consummation of the merger. As a result of such interest in the merger, Mr. Mitchell, Mr. Rochman and Mr. Fite abstained from votes regarding the merger and alternatives thereto.

•

Each executive officer of the Company who holds unvested RSUs will, at the effective time of the merger, have such RSUs cancelled and converted into a right to receive an amount in cash equal to a product of (i) the total number of common shares subject to such RSU immediately prior to the effective time of the merger times (ii) the merger consideration.

•

The merger agreement provides that following the merger, for a period of not less than six years, Merger Sub will provide the Company’s directors and officers effective as of the effective time of the merger with a director and officer insurance policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policy.

•

The merger agreement provides that, from and after the effective time of the merger, the Merger Sub will indemnify each of the Company’s and its subsidiaries’ present and former officers and directors against all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement in connection with any claim based on the act that such individual is or was the Company’s or one of its subsidiaries, officers or directors and arising out of or pertaining to any action or omission arising out of such parties service as a director, officer or employee of the Company or its subsidiaries occurring prior to or at the effective time of the merger.

•

Each member of the Special Committee received a fee equal to $1,000 for each meeting of the Special Committee (with the Chairman of the Special Committee receiving an additional $1,000 for each meeting of the Special Committee). The fees were payable without regard to whether the Special Committee ultimately recommended adoption of the merger agreement or whether the merger is consummated. The members of the Special Committee also were reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Special Committee.

•

Additionally, the Company is a party to a service agreement with Longfellow, Riata Management, LLC (“Riata”), an entity owned by Mr. Mitchell, and other entities controlled by Mr. Mitchell (collectively, the “Riata Entities”), pursuant to which we and the Riata Entities provide each other, among other services, certain management consulting services, oil and natural gas services, and general accounting services and we pay, or are paid, for the actual costs of such services rendered plus the actual cost of reasonable expenses on a reasonable basis. In accordance with this service agreement, a portion of the salary, cash bonus, and benefits earned by certain of the Company’s employees, including its named executive officers, is paid by the Company, and the applicable Riata Entities reimburse the Company for the actual cost of the services performed by such employees, including named executive officers, for any of the Riata Entities.

•	Finally, in connection with the merger, members of the Preferred Shareholder Group, which is part of the Acquiring Group, will receive equity in Parent pursuant to the contribution agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 46)

The exchange of common shares for cash pursuant to the merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement) whose common shares are converted into the right to receive cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of common shares (i.e., common shares acquired at the same cost in a single transaction). See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement for a discussion of certain material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the merger to a shareholder of common shares will depend on the holder’s specific situation. Shareholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The Merger Agreement (Page 58)

A copy of the merger agreement is attached as Annex A to this proxy statement. The statutory merger agreement, together with the merger agreement, governs the legal effects of the merger under Bermuda law. A copy of the statutory merger agreement is attached as Annex B to this proxy statement. We encourage you to read the merger agreement and the statutory merger agreement carefully and in their entirety because they are the principal documents governing the merger. For further information regarding the merger agreement (including the statutory merger agreement), see the section entitled “The Merger Agreement” beginning on page 58 of this proxy statement.

Restrictions on Solicitations; Acquisition Proposals; Superior Proposals (Page 65)

The Company has agreed to cease any discussions or negotiations that were ongoing as of the date of the merger agreement with respect to any acquisition proposals (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Restrictions on Solicitations; Acquisition Proposals; Superior Proposals” beginning on page 65 of this proxy statement). As discussed in “Special Factors—Background of the Merger,” the Company was not engaged in any discussion or negotiations with any other persons as of the date of the merger agreement with respect to any acquisition proposals.

The Company has agreed not to, and has agreed to cause each of its subsidiaries not to, and has agreed to direct its representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or take any other action to knowingly facilitate the submission of any proposal that constitutes or is reasonably likely to lead to an acquisition proposal;

•

engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its subsidiaries to, any person that has made or indicated an intention to make a proposal that constitutes or is reasonably likely lead to an acquisition proposal;

•	withdraw, modify or amend the Board’s recommendation regarding the merger proposal in any manner adverse to Parent in any material respect;

•	approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to an acquisition proposal; or

•	enter into any agreement in principle, arrangement, understanding or contract relating to a proposal that constitutes or is reasonably likely to lead to an acquisition proposal.

The Company must notify Parent promptly (and not later than 48 hours) upon receipt of (i) any acquisition proposal or indication by any person considering making an acquisition proposal or (ii) any request for non-public information relating to the Company or any of its subsidiaries, other than requests for information in the ordinary course of business and unrelated to an acquisition proposal, including the identity of such person and a description of the material terms and conditions of such acquisition proposal, indication or request. The Company must also keep Parent reasonably informed on a prompt basis of the status of any such acquisition proposal, indication or request and any related communications to or by the Company and its representatives.

Notwithstanding the foregoing, or anything in the merger agreement to the contrary, prior to obtaining the requisite company vote (as defined in “The Merger Agreement—Terms of the Merger Agreement—The Company’s Shareholder Meeting”) with respect to the merger, in response to a bona fide written acquisition proposal, the Company and its representatives and the Board (acting through the Special Committee) are permitted to:

•	engage in discussions or negotiations with the person who has made an acquisition proposal (and its representatives) regarding such acquisition proposal; and

•	furnish or disclose any non-public information relating to the Company or any of its subsidiaries to the person who has made such acquisition proposal (and its representatives)

if, prior to taking any action described in the two bullets immediately above, the Board determines (i) in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal (as defined in “The Merger Agreement—Terms of the Merger Agreement—Restrictions on Solicitations; Acquisition Proposals; Superior Proposals” beginning on page 65 of this proxy statement) and (ii) after consultation with its outside counsel, that failing to engage in such discussions or negotiations or take such action would be inconsistent with the fiduciary duties of the Board under applicable law. Furthermore, if the Company and its representatives and the Board (acting through the Special Committee) furnish or disclose any non-public information to another person in reliance on the foregoing exception, the Company must cause any person receiving such information to enter into a confidentiality agreement and such information must be provided to Parent (if it has not previously been provided) prior to or substantially concurrently with the time such information is provided to such person.

Changes in the Recommendation of the Board and the Special Committee (Page 66)

Prior to obtaining the requisite company vote with respect to the merger proposal, in response to a bona fide written acquisition proposal, the Company and its representatives and the Board (acting through the Special Committee) are also permitted to (i) make an adverse recommendation change (as defined in “The Merger Agreement—Terms of the Merger Agreement—Changes in the Recommendation of the Board” beginning on page 66 of this proxy statement), (ii) approve, endorse or recommend such acquisition proposal, and (iii) cause or permit the Company to terminate the merger agreement in order to concurrently enter into an agreement regarding a superior proposal, if:

•

the Company receives from the person submitting such acquisition proposal an executed confidentiality agreement (which the Company may negotiate during the four (4) business day notice period described below) in a customary form; and

•

the Board determines (i) in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal and (ii) after consultation with outside legal counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Board under applicable law.

Notwithstanding the foregoing, the Board cannot make an adverse recommendation, change or approve, endorse or recommend such acquisition proposal, and the Company cannot terminate the merger agreement:

•

until after the fourth (4th) business day following Parent’s receipt of a notice of superior proposal from the Company advising Parent that the Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis of the proposed action by the Board and, if applicable, a statement that the Board intends to terminate the merger agreement, and

•

unless during such four (4) business day period following Parent’s receipt of a notice of superior proposal, in determining whether to make an adverse recommendation change, to endorse or recommend such acquisition proposal or to cause or permit the Company to so terminate the merger agreement, (i) the Company has offered to negotiate with (and, if accepted, negotiated with) Parent in making such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable the Company to proceed with the merger and the other transactions contemplated by the merger agreement, and (ii) the Board has determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the superior proposal giving rise to such notice of superior proposal continues to be a superior proposal.

Conditions to the Completion of the Merger (Page 68)

The consummation of the merger is subject to the satisfaction or waiver of certain conditions, which are described in “The Merger Agreement—Terms of the Merger Agreement—Conditions to the Completion of the Merger” beginning on page 68 of this proxy statement. These conditions include, among others:

•	approval and adoption of the merger proposal by the requisite company vote (as defined in the merger agreement);

•

the absence of certain governmental injunctions or orders (whether temporary, preliminary or permanent), which is enacted, issued, promulgated or enforced by a governmental entity (excluding governmental entities outside of the United States, Canada and Bermuda) that restrain, enjoin or otherwise prohibit the consummation of the merger or the other transactions contemplated by the merger agreement;

•

receipt of all consents, approvals and other authorizations, in each case, of any governmental entity required to consummate the merger and the other transactions contemplated by the merger agreement, subject to certain excluded consents, provided, that such consents shall have been obtained free of any condition that would reasonably be expected to have material adverse effects as set forth in the merger agreement;

•	no more than 10% of the common shares owned by shareholders other than the entities in the Preferred Shareholder Group are dissenting shares;

•	the absence of a material adverse effect on the Company;

•	the receipt of all opinions required to be delivered, which shall not have been withdrawn, revoked or modified as of the effective time of the merger;

•

the Company’s, Parent’s and Merger Sub’s performance in all material respects of their agreements, obligations and covenants in the merger agreement and delivery of all required deliverables and certifications; and

•	the accuracy of the representations and warranties of the Company, Parent and Merger Sub (subject to certain qualifications).

Termination of the Merger Agreement (Page 68)

Parent, Merger Sub and the Company may, by mutual written consent, terminate the merger agreement at any time prior to the effective time of the merger, whether before or after adoption of the merger proposal by the Company’s shareholders.

Either Parent or the Company may terminate the merger agreement at any time prior to the effective time, whether before or after the adoption of the merger proposal by the Company’s shareholders, as follows (provided that the following rights shall be unavailable to a party that has breached a representation, warranty, covenant or agreement set forth in the merger agreement and such breach has been a principal cause of, or results in, the failure to consummate the merger):

•

if the merger has not been consummated by February 3, 2021, which we refer to as the “outside date”, provided that the outside date may be extended by either Parent or the Company for up to an additional 120 days if necessary for purposes of obtaining any governmental consent required to consummate the merger and the other transactions contemplated by the merger agreement;

•

if the merger agreement and the statutory merger agreement have been submitted to the shareholders of the Company for approval and adoption at a duly convened Company shareholders meeting (or adjournment or postponement thereof) and the requisite company vote is not obtained;

•	if any law prohibits consummation of the merger; or

•	if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable.

Parent may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger proposal by the Company’s shareholders as follows:

•	if the Board makes an adverse recommendation change, or publicly proposes to do so;

•

if (i) the Board approves, endorses or recommends a superior proposal, (ii) the Company enters into a definitive contract (other than a confidentiality agreement or similar agreement) relating to the consummation of a superior proposal, (iii) a tender offer or exchange offer for any issued and outstanding shares of the Company is commenced prior to obtaining the requisite company vote and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) business days after commencement, or (iv) the Company or the Board publicly announces its intention to do any of the foregoing; or

•

if the Company breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (i) would give rise to the failure of a closing condition regarding such representations, warranties, covenants or agreements and (ii) has not been cured (or is not capable of being cured) by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent.

The Company may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger proposal by the Company’s shareholders as follows:

•	in order to concurrently enter into an agreement regarding a superior proposal (subject to the conditions set forth in the merger agreement); or

•

if Parent breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (i) would give rise to the failure of a closing condition regarding such representations, warranties, covenants or agreements and (ii) has not been cured (or is not capable of being cured) by Parent within thirty (30) days after Parent’s receipt of written notice of such breach from the Company.

See “The Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 68 of this proxy statement.

Effect of Termination (Page 69)

If the merger agreement is validly terminated, the merger agreement will become null and void and have no effect, subject to certain specified provisions of the merger agreement that survive such termination, including, among others, the provisions relating to reimbursement of expenses and specific performance, and, subject to the provisions relating to the reimbursement of expenses, there will be no liability on the part of Parent, Merger Sub or the Company or any related party. However, subject to certain provisions of the merger agreement, nothing in the merger agreement will relieve any party from any losses arising out of its intentional and bad faith failure to perform its obligations or breach of its representations and warranties, or fraud in connection with, any provision of the merger agreement prior to the valid termination of the merger agreement (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Effect of Termination” beginning on page 69 of this proxy statement).

Expenses Following Termination (Page 70)

The merger agreement contains certain termination rights for both the Company and Parent. No termination fee is payable by the Company or Parent in connection with the termination of the merger agreement. The merger agreement provides that, upon termination of the merger agreement in connection with a superior proposal, the Company would be required to pay Parent within thirty (30) days of such termination for all reasonable, documented out-of-pocket fees and expenses, including reasonable attorney fees, incurred in furtherance of approval and consummation of the transactions contemplated by the merger agreement; provided, that in no event shall such reimbursement obligation of the Company exceed $350,000 in the aggregate. See “The Merger Agreement—Terms of the Merger Agreement—Expenses Following Termination” beginning on page 70 of this proxy statement.

Limited Guaranty

In connection with the execution of the merger agreement, Parent and Merger Sub delivered a limited guaranty, which we refer to as the “guaranty,” from Dalea, an affiliate of Mr. Mitchell, in favor of the Company and pursuant to which Dalea is guaranteeing certain payment and performance obligations of Parent and Merger Sub in connection with the merger agreement. See “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 28 of this proxy statement.

Market Price of the Company’s Common Shares (Page 75)

The closing price of the Company’s common shares on the NYSE American on August 6, 2020, the last trading day prior to the public announcement that the Company, Parent and Merger Sub had entered into the merger agreement, was $0.34 per share. The $0.13 per share to be paid as merger consideration in respect of each common share represents a discount of approximately 62% to the closing price of the Company’s common shares on August 6, 2020 on the NYSE American.

On [●], 2020, the most recent practicable date before this proxy statement was mailed to our common shareholders, the closing price for our common shares on the NYSE American was $[●] per share.

The closing price of the Company’s common shares on the Toronto Stock Exchange on August 6, 2020, the last trading day prior to the public announcement that the Company, Parent and Merger Sub had entered into the merger agreement, was $0.45 Canadian dollars (“CA$”) per share. The $0.13 per share to be paid as merger consideration in respect of each common share represents a discount of approximately 62% to the closing price of the Company’s common shares on August 6, 2020 on the Toronto Stock Exchange.

On [●], 2020, the most recent practicable date before this proxy statement was mailed to our common shareholders, the closing price for our common shares on the Toronto Stock Exchange was $[●] per share.

You are encouraged to obtain current market quotations for our common shares in connection with voting your common shares.

Appraisal Rights (Page 60)

Under Bermuda law, shareholders of record have rights of appraisal, pursuant to which those shareholders who do not vote in favor of the merger proposal and who are not satisfied that they have been offered fair value for their shares will be permitted to apply to the Supreme Court of Bermuda (the “Bermuda Court”) for an appraisal of the fair value of their shares within one month from the giving of the notice convening the special general meeting. For the avoidance of doubt, this proxy statement constitutes such notice. Due to the complexity of the appraisal process, shareholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. See “Special Factors—Rights of Appraisal” beginning on page 48 of this proxy statement and Annex D to this proxy statement.

Delisting and Deregistration of the Company’s Common Shares (Page 47)

If the merger is completed, the surviving company will be a privately-owned Texas limited liability company and there will be no public market for its common shares. Upon the completion of the merger, the Company’s common shares will no longer be quoted on the NYSE American or the Toronto Stock Exchange. In addition, the registration of the Company’s common shares under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated, and the Company will no longer file reports with the Securities and Exchange Commission, which we refer to as the “SEC,” on account of its common shares.

Additional Information

If you have questions about the special meeting or the merger after reading this document, you may contact the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, Texas, 75001, or call telephone number (214) 220-4323.

You can find more information about the Company in the periodic reports and other information the Company files with the SEC. This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company’s website at http://www.transatlanticpetroleum.com/. For a more detailed description of the additional information available, see “Where You Can Find Additional Information” beginning on page 85 of this proxy statement. The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Neither the SEC nor any foreign or state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the section entitled “Summary” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find Additional Information” beginning on page 85 of this proxy statement.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?
A.

You are receiving this proxy statement and proxy card or voting instruction form because you owned common shares at the close of business on [●], 2020. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your common shares with respect to such matters.

Q.	When and where is the special meeting?
A.

The special meeting will be held at [●], Central Time, on [●], 2020. The special meeting will be held at [●]. While we still intend to hold the special meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Q.	What items will be voted upon at the special meeting?
A.	There are two matters scheduled for a vote at the special meeting:
•	A vote on a proposal to adopt and approve the merger agreement, the related statutory merger agreement and the transactions contemplated thereby, including the merger; and

•

A vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger proposal.

In addition, common shareholders will be asked to consider and vote upon any other matters that properly come before the special meeting or any adjournment, postponement or recess thereof.

Q.	Who will solicit proxies and pay for this proxy solicitation?
A.

This proxy solicitation is being made on behalf of the Company by the Board and management. Our directors, officers and employees of the Company may solicit proxies, either through personal contact or by mail, telephone, or other electronic means without additional compensation.  The Company will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of common shares.  We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of proxy materials at a cost that will not exceed approximately $[●], plus reimbursement of certain costs and expenses. Additionally, brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Q.	How does the Board recommend that I vote?
A.	The Board unanimously recommends that you vote (i) “FOR” approval of the merger proposal and (ii) “FOR” approval of the adjournment proposal.
Q.	What will happen if the merger is consummated?
A.

If the merger agreement is adopted by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, the Company will be merged with and into Merger Sub and Merger Sub will survive as a Texas limited liability company and a wholly-owned subsidiary of Parent. If the merger is consummated, in accordance with applicable law, rules and regulations, our common shares will be delisted from the NYSE American Exchange and the Toronto Stock Exchange and deregistered under the Exchange Act, the common shares will no longer be publicly traded and the Company will no longer be required to file periodic reports with the SEC. Following consummation of the merger, shareholders will no longer have any interest in the Company’s future earnings or growth, other than members of the Preferred Shareholder Group, which is part of the Acquiring Group, who will receive equity in Parent pursuant to the contribution agreement.

Q.	What will I receive in the merger is consummated?
A.

Upon consummation of the merger, holders of common shares (other than excluded shares and dissenting shares) will be entitled to receive the merger consideration of $0.13 per common share in cash, without interest and less any applicable withholding taxes, for each common share owned immediately prior to the effective time of the merger. For example, if you own 100 common shares, you will receive $13.00 in cash in exchange for your common shares, less any applicable withholding taxes.

Upon consummation of the merger, each outstanding RSU shall fully vest and be canceled and shall entitle the holder thereof to receive, at the effective time of the merger, an amount in cash equal to the product of (i) the total number of common shares subject to such RSU immediately prior to the effective time of the merger times (ii) the merger consideration, less applicable taxes required to be withheld with respect to such payment.

If the merger is consummated, each preferred share will be canceled automatically and shall cease to exist, and no merger consideration shall be paid for those preferred shares. Pursuant to the terms of the contribution agreement, the members of the Preferred Shareholder Group, which is part of the Acquiring Group, will receive equity of Parent in exchange for contributing their preferred shares and such member’s pro rata share of cash to be used by Parent to fund the merger consideration and pay other costs and expenses that may be payable in connection with the merger to Parent immediately prior to the effective time of the merger.

Q.	How does the merger consideration compare to the market price of our common shares prior to announcement of the merger?
A.

The $0.13 per share to be paid in respect of each common share represents a discount of approximately 62% to the closing price per common share of $0.34 on August 6, 2020 on the NYSE American, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement. The $0.13 per share to be paid as merger consideration in respect of each common share represents a discount of approximately 62% to the closing price per common share of CA$0.45 on August 6, 2020 on the Toronto Stock Exchange, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement.

On [●], 2020, the most recent practicable date before this proxy statement was mailed to our common shareholders, the closing price for our common shares on the NYSE American was $[●] per common share. On [●], 2020, the most recent practicable date before this proxy statement was mailed to our common shareholders, the closing price for our common shares on the Toronto Stock Exchange was $[●] per share.

You are encouraged to obtain current market prices of our common shares in connection with voting your common shares.

Q.	When do you expect the merger to be completed?
A.

We currently expect to consummate the merger during the [●] quarter of calendar year 20[●]. Since the merger is subject to consents, approvals and other conditions, it is possible that factors outside the control of the Company or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Q.	What happens if the merger is not consummated?
A.

If the merger agreement is not adopted by our common shareholders or if the merger is not consummated for any other reason, our holders of common shares will not receive any payment for their common shares pursuant to the merger agreement. Instead, we will remain a stand-alone, publicly traded company, and our common shares will continue to be listed and traded on the NYSE American Exchange and the Toronto Stock Exchange. Under specified circumstances, we may be required to reimburse certain of Parent’s and its affiliates’ expenses upon termination of the merger agreement (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Expenses Following Termination” beginning on page 70 of this proxy statement).

Q.	What conditions must be satisfied to complete the merger?
A.

The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: the receipt of shareholder approval; the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger or the transactions contemplated by the merger agreement; and the receipt of all consents, approvals and other authorizations of any governmental entity required to consummate the merger and the other transactions contemplated by the merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Terms of the Merger Agreement—Conditions to the Completion of the Merger” beginning on page 68 of this proxy statement.

Q.	Is the merger expected to be taxable to common shareholders?
A.

Yes. The exchange of common shares for the per share merger consideration of $0.13 in cash pursuant to the merger generally will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement) whose common shares are converted into the right to receive cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of the cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of common shares (i.e., common shares acquired at the same cost in a single transaction). See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement for a discussion of certain material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The determination of the actual tax consequences of the merger to a holder of common shares will depend on the shareholder’s specific situation. Shareholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them based on their particular circumstance, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	Do any of our directors and executive officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?
A.

In considering the recommendation of the Special Committee and the Board with respect to the merger proposal, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of shareholders generally (as discussed in the section entitled “Special Factors— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement). For example, Longfellow and Dalea, which are members of the Acquiring Group, are affiliates of Mr. Mitchell, Chairman of the Board and Chief Executive Officer of the Company. Each of (i) the beneficiaries of the Alexandria Nicole Mitchell Trust #2005, the Elizabeth Lee Mitchell Trust #2005, the Noah Malone Mitchell, 4th Trust #2005, which are members of the Acquiring Group, and (ii) Stevenson Briggs Mitchell, who is a member of the Acquiring Group, are children of Mr. Mitchell. KMF Investments Partners LP, also a member of the Acquiring Group, is an affiliate of Mr. Fite, a member of the Board. Also, Mr. Rochman, a member of the Board, and his wife Betsy Rochman, are part of the Acquiring Group. Each of these individuals will directly or indirectly own equity interests in Parent after the consummation of the merger. Additionally, the Company is a party to a service agreement with the Riata Entities, which includes Longfellow, Riata, an entity owned by Mr. Mitchell, and other entities controlled by Mr. Mitchell, pursuant to which we and the Riata Entities provide each other, among other services, certain management consulting services, oil and natural gas services, and general accounting services and we pay, or are paid, for the actual costs of such services rendered plus the actual cost of reasonable expenses on a reasonable basis. In accordance with this service agreement, a portion of the salary, cash bonus, and benefits earned by certain of the Company’s employees, including its named executive officers, is paid by the Company, and the applicable Riata Entities reimburse the Company for the actual cost of the services performed by such employees, including named executive officers, for any of the Riata Entities. The Special Committee and the Board were aware of and considered these interests during their respective deliberations on the merits of the merger and in making their decisions to approve, respectively, the merger agreement, the related statutory merger agreement and the transactions contemplated thereby, including the merger and in recommending that the merger proposal be adopted by the Company’s shareholders. See “Special Factors— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement.

Q.	Who will own the Company after the merger?
A.

After the merger, the Company will cease to exist and Merger Sub will survive as a Texas limited liability company and a wholly-owned subsidiary of Parent, an entity affiliated with the Preferred Shareholder Group. Pursuant to the contribution agreement, members of the Preferred Shareholder Group will receive equity of Parent in exchange for contributing their preferred shares and such member’s pro rata share of cash to be used by Parent to fund the merger consideration and pay other costs and expenses that may be payable in connection with the merger to Parent immediately prior to the effective time of the merger.

Q.	Who may attend the special meeting in person?
A.

All holders of record of our common shares as of the close of business on record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Shareholders of record will be verified against an official list available in the registration area at the meeting.

If you hold common shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the close of business on the record date.

While we still intend to hold the special meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Q.	Can I participate if I am unable to attend the special meeting?
A.

If you are unable to attend the special meeting in person, we urge you to vote your common shares in advance by submitting a proxy by telephone, over the Internet or by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope, or by following the instructions provided to you by your bank, brokerage firm or other nominee if you hold your common shares in “street name.” The special meeting will not be broadcast telephonically or over the Internet.

Q.	When will the shareholder’s list be available for examination?
A.

A complete list of the shareholders of record at the close of business on the record date will be available at the Company’s principal place of business located at 16803 Dallas Parkway, Suite 200, Addison, Texas, 75001, for examination by shareholders of record beginning on [●], 2020 and will continue to be available during ordinary business hours unless notice of closure of the register is given in accordance with the Companies Act.

Q.	Who may vote?
A.

A holder of common shares may vote on the merger proposal and adjournment proposal if such holder was a record owner of common shares at the close of business on the record date. Each common share is entitled to one vote. As of the close of business on the record date, there were [●] common shares outstanding and entitled to vote on the merger proposal and the adjournment proposal at the special meeting.

Q.	How do I submit a proxy or vote?
A.

If you are a shareholder of record (that is, if your common shares are registered in your name with Computershare Trust Company, N.A. (“Computershare”), our transfer agent), there are four ways to submit your proxy or vote:

•

Vote your shares by proxy by calling [●], 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on [●], [●], 2020. Please have your proxy card in hand when you call (the telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote);

•

Vote your shares by proxy by visiting the website [●], 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on [●], [●], 2020. Please have your proxy card in hand when you access the website (the website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote);

•

Vote your shares by proxy by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope (if you vote by telephone or over the Internet, you do not need to return your proxy card by mail); or

•	Vote your shares by attending the special meeting in person and depositing your proxy card or completing a ballot that will be distributed at the special meeting.

Submission of proxies by telephone or over the Internet is convenient, saves postage and mailing costs and is recorded immediately, minimizing the risk that postal delays may cause proxies to arrive late and therefore not be counted.

Even if you plan to attend the special meeting in person, you are encouraged to submit a proxy. You may still vote your common shares in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Q.	What if I hold my common shares in “street name”?
A.

You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or over the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or over the Internet, your bank, brokerage firm or other nominee will vote your common shares as you have directed. Please note that if you wish to vote in person at the special meeting, you will need to bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Q.	Will my common shares held in “street name” or another form of record ownership be combined for voting purposes with common shares I hold of record?
A.

No. Because any common shares you may hold in “street name” will be deemed to be held by a different shareholder than any common shares you hold of record, any common shares so held will not be combined for voting purposes with common shares you hold of record. Similarly, if you own common shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to complete, sign, date and return, a separate proxy card for those common shares because they are held in a different form of record ownership. Common shares held by a corporation or business entity must be voted by an authorized officer of the entity. Common shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Can I change my mind after I submit my proxy?
A.	Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:
•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•	submitting a subsequent proxy by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on [●], [●], 2020 (only the most recent proxy will be counted);

•	delivering a written notice of revocation of proxy prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold common shares in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?
A.	A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Q.	Where can I find the voting results of the special meeting?
A.

We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed.

Q.	What does it mean if I receive more than one proxy card?
A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of the shares held in each such account.
Q.	Will my shares be voted if I do not submit my proxy?
A.

If you are the shareholder of record and you do not vote in person at the special meeting or submit a proxy, your common shares will not be voted. If you fail to submit a proxy or to vote in person at the special meeting, this will have no effect on the merger proposal or the adjournment proposal because your vote will not be counted as a vote cast. Banks, brokerage firms or other nominees are precluded under stock exchange rules from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal and the adjournment proposal. As a result, absent specific instructions from the beneficial owner of such common shares, banks, brokerage firms or other nominees are not empowered to vote those common shares on non-routine matters, which we refer to generally as “broker non-votes” in this proxy statement. The failure to provide instructions to your bank, brokerage firm or other nominee on how to vote your common shares will have no effect on the merger proposal or the adjournment proposal because your vote will not be counted as a vote cast.

Q.	May shareholders ask questions at the special meeting?
A.	Yes. Our representatives will answer shareholders’ questions of general interest following the special meeting consistent with the rules distributed at the special meeting.
Q.	What constitutes a quorum for the special meeting?
A.

Under our bye-laws, at least two shareholders present in person or by proxy and entitled to vote representing the holders of not less than 10% of our issued common shares entitled to vote at such meeting constitutes a quorum for all purposes. However, in accordance with the merger agreement and the Companies Act, a quorum for purposes of the merger proposal requires at least two persons in each class holding or representing by proxy more than 33.33% of the outstanding shares of each class of shares. Shareholders present in person or represented by proxy and entitled to vote at the special meeting will be counted for purposes of determining whether a quorum exists. Holders of common shares who abstain from voting on any proposal will be included as shares present at the special meeting for purposes of determining whether a quorum exists.

If your common shares are held in “street name” through a bank, brokerage firm or other nominee and you instruct your bank, brokerage firm or other nominee on how to vote your common shares in accordance with the procedures provided by your bank, brokerage firm or other nominee, then your common shares will be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your common shares are held in “street name” through a bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee on how to vote your common shares, and your bank, brokerage firm or other nominee does not submit a proxy or attend the special meeting on your behalf then your common shares will not be included in determining the number of common shares present or represented at the special meeting for purposes of determining whether a quorum exists.

Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject the Company to additional expense.

Q.	What vote is required to approve each proposal?
A.

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Under the merger agreement and the Companies Act, the approval and adoption of the merger proposal requires the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on the record date at a duly convened meeting of the shareholders of the Company at which a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the no effect on the merger proposal because your vote will not be counted as a vote cast. The separate approval of a majority of the Company’s unaffiliated shareholders is not required under the merger agreement, the Companies Act or other applicable law to adopt and approve the merger proposal.

For the adjournment proposal, holders of common shares may vote “FOR,” “AGAINST” or “ABSTAIN.” The approval of the adjournment proposal requires the affirmative vote of a majority of votes cast by holders of common shares. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the no effect on the adjournment proposal because your vote will not be counted as a vote cast.

Whether or not you plan to attend the special meeting in person, to ensure the presence of a quorum and that your shares are represented at the special meeting, please vote via the Internet or by telephone as instructed in the proxy materials or complete, date and sign and return a proxy card as promptly as possible.

The Preferred Shareholder Group, which is part of the Acquiring Group, entered into the voting agreement with Parent, pursuant to which, among other things, subject to the terms and conditions therein, the Preferred Shareholder Group agreed to vote, consent to or execute a written consent covering all of the preferred shares and all of the common shares, whether currently owned or subsequently acquired by them, approving the merger proposal and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and waiving any appraisal or rights to dissent in connection with the merger. In addition to the approval of the merger proposal by common shareholders, the merger agreement and the Companies Act also requires that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

Q.	Will any other matters be voted on at the special meeting?
A.

As of the date of this proxy statement, our management is not aware of any other matters that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What happens if I sell my common shares before the special meeting?
A.

The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your common shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your common shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such common shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your common shares.

Q.	What do I need to do now?
A.

Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your common shares are represented at the special meeting. If you hold your common shares in your own name as the shareholder of record, please submit a proxy for your common shares by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of common shares and hold such shares in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my common share certificates now?
A.

If you are a registered shareholder, you should have received a letter of transmittal. In order to receive the merger consideration following completion of the merger, you must complete and sign the letter of transmittal and deliver it, together with the certificate representing your common shares and the other documents specified in the letter of transmittal, to [●], which is acting as the paying agent in the merger (the “Paying Agent”), in accordance with instructions in the letter of transmittal. The letter of transmittal contains procedural information relating to the merger and should be reviewed carefully.

If your common shares are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” common shares in exchange for the merger consideration. Please ensure you follow the directions provided by your broker on how to instruct your broker to vote your shares and deliver your letter of transmittal.

Q.	Am I entitled to exercise appraisal rights under the Companies Act instead of receiving the merger consideration for my common shares?
A.

Any holder of common shares who does not vote in favor of the merger proposal or has not consented to it in writing will have the right to seek appraisal of the fair value of such holder’s common shares in lieu of receiving the merger consideration, but only if such holder does not vote in favor of the merger proposal and otherwise complies with the procedures of Section 106 of the Companies Act, which is the appraisal rights statute applicable to Bermuda companies. For additional information, see the section entitled “Appraisal Rights” beginning on page 60 of this proxy statement. For the full text of Section 106 of the Companies Act, see Annex D to this proxy statement. Because of the complexity of the Companies Act relating to appraisal rights, if you wish to exercise your appraisal rights, we encourage you to seek the advice of legal counsel.

Q.	Who can help answer my other questions?
A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your common shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact [●], by mail at [●] or by telephone at [●] (toll-free) for shareholders, banks and brokers. If your bank, brokerage firm or other nominee holds your shares, you should also call your bank, brokerage firm or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

From June 2014 to January 2016, the price of Brent crude fell from over $110 per barrel to less than $30 per barrel.  From January 2016 to October 2018, the price of Brent crude recovered to over $80 per barrel, only to fall again to approximately $25 per barrel in March 2020.  During this period of extreme price volatility, the Board and the Company's senior management evaluated various potential strategic alternatives relating to the Company's business, including business combinations, strategic partnerships, acquisitions and other potential strategic transactions, all with a view toward enhancing shareholder value.

In addition, since mid-2015, the Company has sought a reserves-based credit facility, term loans and privately-placed third-party debt to increase its liquidity and to fund expanded exploration and production activities.  However, due to a number of factors, including the location of the Company’s primary operations in Turkey near the border with Syria, the hydrocarbon license structure in Turkey, geopolitical risks, civil unrest, and risks of government appropriation and sanctions, among other risks, the Company has been unable to obtain meaningful third-party credit facilities or other indebtedness to expand its business.

As a result, since mid-2015, the Company has had constrained liquidity due to numerous factors including Brent crude prices consistently below $70 per barrel resulting in lower oil revenue and persistent operating losses, the inability to obtain traditional third-party sources of liquidity, and the requirement by DenizBank, A.S. (“DenizBank”) that personal assets of Mr. Mitchell, Selami Erdem Uras, and Gundem Turizm Yatirim ve Isletmeleri A.S. (which is owned by Mr. Mitchell, Mr. Mitchell’s children, and Mr. Uras) (together, the “Pledgors”) be pledged as collateral for the Company’s term loans.  These factors, plus other factors including the November 2024 deadline to redeem $46.1 million of preferred stock and the June 2025 expiration of the Company’s Selmo production lease, led the Company on January 16, 2018, to form a special committee of the Board to market the Company and explore strategic alternatives to increase shareholder value.

The special committee engaged Tudor Pickering Holt & Co. (“Tudor Pickering”) to act as its financial advisor.  During the period from February to April 2018, Tudor Pickering contacted over 90 potential buyers, and the Company entered into 12 confidentiality agreements and provided due diligence materials to these interested parties.  During that time, the price of Brent crude ranged from approximately $62 to approximately $75 per barrel.

In April 2018, the Company made management presentations to 10 of these interested parties.  The Company received several proposals to acquire certain of the Company’s assets.  Additionally, the Company received a non-binding offer from Mr. Mitchell and his affiliates to acquire the entire Company, subject to receiving financing for the purchase.  The non-binding offer from Mr. Mitchell and his affiliates to acquire the entire Company was the only offer that the special committee received to acquire the entire Company.  On November 9, 2018, Mr. Mitchell notified the special committee that he was withdrawing his non-binding offer after he was unable to obtain acceptable financing.  At that time, the price of Brent crude was approximately $69 per barrel.

The special committee did not enter into a letter of intent or any other agreement (i) with respect to any third-party proposals, due to a combination of low offer prices and adverse tax consequences and (ii) with respect to the proposal from Mr. Mitchell, due to the financing condition.  In November 2018, due to the lack of meaningful interest in the Company’s assets, the special committee terminated the marketing process, as the Board determined that continuing to explore and develop the Company’s drilling inventory was the best opportunity to maximize shareholder value.

During the first nine months of 2019, the Company engaged in continual discussions with many US, Turkish, regional, and global banks seeking a new reserves-based credit facility to increase its liquidity and expand its exploration and development opportunities.  In the fourth quarter of 2019 and continuing into the first quarter of 2020, the Company was engaged in advanced discussions with the Middle East region of a leading global bank for a reserves-based credit facility. The Company was simultaneously engaged in discussions with DenizBank regarding an extension to the amortization schedule for the Company’s term loan.  Neither of these efforts were successful primarily due to the collapse in Brent crude prices from approximately $61 per barrel on October 1, 2019 to approximately $15 per barrel on March 31, 2020.  In addition, DenizBank required the Pledgors to pledge their personal assets as collateral for the term loan extension during the term of such extension, which they were unwilling to do.

On December 12, 2019, Mr. Mitchell and certain of his affiliates filed a statement on Schedule 13D disclosing their intent to pursue the acquisition of all the Company’s equity.  At that time, the price of Brent crude was approximately $60 per barrel.

On December 13, 2019, Mr. Mitchell sent a letter to the Board (i) announcing his intent to attempt to secure the funding necessary for Mr. Mitchell, his affiliates, and potentially one or more third parties to engage in a transaction with the Company to acquire all of the Company’s equity, and (ii) requesting that the Board engage in discussions regarding a potentially acceptable price in order to increase the probability of success of the fundraising efforts.

On December 16, 2019, the Board held a meeting, at which all directors were present, during which it formed the Special Committee giving this committee the exclusive power to (i) evaluate any strategic alternatives, which could include, among others and without limitation, the sale of the Company (any such alternative and the transaction, if any, relating thereto hereinafter referred to as a “Strategic Alternative”), (ii) determine the appropriateness of any such Strategic Alternative and determine whether any such Strategic Alternative should or should not be pursued by the Company, and (iii) if necessary or appropriate in the judgment of the Special Committee, negotiate and/or respond to any terms, provisions and conditions relating to any such Strategic Alternative, in all cases on behalf of the Company and its shareholders. The Board agreed that, unless recommended, approved, and authorized by the Special Committee, the Board would not recommend, authorize, or approve any Strategic Alternative. The Board explicitly empowered the Special Committee to retain, at the Company's expense, independent legal counsel, financial advisors, and other professional advisors of the Special Committee’s choice. The Board directed the Company to pay all expenses incurred by the Special Committee and its members, including the fees and expenses of the independent professional advisors to the Special Committee.

Following its formation, on December 16, 2019, the Special Committee met and discussed the timeline for engaging third-party advisors and, based on the Company’s failed 2018 strategic alternatives process, decided to abstain from engaging any third-party advisors until such time as a party approached the Company or the Special Committee with an offer to purchase the Company or some or all of its assets.

Also on December 16, 2019, the Company filed a Form 8-K disclosing that Mr. Mitchell had advised the Company’s Board that he intended to attempt to secure the funding necessary to acquire all of the common shares not already owned by Mr. Mitchell and his affiliates.  From December 16, 2019 until entering into the merger agreement on August 7, 2020, the Company did not receive any indications of interest from third parties to acquire the Company or any of its assets.

In March 2020, Brent crude oil prices declined to approximately $25 per barrel as a result of market concerns about the economic impact from the coronavirus (“COVID-19”) as well as the inability of OPEC and Russia to agree on a perceived need to implement further productions cuts in response to weaker worldwide demand.  During March 2020, the futures forward curve for Brent crude indicated that prices would continue at or near the current depressed prices for an extended period. As a result, the Company reduced its planned capital expenditures to those necessary for production lease maintenance and those projecting a return on invested capital at then current prices. In order to mitigate the impact of reduced prices on the Company’s 2020 cash flows and liquidity, the Company implemented significant cost reduction measures to reduce operating costs and general and administrative expenses. As part of this process, the Company prioritized funding operating expenditures over general and administrative expenditures, whenever possible.

On March 9, 2020, the Company unwound its three-way collar contract with DenizBank, which hedged approximately 1,000 barrels of oil per day (“Bbl/d”) of the Company’s oil production in Turkey. The three-way collar contract had a Brent floor of $55.00, a Brent ceiling of $72.90, and a Brent long call of $80.00, and was in place through April 30, 2020. The Company also unwound its swap contract with DenizBank, which hedged approximately 1,000 Bbl/d of the Company’s oil production in Turkey. The swap contract had a Brent strike price of $60.30 and was in place through December 31, 2020. In connection with these transactions, the Company received approximately $6.5 million. The Company used these proceeds to pay down the Company’s term loan with DenizBank (the “DenizBank loan”) to reduce interest expense, which left approximately $10.6 million outstanding under the DenizBank loan.

On March 25, 2020, the Company filed its Annual Report on Form 10-K for 2019 and included a going concern assumption due to risks and uncertainties regarding the Company’s ability to generate sufficient revenue at then current oil prices to pay its debt obligations and accounts payable when due. As a result, the Company reported substantial doubt about its ability to continue as a going concern.

On April 3, 2020, the Company entered into a new swap contract, which hedged approximately 2,000 Bbl/d. The swap contract expires in February 2021, has an ICE Brent Index strike price of $36.00 per barrel, and is settled monthly.  This swap contract allowed the Company to continue operating but limited upside potential in the event that oil prices recovered from then recent lows.

On April 5, 2020, Mr. Robert Alexander, a member of the Board and Special Committee, passed away. On April 6, 2020, to fill the vacancy created by the death of Mr. Alexander, the Board appointed Mr. Krist as a director and a member of the Special Committee effective April 7, 2020.

On April 14, 2020, the Special Committee received a non-binding letter of intent from the Mitchell Group (the “April 14 LOI”) to acquire all of the Company’s common shares for a fixed purchase price of $1.8 million. Because the proposed purchase price was a fixed amount, rather than a per share amount, the per common share consideration would most likely have been reduced by any issuances by the Company of dividends on its preferred shares in common shares prior to closing.  Due to the Company’s constrained liquidity position, the Company expected to pay the majority of future quarterly dividends on the preferred shares in common shares for the foreseeable future.  As a result, the Company’s common shareholders would have suffered significant dilution from future non-cash dividends on the preferred shares.

The April 14 LOI noted that the Mitchell Group had extended an invitation to the holders of the remaining approximately twenty percent (20%) of the outstanding preferred shares to participate in the proposed acquisition in an amount equal to their pro rata percentage of total outstanding preferred shares, and was in discussions with the other preferred shareholders regarding the same.

On April 16, 2020, the Special Committee met with its legal advisors—the Company’s general counsel, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), and Conyers Dill & Pearman (“Conyers”)—to discuss, among other things, the duties of the Special Committee, the April 14 LOI, procedural safeguards that the Special Committee could put in place, and the appropriate timeline to engage a financial advisor.  During this meeting, the Special Committee concluded that the proposed $1.8 million purchase price was insufficient, rejected the April 14 LOI, and declined to engage a financial advisor until it received a higher proposed purchase price. The Special Committee authorized Mr. Riggs, the chairman of the Special Committee, to communicate the Special Committee’s decision to Mr. Mitchell.

On April 16, 2020, Mr. Riggs relayed the Special Committee’s decision to Mr. Mitchell. Mr. Mitchell requested that the Special Committee respond in writing. Additionally, Mr. Mitchell proposed that the Special Committee engage an investment bank to opine on the sufficiency of the Mitchell Group’s proposed purchase price, and that if no transaction is consummated between the Mitchell Group and the Company, the Mitchell Group would bear the costs incurred for the investment bank.

On April 17, 2020, the Special Committee met with its legal advisors and discussed Mr. Mitchell’s response and decided to prepare a formal rejection letter and a draft of a reimbursement agreement.

On April 18, 2020, the Special Committee delivered a letter to the Mitchell Group that noted that the proposed purchase price was insufficient and rejected the April 14 LOI and proposed a form of reimbursement agreement.

On April 20, 2020, the Mitchell Group sent the Special Committee a revised draft of the reimbursement agreement. On April 21, 2020, the Special Committee met and determined that the reimbursement agreement should not be accepted as proposed by the Mitchell Group because it did not contain an unconditional reimbursement obligation.  In addition, as previously decided, the Special Committee declined to engage a financial advisor at the current proposed purchase price.

Also on April 21, 2020, the Special Committee received a revised letter of intent from the Mitchell Group (the “April 21 LOI”) to acquire all of the Company’s common shares for a fixed purchase price of $6.85 million. Because the proposed purchase price was a fixed amount, rather than a per share amount, the per common share consideration would have been reduced by any issuances by the Company of dividends on its preferred shares in common shares prior to closing.  Due to the Company’s constrained liquidity position, the Company expected to pay the majority of future quarterly dividends on the preferred shares in common shares for the foreseeable future.   As a result, the Company’s common shareholders would have suffered significant dilution from future non-cash dividends on the preferred shares.  The April 21 LOI again noted that the Mitchell Group had extended an invitation to the holders of the remaining approximately twenty percent (20%) of the outstanding preferred shares to participate in the proposed acquisition in an amount equal to their pro rata percentage of total outstanding preferred shares and was in discussions with the other preferred shareholders regarding the same.

On April 22, 2020, the Mitchell Group filed a statement on Schedule 13D disclosing the April 21 LOI.  At that time, the price of Brent crude was approximately $14 per barrel.

On April 23, 2020, the Special Committee met with its legal advisors and discussed the April 21 LOI. The Special Committee agreed to proceed with hiring a financial advisor and, after consideration of proposals from multiple financial advisors, decided to proceed with negotiations with Seaport.   The Special Committee decided to notify Mr. Mitchell that the Special Committee did not intend to enter into an exclusivity agreement at this time and would wait to negotiate any other transaction terms until there was an agreement on price.

The Company filed a Form 8-K on April 23, 2020, publicly disclosing the April 21 LOI and the intent to hire a financial advisor.

On April 27, 2020, the Special Committee met with its legal advisors and (i) discussed revisions to the engagement letter with Seaport, and (ii) confirmed that the transaction proposed in the April 21 LOI would not trigger a change of control redemption of the preferred shares due to an exception to the definition of a change of control that permits a transaction with Mr. Mitchell and his affiliates.

On April 29, 2020, the Special Committee entered into an engagement agreement with Seaport whereby Seaport agreed to (i) assist the Special Committee in the evaluation of corporate and balance sheet related shareholder value enhancing alternatives, which assistance included, without limitation, providing the Special Committee with a preliminary estimated valuation of the Company and its assets as a going concern, and (ii) render an opinion as to the fairness, from a financial point of view, of a potential corporate sale or merger transaction, if requested by the Special Committee. The Special Committee selected Seaport as its financial advisor because

Seaport is a recognized financial advisory firm that has substantial experience in similar transactions and was familiar with the Company’s assets and operations from prior capital raising and strategic transactions with the Company.  The Special Committee determined that after taking into account the conclusion of Seaport, at the time of such selection, there were no relationships or interests in connection with the proposed merger that would limit the ability of Seaport to perform its obligations as financial advisor to the Special Committee.

On May 21, 2020, the Special Committee met with its advisors to receive an update on the process. At this meeting, the Special Committee reviewed a presentation prepared by Seaport, which summarized (i) the Company’s history, relative performance, 2020 upcoming events, balance sheet and capitalization, equity ownership, and financial projections; (ii) market valuation, including valuation with respect to historical EBITDA analysis, review of selected comparable transactions, and projected valuation based on EBITDA analysis; (iii) the Company’s assets and oil and gas reserves, price sensitivity analysis, and related valuation summary; and (iv)  analysis of the April 21 LOI, including dividend dilution analysis.  Seaport and the Special Committee then had a discussion on potential revisions to the April 21 LOI, and the Special Committee requested that Seaport suggest specific revisions to the Special Committee at the next meeting.

On May 23, 2020, the Special Committee met with its advisers to review a presentation prepared by Seaport, which summarized (i) amounts that would be received by the Mitchell Group, other holders of Series A Preferred shares, and unaffiliated common shareholders in different scenarios, (ii) EBITDA valuation estimates, (iii) PDP PV-10 valuation estimates, (iv) the April 21 LOI terms and concerns relating thereto, (v) negotiating tools that the Special Committee could employ, and (vi) updated analysis of the Company’s assets and oil and gas reserves.

Following the presentation, Seaport requested input from the Company’s legal advisors as to options for formulas and structures for a potential transaction. The legal advisors then discussed potential transaction and pricing structures and the potential risks associated with such structures. After discussion, the Special Committee determined that the price for any transaction structure should be a fixed price per share to eliminate the uncertainty as to the dilutive effects of future non-cash dividends on the preferred shares and alleviate potential public confusion regarding the price. The Special Committee determined to request a meeting with the Mitchell Group and Seaport to provide the Special Committee’s feedback on the April 21 LOI. The Special Committee also considered whether to engage Seaport to actively market the Company to third parties. In light of (i) the lack of third-party interest in a strategic transaction since the Form 8-K filing on December 16, 2019, (ii) Seaport’s analysis with respect to recent market comparable transactions and view that third party interest in a transaction with the Company was unlikely, (iii) the Company’s failed marketing process in 2018, (iv) the time and costs associated with a marketing process and any potential transaction, and (v) the Company’s near-term liquidity concerns, the Special Committee declined to engage Seaport to market the Company.  At that time, the price of Brent crude was approximately $34 per barrel.

On May 26, 2020, the Special Committee met with Seaport, Mr. Mitchell, and Noah M. Mitchell 4th. At this meeting, the parties reviewed a presentation prepared by Seaport, which summarized the Special Committee’s concerns with the April 21 LOI terms, value considerations, and potential revisions to the April 21 LOI. After the presentation, Mr. Mitchell indicated that the Mitchell Group would prepare a revised letter of intent for the Special Committee’s review.

On May 27, 2020, the Special Committee met with Seaport and its legal advisors to provide an update on the meeting with Mr. Mitchell. Mr. Riggs previously had informed the Company of his decision not to stand for reelection to the Company’s board in June 2020.  Therefore, at this meeting, in light of Mr. Riggs’ upcoming departure from the Board and the Special Committee, the Special Committee elected Mr. Krist to replace Mr. Riggs as Chairman of the Special Committee.

On May 28, 2020, the Special Committee received a revised letter of intent from the Mitchell Group (the “May 28 LOI”) to acquire all of  the Company’s common shares for a purchase price of (i) $0.11 per share, plus (ii) per share variable consideration consisting of a pro rata portion of (a) any undrawn amounts of a working capital line of credit provided by the Mitchell Group (described below) plus (b) Company working capital in excess of $3.0 million on the closing date (the sum of (a) and (b), the “Variable Consideration”). The May 28 LOI provided that the Mitchell Group would provide a working capital line of credit of up to $5.75 million. Because the Variable Consideration was a fixed amount, rather than a per share amount, the amount of Variable Consideration per common share would have been reduced by any issuances by the Company of dividends on its preferred shares in common shares prior to closing.  Due to the Company’s constrained liquidity position, the Company expected to pay all future quarterly dividends on the preferred shares in common shares for the foreseeable future. The May 28 LOI again noted that the Mitchell Group had extended an invitation to the holders of the remaining approximately twenty percent (20%) of the outstanding preferred shares to participate in the proposed acquisition in an amount equal to their pro rata percentage of total outstanding preferred shares, and was in discussions with the other preferred shareholders regarding the same.

On May 29, 2020 and June 1, 2020, the Special Committee met with Seaport and its legal advisers to discuss the May 28 LOI and the Company’s public disclosure regarding negotiations with the Mitchell Group.

On June 2, 2020, the Special Committee sent a revised letter of intent to the Mitchell Group (the “June 2 LOI”). The June 2 LOI, among other things, removed the exclusivity provision, included a purchase price of $0.17 per common share, removed the working capital line of credit and Variable Consideration, added a go-shop provision, limited the representations, warranties, and closing conditions, extended the closing date, and added a right to specific performance for the Company.

On June 3, 2020, the Company filed a current report on Form 8-K disclosing the May 28 LOI and the Special Committee’s rejection of the May 28 LOI.

Also on June 3, 2020, the Special Committee received a revised letter of intent from the Mitchell Group (the “June 3 LOI”) to acquire all of the Company’s common shares for a purchase price of $0.078 per share. The June 3 LOI removed the go-shop provision, reduced the time between signing of the LOI and the closing date, and removed the right to specific performance for the Company.

On June 4, 2020 and June 9, 2020, the Special Committee met with Seaport and its legal advisers to discuss the revisions in the June 3 LOI and prepare for an upcoming meeting with the Mitchell Group.

On June 11, 2020, the Special Committee met with Mr. Mitchell and Noah M. Mitchell 4th to discuss the June 3 LOI with the primary focus being the transaction structure and purchase price. The Special Committee and Mr. Mitchell agreed that the Mitchell Group would submit a revised letter of intent to acquire all of the Company’s common shares and would submit a separate letter of intent for a working capital loan, which would allow the Company to borrow amounts from the Mitchell Group in order to address the Company’s anticipated working capital shortfall.  At that time, the price of Brent crude was approximately $38 per barrel.

On June 15, 2020, the Special Committee received a revised letter of intent from the Mitchell Group (the “June 15 LOI”) to acquire all of the Company’s common shares that was substantively identical to the June 3 LOI.

On June 16, 2020, the Special Committee met with Seaport and its legal advisers to discuss the meeting on June 11, 2020 and the June 15 LOI. The Special Committee noted that it expected the June 15 LOI to propose an increased purchase price but the June 15 LOI proposed a purchase price identical to the June 3 LOI.  The Special Committee, together with its advisors, discussed potential responses to the June 15 LOI. Following this meeting, the Special Committee sent a letter to the Mitchell Group rejecting the June 15 LOI because the purchase price of $0.078 per common share in the June 15 LOI was unacceptable to the Special Committee.

On June 17, 2020, the Special Committee received a letter of intent from the Mitchell Group (the “June 17 Loan LOI”) for a working capital loan to the Company. Pursuant to the June 17 Loan LOI, the Mitchell Group would lend the Company up to $8 million under a secured credit facility (the “Credit Facility”) which would be made available to the Company in accordance with mutually agreed milestones. Entry into the working capital loan would be subject to the simultaneous entry into a merger agreement with the Mitchell Group.  Upon termination of the merger agreement, any remaining availability under the Credit Facility would terminate and any outstanding loans thereunder would mature and be payable. Pursuant to the June 17 Loan LOI, the Credit Facility would be guaranteed by TransAtlantic Worldwide, Ltd. and TransAtlantic Petroleum (USA) Corp. and secured by a first priority perfected security interest (subject to customary exclusions and permitted liens) in the equity of TransAtlantic Worldwide, Ltd. and TransAtlantic Petroleum (USA) Corp. and all of the assets of the Company (the “collateral”). The Credit Facility would bear interest at a fixed rate of 12% per annum payable monthly.

The Special Committee scheduled an in-person meeting with the Mitchell Group for June 22, 2020 to negotiate the remaining open items in the June 15 LOI and the June 17 Loan LOI.

On June 20, 2020, in anticipation of the June 22,2020 meeting, the Special Committee met with its legal advisors to discuss the June 15 LOI and the June 17 Loan LOI. The Special Committee again noted that the purchase price of $0.078 per common share in the June 15 LOI was unacceptable to the Special Committee. After discussion, the Special Committee determined that the potential conflict of interest of Mr. Mitchell as chief executive officer and owner of the lender would need to be addressed in the June 17 LOI in order to ensure that actions of Mr. Mitchell, as officer of both the Company and Lender, could not unilaterally cause a default under the loan agreement for the Credit Facility.

On June 22, 2020, the Special Committee, the Company’s general counsel Ms. Bailey, Mr. Mitchell, Noah M. Mitchell 4th, and Mr. Mitchell’s general counsel Michael Haynes, met to negotiate the remaining open issues in the June 15 LOI and the June 17 Loan LOI. The parties agreed that the purchase price for the acquisition of the Company’s common shares would be a fixed price of $0.13 per common share. Additionally, the parties agreed to revisions that addressed the potential conflict of interest of Mr. Mitchell as chief executive officer and owner of the lender in order to ensure that Mr. Mitchell could not unilaterally cause a default under the loan agreement for the Credit Facility.

From June 22, 2020 through June 29, 2020, the Special Committee, the Mitchell Group, and their legal advisors finalized the language for the letter of intent for the acquisition of all of the Company’s common shares and the letter of intent for the Credit Facility.

On June 30, 2020, the Company entered into a non-binding letter of intent for a potential transaction (the “Acquisition LOI”) pursuant to which a subsidiary of a new entity (the “Buyer”) to be formed by the Mitchell Group would acquire all of the outstanding common shares of the Company for a fixed purchase price of $0.13 per common share. Also on June 30, 2020, the Company entered into a non-binding letter of intent with the Mitchell Group pursuant to which Dalea Investment Group, LLC (an affiliate of Mr. Mitchell) (the “Lender”) would provide a working capital loan to the Company of up to $8 million.

On July 2, 2020, the Company filed a current report on Form 8-K disclosing the entry into the Acquisition LOI and the Loan LOI.  At that time, the price of Brent crude was approximately $43 per barrel.

On July 16, 2020, the Special Committee received drafts (the “July 16 draft loan documents”) of the loan and security agreement and the guarantee from the Mitchell Group.

On July 17, 2020, the Special Committee received a draft (the “July 17 draft merger agreement”) of the merger agreement from the Mitchell Group.

On July 22, 2020, the Special Committee met with its legal advisers to review the July 16 draft loan documents and July 17 draft merger agreement.

On July 26, 2020, the Special Committee provided the Mitchell Group with a revised draft (the “July 26 draft merger agreement”) of the merger agreement. Among other things, the July 26 draft merger agreement reduced the scope of the Company representations and warranties, added a solvency representation with respect to the Buyer parties, added language to the conduct of business covenant providing that a breach of the covenant could only be triggered by actions explicitly approved by a majority of the Board and opposed by Mr. Mitchell, deleted a closing condition that each holder of preferred shares shall have waived all dissenter’s rights, added a closing condition that Seaport’s fairness opinion shall not have been withdrawn, revoked, or modified, deleted a closing condition that no more than 2% of the common shares shall be dissenting shares, and added language that provided that the Buyer parties may not rely on actions authorized, approved or directed by Mr. Mitchell to form the basis for not consummating the transaction.

Also on July 26, 2020, the Special Committee provided the Mitchell Group with revised drafts (the “July 26 draft loan documents”) of the loan agreement and the guarantee. Among other things, the July 26 draft loan documents noted that the budget definition and related definitions, representations, covenants, conditions, and milestones were to be discussed directly between the Company and the Lender; carved out the effects of COVID-19 from the definition of material adverse change; deleted affirmative covenants for existence, compliance with law, litigation, further assurances, collateral, material agreements, insurance,  business and operations, and OFAC and anti-money laundering laws; deleted negative covenants for affiliate transactions, ERISA, material agreements, OFAC and anti-money laundering laws, and negative pledge agreements; added language to provide that no event of default shall occur unless the event was approved by the Board and opposed by Mr. Mitchell; and deleted events of default in the event of judgments against the Company or the guarantors, injunctions that restrain the Company or guarantors from performing under the loan agreement, default under guarantee, cross-default to other debt, breach of representations and warranties, breach of laws, and default under other loan documents or material agreements.

On July 28, 2020, the Special Committee, Mr. Mitchell, Noah M. Mitchell 4th, Ms. Bailey, Mr. Haynes, representatives of KMF Investments Partners, LP, and a representative of West Investment Holdings, LLC and Randy and Betsy Rochman met to address the open items in the July 26 draft merger agreement and the July 26 draft loan documents. With respect to the merger agreement, the parties discussed, among other things, the following revisions to the July 26 draft merger agreement: (i) revisions to the limitation to the conduct of business covenant to provide that a breach may occur based on an act or omission that is effectuated by an employee of the Company outside the employee’s scope of authority; (ii) addition of a closing condition that no more than 10% of the common shares owned by shareholders other than the Preferred Shareholder Group shall be dissenting shares; and (iii) revisions to the definition of company material adverse effect to provide that (a) the following events would not constitute a company material adverse effect: any acts or omissions authorized, approved, or directed by Mr. Mitchell and any dissenting rights asserted by a dissenting holder wherein the cumulative professional fees and costs to defend or resolve such proceedings are reasonably expected to be less than $450,000 in the aggregate, and (b) each of the following events would constitute a company material adverse effect: any adoption of additional currency controls within the country of Turkey, any increase of tax rates associated with converting Turkish Lira to U.S. Dollars or vice versa, or any increase of tax rates on expatriating cash out of the country of Turkey.

With respect to the loan agreement, the parties discussed the following revisions to the July 26 draft loan documents: (i) addition of affirmative covenants for existence, compliance with laws, litigation, further assurances, collateral, material agreements, insurance, business and operations, OFAC and anti-money laundering laws; (ii) addition of negative covenants for material agreements, OFAC and anti-money laundering laws, and negative pledge agreements; (iii) agreement that the Company and the Lender will use reasonable efforts to agree to budget modifications as needed (with a permitted 10% variance in a prior budget to the extent a new budget is not agreed to by both parties); (iv) revision to the limitation on events of default, such that no event of default shall occur if the action was authorized, approved, or directed by, or taken by an employee with the knowledge of, Mr. Mitchell; (v) addition of events of default in the event of invalidity of lien, judgments and attachments, judgments against the Company or the guarantors, injunctions that restrain the Company or guarantors from performing under the loan agreement, default under guarantee, cross-default to other debt, and default under other loan documents or material agreements; and (vi) addition of conditions for loan advances, including filing of the proxy statement associated with the approval of the merger agreement, continued pursuit of approval of the proxy statement by the SEC, sending notice of the special meeting to the Company’s shareholders, and continued pursuit of obtaining the votes necessary for approval of the merger agreement.

From July 29, 2020 through August 7, 2020, the Special Committee, the Mitchell Group, and their legal advisors finalized the language for the merger agreement and the loan documents.

On August 6, 2020 and August 7, 2020, the Special Committee met with Seaport and its legal advisors to review Seaport’s final presentation, which included an overview of the transaction timeline; Company considerations that Seaport considered as part of its analysis; bankruptcy analysis; a Company ownership summary; Company financial projections; market valuation analysis, including analysis of comparables, analysis of reserves, and Black-Scholes option analysis; engineering and geological information, a summary of the valuation impact from declining EBITDA; and dilution analysis.

On August 7, 2020, Seaport delivered its fairness opinion to the Special Committee and the Board. Following this presentation, the Special Committee voted unanimously to recommend to the Board that it, and thereafter the Board (other than Messrs. Mitchell, Rochman and Fite, each of whom abstained from voting) voted unanimously to (i) approve the merger, the merger agreement, the statutory merger agreement, the guaranty (as defined herein) (collectively, the merger agreement, the statutory merger agreement and the guaranty, the “merger documents”) and declare that the transactions contemplated by the merger documents are procedurally fair to, and advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders, (ii) declare that the merger consideration is fair to, both from a financial point of view and otherwise, and advisable and in the best interests of the Company’s shareholders, including the Company’s unaffiliated shareholders, (iii) direct that the adoption of the merger agreement and the statutory merger agreement be submitted to a vote at a special general meeting of the Company, (iv) approve the entry into the merger agreement and the statutory merger agreement (subject to approval of the Company’s shareholders), (v) submit the merger proposal to the Company’s shareholders for approval and adoption and (vi) recommend to the shareholders of the Company that they vote FOR the adoption of the merger proposal.

After this vote, on August 7, 2020, the Company and the counterparties thereto entered into the merger agreement and the loan agreement, and the Company filed a current report on Form 8-K and issued a press release announcing the execution of the merger agreement and the loan agreement.

On August 21, 2020, at a Board meeting of the Company, Mr. Mitchell proposed revisions to the loan agreement, whereby the Pledgors would propose to provide additional capital support to the Company in the form of extending pledges of personal collateral (“DenizBank pledges”) for the DenizBank loan beyond February 2021 in furtherance of a potential option to extend the DenizBank loan and obtain reduced amortization payments payable by the Company.  As a condition to extending pledges of personal collateral beyond February 2021, the Pledgors would require the Company to provide a security interest in the collateral to the Pledgors. The members of the Special Committee noted that they would review documents provided by the Lender.

On August 22, 2020, the Special Committee received a draft (the “August 22 draft loan agreement”) of an Amended and Restated Loan and Security Agreement (the “A&R loan agreement”) from the Lender, which provided that (i) the Lender would use commercially reasonable efforts to cause the DenizBank pledges to extend beyond February 2021 in furtherance of extending the maturity date of the DenizBank loan and (ii) the Company would grant a security interest in the collateral to the Lender on behalf of the Pledgors.

On August 28, 2020, the Special Committee met with its legal advisors to review the August 22 draft loan agreement. After discussion, the Special Committee concluded that the practical effect of the proposed A&R loan agreement would be to avoid or reduce the amount that would need to be borrowed from Lender, which is at a higher rate of interest than the DenizBank loan and, therefore, would be a financially preferable option to improving the Company’s liquidity. The Special Committee also agreed that the following revisions, among others, would need to be made to the August 22 draft loan agreement: (i) addition of signature page to require the Pledgors to be signatories to the A&R loan agreement, (ii) addition of an agreement that the Company would not be party to disagreements among the Lender and the Pledgors regarding the collateral, (iii) addition of agreement that the security interest in the collateral would not be granted to the Pledgors until DenizBank and the Company enter into an agreement to extend the maturity date of the DenizBank loan in exchange for the extension of the DenizBank pledges beyond February 2021, (iv) addition of agreement that the security interest in the collateral would be released when the DenizBank pledges are no longer in effect, and (v) deletion of an event of default in the event that the DenizBank pledges are in effect on the maturity date.

Following the meeting on August 28, 2020, the Special Committee sent a revised draft (the “August 28 draft loan agreement”) to the Lender, which reflected the revisions discussed at the Special Committee meeting on August 28, 2020.

On September 8, 2020, the Special Committee received a revised draft (the “September 8 draft loan agreement”) of the A&R loan agreement, which, among other things, added of an event of default in the event that the DenizBank Pledges are in effect on the maturity date.

From September 8, 2020 through September 15, 2020, the Special Committee, the Mitchell Group, and their legal advisors finalized the language of the A&R loan agreement.

On September 17, 2020, the Special Committee voted unanimously to recommend to the Board that it, and on September 22, 2020, the Board (other than Messrs. Mitchell, Rochman and Fite, each of whom abstained from voting) voted unanimously to, approve the A&R loan agreement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Both the Special Committee and the Board believe, based on their consideration of the factors described below, that the merger agreement and the transactions contemplated by it, including the merger, are substantively and procedurally fair to the Company and its shareholders, including the Company’s unaffiliated common shareholders.

The Special Committee

The Special Committee, with the advice and assistance of its outside legal and financial advisors, evaluated the merger, the terms and conditions of the merger agreement and the transactions contemplated thereby. Over the course of four months, the Special Committee held a number of meetings and led negotiations with the members of the Acquiring Group. At a meeting held on August 7, 2020, the Special Committee unanimously determined that the (i) the terms and conditions of the merger and the merger documents are procedurally fair to, and advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders, and (ii) the merger consideration is fair to, both from a financial point of view and otherwise, and advisable and in the best interests of the Company’s shareholders, including the Company’s unaffiliated shareholders. The Special Committee further unanimously resolved to recommend that (i) the Board approve the merger and the merger documents, (ii) the Board approve entry into the statutory merger agreement (subject to approval of the Company’s shareholders), (iii) the Board submit the merger, the merger agreement and the statutory merger agreement to the Company’s shareholders for approval and adoption with the fair value per share stated in the notice of special general meeting contained in any proxy statement for the purposes of section 106(2)(b) of the Companies Act as an amount equal to the merger consideration, and (iv) the Company’s shareholders vote in favor of the approval and adoption of the merger, the merger agreement and the statutory merger agreement.

In evaluating the proposed merger agreement and the transactions contemplated thereby, including the merger, the Special Committee consulted with the Special Committee’s outside legal and financial advisors, consulted with the executive officers of the Company, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•

the fact that, as a condition to the closing of the merger, the merger agreement must be adopted by the Company’s shareholders, which allows for an informed vote by the shareholders on the merits of the merger;

•

the fact that the merger consideration consists solely of cash, providing the Company’s common shareholders with certainty of value and liquidity upon consummation of the merger, and allowing the Company’s common shareholders to immediately realize a certain and fair value for their common shares and eliminating any uncertainty in valuing the consideration to be received by such common shareholders and allowing common shareholders the ability to pursue other investment alternatives;

•

recent and historical market prices for the Company’s common shares, as compared to the merger consideration, including the fact that the merger consideration of $0.13 per share represents an approximate discount of 62% to the trading price for the Company’s common shares on the NYSE American on August 6, 2020, the last trading day before the announcement of the merger;

•

factors that distort the market price of the Company’s common shares, including, among others, limited equity research coverage, lack of market awareness regarding the content of the Company’s filings with the SEC, confusion on treatment of the preferred stock as debt versus equity, and a perceived market view that Mr. Mitchell will continue to provide his personal assets to backstop the Company’s debt and invest additional capital into the Company;

•

the Special Committee’s belief, based on negotiations with the Acquiring Group, that the Acquiring Group’s offer of $0.13 per common share in cash was the highest per common share consideration that the Acquiring Group would be willing to offer to acquire the unaffiliated common shares;

•

the fact that no third-party acquiror had indicated an interest in acquiring the Company despite (i) extensive third-party marketing efforts by a respected investment banker in 2018 and (ii) several filings with the SEC from April to August 2020 that the Company was in non-exclusive negotiations regarding a sale of the Company;

•

the fact that any potential third-party acquiror would trigger a change of control under the preferred shares, requiring the Company to redeem the preferred shares for at least $46.5 million of cash, which exceeded Seaport’s average enterprise value for the Company of $42.1 million;

•	the fact that the Company would exhaust its cash position by the end of 2020 without the infusion of new capital or collateral;

•

the fact that even with the $8.0 million loan from Dalea Investment Group, LLC, an affiliate of Mr. Mitchell, and after considering cash on hand, projected future cash flow from operations, and the Company’s swap contract with DenizBank through February 2021, the Company’s current liquidity position is severely constrained and substantial doubt exists regarding the Company’s ability to continue as a going concern;

•	the fact that oil and gas production levels and projected future commodity prices do not provide adequate cash flow to fund additional development net of operating expenses and debt retirement;

•	the fact that absent additional exploration and development, oil and gas production will continually decline, further reducing revenues and exacerbating the Company’s liquidity issues;

•

the fact that given the limited financial liquidity of the Company and its inability to pay cash dividends to the preferred shareholders for the foreseeable future, the Company’s shareholders would continue to be diluted by dividends paid to preferred shareholders in the form of common shares;

•

the fact that without additional sources of capital, the Company does not have adequate internally generated cash flow forecasted to repay its liabilities before its most valuable oil and gas production licenses expire in Turkey;

•

the belief that the value to unaffiliated common shareholders of the Company continuing as a public company would not be as great as the merger consideration, due to the public market’s emphasis on short term results and the potential risks and uncertainties associated with the near-term prospects of the Company;

•

the financial analyses provided by Seaport and reviewed with the Special Committee as well as the written opinion of Seaport, dated August 7, 2020, to the Board and the Special Committee as to, as of such date, the fairness, from a financial point of view, to the holders of common shares as it relates to the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement. See “Opinion of Seaport Gordian Energy LLC” beginning on page 32 of this proxy statement;

•

the fact that the Special Committee retained Akin Gump, a nationally recognized legal advisor, and Seaport, a nationally recognized financial advisor, each of which has experience in transactions similar to the merger, and that these legal and financial advisors were involved throughout the process and updated the Special Committee directly and regularly; and

•

the Special Committee’s review of the structure of the merger agreement and the financial and other terms of the merger agreement, including, among others, the following specific terms of the merger agreement:

o

the limited and customary conditions to the parties’ obligations to complete the merger, and the commitment by Parent and Merger Sub to use their commercially reasonable efforts to take or cause to be taken certain actions to consummate the merger;

o

the fact that there are no unusual requirements or conditions to the merger, increasing the likelihood that the merger will be consummated and that the consideration to be paid to the unaffiliated common shareholders of the Company in the merger will be received;

o	the absence of a financing condition in the merger agreement;

o

the fact that Dalea is providing the guaranty in favor of the Company, pursuant to which Dalea is guaranteeing certain payment and performance obligations of Parent and Merger Sub in connection with the merger;

o

subject to compliance with the merger agreement and prior to the time our shareholders approve the merger proposal, the ability of the Company, its representatives and the Board (acting through the Special Committee) to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if the Special Committee has determined in good faith (i) after consultation with its financial advisor and outside legal counsel that such acquisition proposal constitutes, or is reasonably likely to lead to a superior proposal and (ii) after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

o	the ability of the Board, subject to certain conditions, to change its recommendation with respect to the merger proposal;

o	the Company’s ability to specifically enforce Parent’s and Merger Sub’s obligations under the merger agreement in certain circumstances, including their obligations to consummate the merger;

o	the customary nature of the representations, warranties and covenants of Parent and Merger Sub in the merger agreement; and

o

the availability of appraisal rights under Bermuda law to the Company’s shareholders who do not vote in favor of the merger proposal and comply with all of the required procedures under Section 106 of the Companies Act, which is the appraisal rights statute applicable to Bermuda companies.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Special Committee believes the following factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Company’s unaffiliated shareholders:

•	the Special Committee consisted entirely of independent and disinterested directors not affiliated with the Acquiring Group;

•

the Board delegated to the Special Committee the exclusive power and authority to retain its own legal and financial advisors, to consider and negotiate the terms and conditions of the proposed transaction with the Acquiring Group, (ii) examine the advantages and disadvantages of a proposed transaction and (iii) recommend to the Board whether to pursue the proposed transaction and, if so, on what terms and conditions;

•

other than their receipt of Board fees and, as applicable, Special Committee fees (none of which are contingent upon the consummation of the merger or the Special Committee’s or the Board’s recommendation or approval of the merger), and their interests described in “Special Factors— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement, the members of the Special Committee have no financial interest in the merger that is different from, or in addition to, the interests of the unaffiliated common shareholders;

•

the Special Committee was deliberate in its process, taking four months to analyze and evaluate the Mitchell Group’s proposals and to negotiate the terms of the proposed merger with the Mitchell Group, and later the entire Acquiring Group; and

•

the terms and conditions of the merger agreement, including the Company’s ability to terminate after February 3, 2021 if the merger has not occurred prior to such date, which allows the Company to ensure that the merger is consummated as negotiated by the Special Committee.

The Special Committee also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the transactions contemplated thereby, including, but not limited to, the following (not necessarily in order of relative importance):

•

the fact that the $0.13 per share of merger consideration to be paid in respect of each common share represents a discount of approximately 62% to the closing price per common share of $0.34 on August 6, 2020 on the NYSE American, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement;

•

the fact that, subsequent to the consummation of the merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent the unaffiliated common shareholders from participating in any value creation the business could generate, as well as any future appreciation in the Company’s value;

•

the fact that the Company will be prohibited from initiating, soliciting, or knowingly encouraging or facilitating the making of, an alternative acquisition proposal, from participating in any discussions or negotiations regarding, or providing any confidential or non-public information to any person relating to an acquisition proposal, or otherwise knowingly facilitating any effort or attempt to make an acquisition proposal, subject to certain exceptions;

•

the fact that Parent’s and Merger Sub’s obligations to consummate the merger are subject to certain conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside the Company’s control;

•

the fact that if the merger is not consummated the Company’s directors and officers will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction;

•

the fact that under the terms of the merger agreement, the Company has agreed that it will conduct its business in the ordinary course and that subject to Parent’s consent, the Company will not take a number of specific actions related to the conduct of its business, and the possibility that these terms may limit the Company’s ability to pursue business opportunities that it would otherwise pursue;

•

the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the merger is consummated;

•

the fact that if the Company terminates the merger agreement under certain circumstances relating to superior proposals, the Company must reimburse Parent for all reasonable, documented out-of-pocket fees and expenses, including reasonable attorney fees, incurred in furtherance of approval and consummation of the transactions contemplated by the merger agreement, subject to a cap of $350,000 in the aggregate; and

•	the fact that the merger consideration will be taxable to the Company’s taxpaying shareholders.

The Special Committee concluded that the potential benefits that it expected the unaffiliated common shareholders would achieve as a result of the merger outweighed the risks and potentially negative factors relevant to the merger.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate decision. The Special Committee based its recommendation on the totality of the information presented. Accordingly, the Special Committee has decided that it is in the best interest of the Company and the unaffiliated common shareholders to undertake the merger at this time for the reasons described above.

The foregoing discussion of the information and factors considered by the Special Committee is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 50 of this proxy statement.

Recommendation of the Board

On August 7, 2020, based primarily on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board (other than Messrs. Mitchell, Rochman and Fite, each of whom abstained from voting) voted unanimously to:

•

approve the merger, the merger agreement, and the guaranty and declare that the transactions contemplated by the merger documents are procedurally fair to, and advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders;

•

declare that the merger consideration is fair to, both from a financial point of view and otherwise, and advisable and in the best interests of the Company’s shareholders, including the Company’s unaffiliated shareholders;

•	direct that the adoption of the merger agreement and the statutory merger agreement be submitted to a vote at a special general meeting of the Company;

•	approve the entry into the merger agreement and the statutory merger agreement (subject to approval of the Company’s shareholders);

•	submit the merger proposal to the Company’s shareholders for approval and adoption; and

•	recommend to the shareholders of the Company that they vote “FOR” the adoption of the merger proposal.

The Board unanimously recommends that you vote “FOR” the merger proposal.

The Board believes, based on its considerations of the factors described above, that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to the Company and its shareholders, including the Company’s unaffiliated common shareholders. In accepting the Special Committee’s recommendations and concluding that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its shareholders, including the Company’s unaffiliated shareholders, the Board considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own analysis the Special Committee’s analyses and conclusions in their entirety. Other than the merger agreement, the statutory merger agreement and the transactions contemplated thereby, the Board is not aware of any firm offer made by any person during the two years prior to the date of the merger agreement for (i) a merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the assets of the Company, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of Seaport Gordian Energy LLC

On August 7, 2020, Seaport delivered its written opinion to the Board and the Special Committee as to, as of such date, the fairness, from a financial point of view, to the holders of common shares as it relates to the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement.

Seaport’s opinion was provided for the benefit of the Board and the Special Committee (in each case, solely in its capacity as such), in connection with and for the purposes of the Board’s and the Special Committee’s consideration of the merger. The opinion only addressed the fairness, from a financial point of view, to the holders of common shares as it relates to the merger consideration to be received by such shareholders in the merger pursuant to the merger agreement and did not address any other term or aspect of the merger agreement or the merger. The summary of Seaport’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Seaport in connection with the preparation of its opinion. However, neither Seaport’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise. The decision as to whether to proceed with the proposed merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Seaport’s opinion was based.

In connection with its opinion, Seaport, among other things:

•

reviewed all relevant public filings and press releases including, but not limited to, financial statements, reserve reports, SEC filings, press releases and presentations including those directly related to the merger;

•	analyzed certain internal financial statements and other financial and operating data (including financial projections) of the Company prepared by management;

•	discussed with the management of the Company the operations and future business prospects of the Company and the anticipated future consequences of the transaction;

•	discussed the financial condition of the Company with management and its ability to meet its future liquidity needs;

•

reviewed the December 31, 2019 DeGolyer and MacNaughton reserve database and updated production forecasts for existing wells based on the most recent production rates and pricing differentials provided by the Company as well as lease operating expense inputs based on provided lease operating statements;

•

created a volumetric reserve model based upon Company-provided data in order to classify and quantify producing and upside locations into reserve categories for the purpose of including them in the reserve database;

•	created and evaluated estimates of the oil and gas reserves of the Company under various pricing scenarios and discount rates;

•	compared financial and production estimates to other publicly-traded companies and certain transactions that Seaport determined were relevant;

•	analyzed the impact of dilution to common shareholders based upon various share prices to demonstrate the dilutive impact of the common share dividends paid to the preferred shareholders;

•

utilized various valuation techniques that Seaport believes are customarily used in investment banking practice for developing fairness opinions as they pertain to the oil and gas industry including reserve analysis, equity comparables, transaction comparables, and Black-Scholes options analysis; and

•	performed such other analysis and provided such other services as Seaport has deemed appropriate.

Seaport’s opinion was subject to the following additional qualifications and limitations, with the Board’s and the Special Committee’s consent:

•

Seaport relied on the accuracy and completeness of the information, including but not limited to reserve reports, reserve data, financial reports, and financial projections, provided by the Company in connection with the preparation of the opinion, and the opinion is based on this information;

•	Seaport did not assume any responsibility for independent verification of the accuracy and/or completeness of any of the provided information;

•	the Company’s management assured Seaport that they are not aware of any relevant information that was omitted or undisclosed to Seaport;

•

although Seaport conducted its analysis and projections as it pertains to oil and gas reserves, the initial production data used in connection with those forecasts was provided by the Company and deemed reasonable and suitable for the analysis;

•

as it relates to the internal financial projections provided by the Company, Seaport assumed that these forecasts were reasonably prepared and reflect the most appropriate estimates for the Company’s performance;

•

Seaport did not make any assumptions as to future market trends in the oil and gas industry in terms of commodity prices used in its analysis and relied on Brent futures pricing as well as Company provided estimates for gas pricing in Turkey, which, due to the possibility of significant future volatility, could have a material impact on Seaport’s opinion;

•	Seaport did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company; and

•	Seaport assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct, and complete in all material respects.

Material Financial Analyses

In reaching its opinion, Seaport applied and considered the results of valuation methods that Seaport believes are customarily used in developing fairness opinions for oil and gas companies within the investment banking practice.  The following is a summary of the material financial analysis utilized by Seaport in connection with providing its opinion and does not claim to be a complete description of the analysis underlying the Seaport opinion.

Publicly Traded Equity Comparables Analysis

Seaport used publicly available information in order to identify the following comparable companies for its analysis: Lukoil PJSC, MOL Hungarian Oil & Gas, OMV AG, Energean Plc, Serinus Energy Plc, Enwell Energy Plc, JFX Oil & Gas Plc, Gulf Keystone Petroleum Limited, ShaMaran Petroleum Corp., Genel Energy Plc, and Valeura Energy Inc. Given a lack of directly comparable companies operating in Turkey, Seaport expanded its screening criteria to include large international exploration and production companies, as well as other regional operators and operators in Israel, Ukraine, and Kurdistan. Seaport utilized like-sized companies in terms of enterprise value, but also included substantially larger companies in order to get a more general sense of where international oil and gas companies are trading in the market.

The implied values based on comparable company analysis generated the multiple ranges below. In order to eliminate outlier multiples, Seaport concentrated on a trimmed mean by excluding values falling outside of the 1st and 3rd quartiles, as reflected below.

	Enterprise Value /
	2020E EBITDA (x)	2021E EBITDA (x)	2020E Production ($/Boed)	2021E Production ($/Boed)
Average	9.2x	3.1x	$24,200	$20,700
1st Quartile	3.6x	2.6x	$12,000	$11,600
3rd Quartile	5.3x	3.6x	$39,800	$26,200
Trimmed Average	4.5x	2.9x	$23,900	$20,100

Net Asset Value Analysis

Seaport conducted a net asset valuation based on the oil and gas reserves provided by the Company and further analyzed by Seaport. For oil price, Seaport used a Brent Oil Strip Price as of July 27, 2020, where averages were used for 2020, 2021, 2022, 2023, and then held flat based on the average of all price quotes from 2024+.  Brent Oil Strip Pricing as of July 27, 2020: $44.27 per barrel of oil for 2020; $46.37 per barrel of oil for 2021; $48.23 per barrel of oil for 2022; $49.86 per barrel of oil 2023; $52.97 per barrel of oil for 2024 and after.  Natural gas prices in Turkey are set annually by the government so a flat price of $5.40 per MMBtu was used throughout the life of Seaport’s reserve analysis. Estimates regarding differentials were provided by the Company. Seaport evaluated each well’s decline and forecasted future production based on its best estimates for future production. Operating expenses were determined based on trailing twelve month lease operating statements provided by the Company

Because of the lack of capital available to the Company to continue development of the Company’s oil and gas assets, Seaport limited its valuation analysis to only proved developed producing reserves (“PDP”).  Seaport used discount rates of 15% to 25% in order to arrive at the net asset values below. The discounted cash flows associated with the PDPs do not include any adjustment for overhead costs, interest expenses, dividends, or cost of hedging.

	Discount Rate
	15%	25%
Proved Developed Producing ($MM)	$59.46	$47.08

Comparable Transactions Analysis

Given a lack of available public data on international transactions in Turkey, Seaport utilized various comparable transactions in the U.S. in order to determine valuation metrics. Because of the current commodity price environment, most transactions completed in 2020 have allocated all value to production, with little to no value attributed to acreage value. As a result, Seaport used publicly available transaction data in order to determine valuation ranges based on a $ per daily Boe metric. Seaport used the 1st and 3rd quartiles of the data analyzed in order to determine the range of valuation metrics shown below.

Enterprise Value /
$ / Daily Boe
1st Quartile	$5,056
3rd Quartile	$30,837

TransAtlantic Valuation Summary

Utilizing the publicly available equity comparables analysis, net asset value analysis, and the comparable transactions analysis discussed above, Seaport was able to derive the following enterprise value estimates for the Company:

TransAtlantic Metric	Valuation Technique	Value	Multiple Range	Implied Enterprise Value
2020E EBITDA ($MM)	Equity Comparables	$10.35	3.6x -	$37.3
			5.3x	$54.9
2021E EBITDA ($MM)	Equity Comparables	$6.94	2.6x -	$18.0
			3.6x	$25.0
2020E Production (MBoed)	Equity Comparables	2.23	$12,000 -	$26.7
			$39,800	$88.6
2021E Production (MBoed)	Equity Comparables	1.86	$11,600 -	$21.5
			$26,200	$48.7
Current Production (MBoed)	Transaction Comparables	2.19	$5,100 -	$11.1
			$30,800	$67.3
PDP Present Value ($MM)	Net Asset Value	N/A	25%	$47.1
			15%	$59.5
Average Enterprise Value				$42.1

The above analysis suggesting an average enterprise value based on market comparables of $42.1 million compares to the transaction value of $60.9 million.  The market comparable average enterprise value equates to a negative share price of $0.14 per common share adjusting for repayment of liabilities and preferred shares compared to the transaction value of $0.13 per common share.

Other Valuation Analysis

In order to validate the valuation analysis performed above, Seaport utilized Black-Scholes options analysis in order to value the common shares from the perspective that they are effectively an option on the price of oil. The following assumptions were used in this analysis:

•	Underlying Price: $36 million (based on indicative valuation of approximately $42 million; adjusted for bank debt and hedge liability);

•	Strike Price: $46.1 million (face value of preferred shares);

•	Risk-Free Interest Rate: 0.22%;

•	Expected Life of Option: 1 to 5 years;

•

Volatility: 50% to 100% (using Brent crude prices, six-month to two-year volatilities range from 50% to over 100%, which are considered to be very high and reflect the enormous turmoil in the energy sector); and

•	Dividend Yield: 17.93% (based on 14% blended interest - average of cash and non-cash rate).

These inputs generated a theoretical value attributable to the equity of the Company of between $2.0 and $9.6 million, or $0.03 to $0.14 per common share, excluding the dilution resulting from any future common share dividends paid to the preferred shareholders.  Adding in one and two future common share dividends paid to the preferred shareholders at an assumed per share price of $0.31 would reduce the range to $0.03 – $0.13 and $0.02 – $0.12 per common share, respectively. This valuation technique was not used in Seaport’s valuation analysis above and instead was used more for illustrative purposes.  These ranges compare to a Transaction Value of $0.13 per common share.

Additional Information

Additionally, Seaport evaluated the Company’s proved producing reserves at July 1, 2020 factoring in various commodity prices and using various discount factors and determined that a $0.13 offer per common share generates a rate of return on the producing assets of approximately 14% at Brent Oil Strip Pricing as of July 27, 2020, excluding any general and administrative costs or cost of capital.

By contrast, Seaport evaluated the remaining producing reserves to be produced as of January 1, 2021. Factoring in various commodity prices, various discount factors and the projected year-end financial statements of the Company, Seaport determined that, after taking into account two additional common share dividends paid to the preferred shareholders, a $0.13 offer per common share generates a rate of return on the producing assets of approximately 9% at Brent Oil Strip Pricing as of July 27, 2020, excluding any general and administrative costs or cost of capital.

Preliminary Discussion Materials

In addition to the material financial analyses described above contained in Seaport’s August 7, 2020 financial presentation to the Special Committee in connection with Seaport’s opinion, dated August 7, 2020, as summarized above, Seaport also provided, for informational purposes, preliminary discussion materials to the Special Committee as summarized below.

The preliminary financial considerations and other information in the preliminary discussion materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information made available to Seaport as of, the date of such materials. Accordingly, to the extent preliminary financial analyses or information were included in such preliminary discussion materials, such preliminary financial analyses or information may have differed from the August 7, 2020 financial presentation as a result of, among other things, changes in the Company’s internal financial forecasts, estimates and assumptions, such financial, economic, monetary, market and other conditions and circumstances and other information. Seaport also continued to refine various aspects of such preliminary financial considerations and other information. The August 7, 2020 financial presentation superseded the preliminary discussion materials. The preliminary discussion materials did not constitute an opinion of, or recommendation by, Seaport with respect to a possible transaction or otherwise.

The May 21, 2020 preliminary discussion materials contained, among other things, information regarding the Company, including financial projections of the Company, market valuation, the Company’s assets and reserves and the proposal from the Mitchell Group. For more information, see “—Background of the Merger.”

The May 23, 2020 preliminary discussion materials contained, among other things, information regarding the Company’s equity ownership and capital structure, the proposal from the Mitchell Group, and the Company’s reserves. For more information, see “—Background of the Merger.”

The May 26, 2020 preliminary discussion materials contained, among other things, information regarding the proposal from the Mitchell Group and value considerations. For more information, see “—Background of the Merger.”

Other Matters

Seaport, as an associated person of Seaport Global Securities LLC and Gordian Group, LLC, acted as financial advisor to the Special Committee to assist the Special Committee in the evaluation of corporate and balance sheet related shareholder value enhancing alternatives, which assistance included providing the Special Committee with an estimated valuation of the Company and its assets as a going concern and rendering an opinion with respect to any potential sale or merger transaction, if requested by the Committee. Seaport received an initial fee of $100,000, which will be allocated among its members equally, for work related to the valuation of the Company. With respect to the opinion, Seaport was paid a fixed fee of $250,000, which will be allocated among its members equally, upon rendering the opinion. No portion of such fee was contingent upon the conclusion expressed in the opinion or whether the merger is successfully completed. The Company has also agreed to reimburse Seaport for certain out-of-pocket and incidental expenses and to indemnify Seaport and its members for certain liabilities arising out of its engagement as financial advisor. In the ordinary course of business, Seaport and its members may actively trade the public securities of the Company for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities; provided, that with respect to all information concerning or related to the Company, the merger agreement or the merger, Seaport’s investment banking and financial advisory services personnel are obligated to hold such information in strict confidence and such information will remain confidential and will not be used in connection with trading activities involving the Company’s securities.

Certain Unaudited Prospective Financial Information Concerning the Company

The Company does not, as a matter of general practice, publicly disclose financial projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the Company has elected to provide the unaudited prospective financial information set forth below (the “Company Projections”) in order to provide its shareholders access to selected non-public unaudited prospective financial information that was prepared in connection with the evaluation of the merger and was provided to Seaport in order for it to prepare its financial analyses and its opinion rendered to the Board and the Special Committee on August 7, 2020. The Company Projections were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company as to the matters covered thereby. You should note that the prospective financial information constitutes forward-looking statements, and that the prospective financial information was not prepared with a view toward public disclosure. Inclusion of this information should not be regarded as an indication that the Company or any of its affiliates, officers, employees, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that the Company would provide should the merger not be consummated. No person has made or makes any representation to any shareholder or other person regarding the Company’s ultimate performance compared to the Company Projections or that forecasted results set forth in the Company Projections will be achieved. The Company has made no representation concerning the Company Projections or any financial forecast. Readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. See “Cautionary Note Regarding Forward-Looking Statements.”

The Company Projections were prepared for internal use and are subjective in many respects. Additionally, the Company Projections do not take into account any circumstances or events occurring after the date they were prepared. While presented with numeric specificity, the Company Projections reflect numerous estimates and assumptions of the Company’s management with respect to operating expense, capital expenditures, industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s business, many of which are beyond the Company’s control. As a result, there can be no assurance that the financial results included in the Company Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Company Projections cover multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the Company Projections not being achieved. For a description of some of these factors, the Company’s shareholders are urged to review the Company’s most recent SEC filings as well as “Cautionary Note Regarding Forward-Looking Statements.” Economic and business environments can and do change quickly which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the Company Projections will be achieved. The Company Projections were not prepared with a view toward complying with United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of the Company Projections. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the Company Projections do not take into account any circumstances or events occurring after the date of their preparation and the Company does not intend to make publicly available any update or other revision to the Company Projections.

	(1)4Q2020E	1Q2021E	2Q2021E	3Q2021E	4Q2021E
	(in millions)
Income Statement
Revenue	$ 5.4	$ 5.6	$ 6.5	$ 6.3	$ 6.3
Adjusted EBITDAX(2)	0.9	1.1	2.1	1.9	1.8
Balance Sheet
Cash	$ (0.4)	$ (3.7)	$ (1.8)	$ (0.2)	$ 1.1
Total Assets	88.1	86.3	88.1	89.4	91.1
Total Debt	2.7	-	-	-	-
Net Debt	3.1	3.7	1.8	0.2	(1.1)
Preferred Equity	46.1	46.1	46.1	46.1	46.1
Cash Flow Statement
Cash Flow from Operations	$ (0.2)	$ 0.0	$ 2.1	$ 1.6	$ 1.5
Capital Expenditures (excluding dry hole costs)	0.5	0.7	0.2	-	0.2
Cash Flow from Financing	(4.0)	(2.7)	-	-	-
Free Cash Flow (3)	(0.7)	(0.7)	2.0	1.6	1.3
Operating Profile
Net Oil production (Mbbl)	188	177	167	159	158
Net Gas Production (MMcf)	3	3	13	52	33
Total Production (Mboe)	189	178	169	167	164
Net Production per day (Mboe/d)	2.1	2.0	1.8	1.8	1.8
Drilling and Completion Capital Expenditures	$ 0.5	$ 0.7	$ 0.2	$ -	$ 0.2

Facilities Capital Expenditures	-	-	-	-	-
Total Capital Expenditures	0.5	0.7	0.2	-	0.2

	(1)2020E	2021E	2022E	2023E	2024E	2025E
	(in millions)
Income Statement
Revenue	$ 26.0	$ 24.8	$ 25.5	$ 29.3	$ 32.0	$ 25.2
Adjusted EBITDAX(2)	10.4	6.9	9.0	12.2	14.8	11.8
Balance Sheet
Cash	$ (0.4)	$ 1.1	$ 7.6	$ 9.4	$ (27.5)	$ (17.2)
Total Assets	88.1	91.1	97.9	110.7	73.6	82.4
Total Debt	2.7	-	-	-	-	-
Net Debt	3.1	(1.1)	(7.6)	(9.4)	27.5	17.2
Preferred Equity	46.1	46.1	46.1	46.1	-	-
Cash Flow Statement
Cash Flow from Operations	$ 11.1	$ 5.2	$ 6.7	$ 11.8	$ 9.3	$ 10.7
Capital Expenditures (excluding dry hole costs)	4.9	1.1	0.2	10.0	0.1	0.3
Cash Flow from Financing	(17.4)	(2.7)	-	-	(46.1)	-
Free Cash Flow(3)	6.2	4.1	6.5	1.8	9.1	10.3
Operating Profile
Net Oil production (Mbbl)	802	661	611	679	693	548
Net Gas Production (MMcf)	64	101	167	165	133	92
Total Production (Mboe)	813	678	639	707	715	563
Net Production per day (Mboe/d)	2.2	1.9	1.8	1.9	2.0	1.5
Drilling and Completion Capital Expenditures	$ 6.6	$ 1.1	$ 0.2	$ 10.0	$ 0.1	$ 0.3
Facilities Capital Expenditures	-	-	-	-	-	-
Total Capital Expenditures	6.6	1.1	0.2	10.0	0.1	0.3

_________________

(1)

“E” denotes that these Company Projections are merely estimates of prospective financial information for the respective time period, which estimates are subject to the risks, uncertainties and other factors described above with respect to such Company Projections.

(2)

Adjusted EBITDAX is a non-GAAP financial measure that represents net loss plus interest and other income, net, income tax (benefit) expense, exploration, abandonment, and impairment, seismic and other exploration expense, foreign exchange loss, share-based compensation expense, (gain) loss on commodity derivative contracts, cash settlements on commodity derivative contracts, accretion of asset retirement obligation, depreciation, depletion, and amortization and loss on sale. The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance on a consistent basis without regard to depreciation, depletion, and amortization, impairment of oil and natural gas properties, exploration expenses, and foreign exchange gains and losses among other items, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income prepared in accordance with GAAP. Net income may vary materially from Adjusted EBITDAX.

(3)

Free Cash Flow is defined as cash flow from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure that excludes amounts included in cash flow from operations, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to cash flow from operations or other measures derived in accordance with GAAP.

Position of the Acquiring Group as to the Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each member of the Acquiring Group may be deemed to be an affiliate of the Company and is therefore required to express its beliefs as to the substantive and procedural fairness of the merger to the unaffiliated common shareholders of the Company. The members of the Acquiring Group are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of the Acquiring Group as to fairness of the proposed merger should not be construed as a recommendation to any of the Company’s shareholders as to how you should vote on the merger agreement proposal.

The Acquiring Group has interests in the merger that are different from, or in addition to, the interests of the Company’s unaffiliated shareholders, as further described under - “Interests of the Company’s Directors and Executive Officers in the Merger”.  In light of these different interests, and the fact that Mr. Mitchell is an officer of the Company and a member of the Board, Mr. Fite is a member of the Board and Mr. Rochman is a member of the Board, the Board established the Special Committee consisting solely of independent and disinterested directors who are not affiliated with the Acquiring Group (other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44) to negotiate with the Acquiring Group, with the assistance of independent legal and financial advisors. None of the Acquiring Group participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated shareholders. For these reasons, the Acquiring Group does not believe that their interests in the merger influenced the decision of the Special Committee or the Board with respect to the merger agreement or the merger.

The unaffiliated common shareholders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement, with the assistance of the Special Committee’s legal and financial advisors. The Acquiring Group has not performed, nor engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the unaffiliated common shareholders of the Company.

The Acquiring Group did not receive a report, opinion or appraisal from an outside party with respect to the transactions contemplated by the merger agreement, the merger, the valuation of the Company or the tax benefits that would be available to the Acquiring Group as a result of the merger. Based on the Acquiring Group’s knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee described in the section entitled “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 28 of this proxy statement, with which the Acquiring Group agrees and which the Acquiring Group has adopted, the Acquiring Group believes that the merger is substantively and procedurally fair to the unaffiliated common shareholders of the Company. Notwithstanding that the Acquiring Group may not rely upon the opinion provided by Seaport to the Board and the Special Committee, the Acquiring Group considered the fact that Seaport delivered a written opinion to the Board and the Special Committee on August 7, 2020 as to, as of such date, the fairness, from a financial point of view, to the holders of common shares as it relates to the merger consideration to be received by such shareholders.

In connection with its determination, and in addition to the analysis and resulting conclusions of, the Board and the Special Committee described in the section entitled “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 28 of this proxy statement, with which the Acquiring Group agrees and which the Acquiring Group has adopted, the Acquiring Group considered the following specific factors (not necessarily in order of relative importance):

•	each of Mr. Mitchell, Mr. Fite and Mr. Rochman, members of the Board, in order to avoid any potential conflicts of interest, abstained from all votes and recommendations with respect to the merger;

•

the merger consideration of $0.13 per share, to be paid solely in cash, provides immediate cash liquidity to the Company’s shareholders, thus eliminating any uncertainty in valuing the merger consideration;

•	absent a transaction, the Company’s ability to continue operating as a going concern was in substantial doubt;

•

even with the $8.0 million loan from Dalea Investment Group, LLC, an affiliate of Mr. Mitchell, and after considering cash on hand, projected future cash flow from operations, and the Company’s swap contract with DenizBank through February 2021, the Company’s current liquidity position is severely constrained and substantial doubt exists regarding the Company’s ability to continue as a going concern;

•

oil and gas production levels and projected future commodity prices do not provide adequate cash flow to fund additional development net of operating expenses, debt retirement, and cash dividends on the preferred shares;

•	absent additional development, oil and gas production will continually decline;

•	common shareholders would continue to be diluted by dividends paid to preferred shareholders in the form of common shares if the Company does not have adequate cash to pay its dividends in cash;

•	the certificate of designation of the preferred shares mandates that the Company redeem the preferred shares at face value in 2024;

•	the transaction was structured to require informed consent and approval by 75% of the shareholders that vote;

•

the Company’s shareholders who do not vote in favor of the merger agreement proposal and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Bermuda law, which allows shareholders to have the fair value of their shares determined and paid to them in cash;

•

the requirements or conditions to the merger are customary in the Acquiring Group’s opinion, and the merger is not conditioned on any financing being obtained by the Acquiring Group, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the shareholders;

•	the Board or Special Committee are permitted to withdraw or change its recommendation of the merger or merger agreement, and to terminate the merger agreement in certain circumstances;

•	there are no termination or break-up fees payable pursuant to the merger agreement;

•

the Board established a Special Committee, consisting of unaffiliated and independent directors, to review evaluate and negotiate the merger, as well as the lack of potential alternatives thereto, and make a recommendation to the Board with respect to the merger;

•	the Special Committee was deliberative in its process in analyzing, evaluating and negotiating the terms of the proposed merger agreement;

•	the Special Committee retained independent financial and legal advisors, each of which has extensive experience in the transactions similar to the proposed merger;

•

the merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the Special Committee (and its advisors) and the Acquiring Group (and its advisors);

•	the liquidity and cash flow constraints of the Company, and the adverse effect of such constraints on the common and preferred shareholders,

•

the Special Committee unanimously determined that the merger agreement and the merger are fair to, advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders;

•

the Special Committee received an opinion from Seaport, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the Company’s shareholders, including the Company’s unaffiliated shareholders, was fair, from a financial point of view, to such shareholders (see “Opinion of Seaport Gordian Energy LLC” beginning on page 32 of this proxy statement); and

•	the Special Committee had no obligation to recommend the adoption of the merger agreement proposal or any other transactions.

The Acquiring Group believes that the foregoing factors support its determination with respect to the fairness of the merger to the unaffiliated common shareholders of the Company. The Acquiring Group’s view as to the fairness of the merger to unaffiliated common shareholders is not a recommendation as to how any such common shareholder should vote on the merger agreement. The foregoing discussion of the information and factors considered by the Acquiring Group, while not exhaustive, is believed to include all material factors considered by the Acquiring Group. The Acquiring Group did not find it practicable, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to such unaffiliated common shareholder. Rather, the Acquiring Group made the fairness determinations after consideration of all the foregoing factors as a whole.

Purposes and Reasons of Acquiring Group for the Merger

If the merger is completed, the Company will become a Texas limited liability company and wholly-owned subsidiary of Parent, and the Company’s common shares will cease to be publicly traded. For the Acquiring Group, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which all common shareholders of the Company (including the unaffiliated common shareholders of the Company) will be cashed out for $0.13 per share in cash, without interest, less any applicable withholding taxes. After the merger, the Company’s common shares will no longer be publicly traded and Parent will solely bear the risks, and be entitled to the benefits, of ownership of the Company. Upon consummation of the merger, all common shareholders  (including unaffiliated common shareholders) will immediately realize the value of their investment in the Company through their receipt of the merger consideration of $0.13 per share in cash, representing a discount of approximately 62% to the closing price per common share of $0.34 on August 6, 2020 on the NYSE American, the last trading day before the announcement that the Company, Parent and Merger Sub had entered into the merger agreement.

The members of the Acquiring Group believe that the Company’s liquidity crisis, as described in the Company’s annual report and most recent quarterly report (and which the Acquiring Group believes has been exacerbated by commodity prices) will materially adversely impact the Company and will result or has resulted in the Company’s inability (i) to continue as a going concern, (ii) to increase cash flow and prevent the continuation of diminishing income due to a lack of capital for new cash producing assets, (iii) to pay cash dividends on the preferred shares, who continue to receive quarterly dividend payments in kind, resulting in the continued dilution of common shareholders, and (iv) to borrow additional capital due to the lack of available assets to be used as collateral for debt. The members of the Acquiring Group believe that as a privately-owned company, the Company would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long-term, increase the Company’s value, including, among other things, increasing the leverage at the Company and utilizing the infusion of capital from the merger to target increased cash flow. In contrast, as a publicly-traded company, the Company currently faces public shareholder pressure to make decisions that may produce better short-term results, but which may over the long-term lead to a reduction in the per share price of its publicly-traded equity securities.

Additionally, the Acquiring Group believes that the Company is no longer realizing the benefits of having access to capital markets associated with being a public company. The members of the Acquiring Group believe that raising any substantial equity capital through the issuance of additional common shares by the Company would be unlikely due to the recent market volatility in the energy section and the risk of the Company’s inability to continue as a going concern. Furthermore, the members of the Acquiring Group believe that raising capital through the public markets at this juncture would likely be cost-prohibitive and limited in scope due to the current capitalization priority issues regarding the preferred shares and common shares. Furthermore, as a privately-owned company, the Company would also be relieved of many of the other burdens and constraints imposed on public companies, including the obligations to file, and expenses associated with filing, annual and periodic reports with the SEC under the Exchange Act, and the Company’s management would not be required to devote time and attention to such obligations.

Prior to submitting its transaction proposal to the Special Committee, the Acquiring Group reviewed strategic alternatives that could be considered to potentially improve the financial performance and shareholder value of the Company, but ultimately came to the decision that none of the potential alternatives would likely alter the dynamics or the financial metrics of the Company enough to significantly increase the Company’s total returns to shareholders. Additionally, the members of the Acquiring Group believe that continuing the status quo of the Company was not a viable option because (i) it would not provide additional value to the Company’s shareholders, (ii) the Company is not performing up to the level of its publicly-traded peers and is not projected to do so in the foreseeable future, (iii) the requirements and costs of remaining a public company are continually increasing with minimal benefit to the Company and its shareholders in return, and (iv) it would not provide the Company the flexibility and necessary capital to solve its liquidity and cash-flow issues.

Each member of the Acquiring Group also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public shareholders, and that these transactions can be more effectively executed as a private company. The Acquiring Group also believes that the merger will allow the Company’s common shareholders to realize immediate liquidity and pursue other investment opportunities. Although each member of the Acquiring Group believes that there will be significant opportunities associated with their investment in the Company, including, among other things, opportunities to further develop the Company’s existing oil and gas assets and explore for new assets, each member of the Acquiring Group also realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the shares of the Company’s common shares will cease to be publicly traded. The Acquiring Group believes that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to directly acquire all of the outstanding shares of the Company’s common shares at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company, and (iii) it represents an opportunity for the Company’s unaffiliated common shareholders to immediately realize the value of their investment in the Company. The Acquiring Group believes that the transaction structure will also provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of the Company’s common shares in a tender offer and implementing a second-step merger to acquire any common shares not tendered in any such tender offer, and without incurring any additional transaction costs associated with such activities.

For these reasons, the Acquiring Group believes that private ownership is in the best interests of the Company and that the merger is in the best interests of the Company’s unaffiliated common shareholders.

Under the Exchange Act, the Acquiring Group is required to express its reasons for the merger to the public shareholders. The Acquiring Group is making the statements above solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Voting by Members of the Acquiring Group

At the close of business on the record date for the special meeting, members of the Acquiring Group beneficially owned and had the right to vote [●] common shares in the aggregate, which represents approximately [●]% of our common shares entitled to vote at the special meeting.

The Preferred Shareholder Group entered into the voting agreement with Parent, pursuant to which, among other things, subject to the terms and conditions therein, the Preferred Shareholder Group agreed to vote, consent to or execute a written consent covering all of the preferred shares and all common shares, whether currently owned or subsequently acquired by them, approving the merger proposal and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and waiving any appraisal or rights to dissent in connection with the merger.

The members of the Acquiring Group have informed the Company that they currently intend to vote all common shares held by such members “FOR” the merger proposal and “FOR” the adjournment proposal.

The merger agreement and the Companies Act also require that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

Plans for the Company After the Merger

After the effective time of the merger, Parent anticipates that Merger Sub, which will be the surviving company in the merger, will continue to conduct the operations and business substantially as they are currently being conducted by the Company, except that the Company will cease to be a public company and will instead be controlled by Parent, which will be owned by the Preferred Shareholder Group. If the merger is consummated, the Company’s common shares will no longer be quoted on the NYSE American and the Toronto Stock Exchange, the registration of the Company’s common shares under Section 12 of the Exchange Act will be terminated and the Company will no longer file reports with the SEC. If the merger is not consummated for any reason, the unaffiliated common shareholders will not receive any payment for their common shares, and the Company will remain a public company, with its common shares continuing to be quoted on the NYSE American and the Toronto Stock Exchange.

After the effective time of the merger, until successors are duly elected or appointed and qualified in accordance with applicable law or the applicable governing documents of the surviving company, the managers of Merger Sub at the effective time of the merger will be the managers of the surviving company, and the officers of Merger Sub at the effective time of the merger will be the officers of the surviving company.

Except as described above or elsewhere in this proxy statement, the Acquiring Group has advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, other than the sale of its real properties in the ordinary course of business; or

•	any other material changes to the Company’s corporate structure or business.

Notwithstanding the foregoing, following the merger, as part of the Acquiring Group’s long-term goal of increasing value, the Acquiring Group intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, and management and consider and determine what, if any, changes may be desirable in light of the circumstances which then exist. In connection with this review, the Acquiring Group may consider a range of alternatives including acquisitions, mergers, business combinations, divestitures, liquidation, the incurrence of debt, and changes in, or new, business lines. Except as otherwise disclosed in this proxy statement (including in the Company’s filings with the SEC incorporated by reference into this proxy statement), as of the date hereof, no agreements, understandings or decisions have been reached and there is no assurance that the Acquiring Group will decide to undertake any such alternatives. Additionally, from time to time the Acquiring Group may decide to liquidate, merge or reorganize its subsidiaries (including Merger Sub) and other affiliated entities, for tax and/or corporate-related purposes.

Certain Effects of the Merger

If the merger agreement is adopted by the requisite company vote and the other conditions to the closing of the merger are either satisfied or waived, then the Company will be merged with and into Merger Sub, the separate corporate existence of the Company will cease, and Merger Sub will, as the surviving company in the merger, continue its existence and be governed by the TBOC, with the merger constituting a merger pursuant to the applicable provisions of the Companies Act and the TBOC.  At the effective time, (i) the merger of the Company with and into Merger Sub and the vesting of their undertaking, property and liabilities in the surviving company will become effective, (ii) the property of each of the Company and Merger Sub will become the property of the surviving company, (iii) the surviving company will continue to be liable for the obligations and liabilities of each of the Company and Merger Sub, (iv) any existing cause of action, claim or liability to prosecution shall be unaffected, (v) a civil, criminal or administrative action or proceeding pending by or against any of the Company or Merger Sub may continue to be prosecuted by or against the surviving company, and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the surviving company.

Upon consummation of the merger, each common share issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares and dissenting shares) will immediately be converted into the right to receive the merger consideration, without interest and less applicable withholding taxes. Each outstanding RSU will fully vest and be canceled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of common shares subject to such RSU immediately prior to the effective time of the merger times (ii) the merger consideration. The preferred shares will be canceled automatically and cease to exist, with no consideration paid for such shares.

Pursuant to the terms of the contribution agreement, the members of the Preferred Shareholder Group, which is part of the Acquiring Group, will receive equity of Parent in exchange for contributing their preferred shares and such member’s pro rata share of cash to be used by Parent to fund the merger consideration and pay other costs and expenses that may be payable in connection with the merger to Parent immediately prior to the effective time of the merger. As a result, if the merger is completed, Parent and the other members of the Acquiring Group will be the sole beneficiaries of the Company’s future earnings and growth, if any, and will own all of the shares entitled to vote on any matter submitted to the Company’s shareholders. Likewise, the Acquiring Group will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the merger.

A primary benefit of the merger to the unaffiliated common shareholders is to realize immediate cash liquidity, without the brokerage and other costs typically associated with market sales, for the public shareholders. Additionally, such unaffiliated common shareholders will avoid the risk of any potential increase in the Company’s future net losses or any potential decrease in the Company’s future value as well as avoiding further dilution during the Company’s liquidity crisis due to the preferred shareholders receipt of quarterly dividend payments in kind.

The primary detriments of the merger to such common shareholders include the lack of interest of such shareholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of our common shares pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement) who surrender our common shares in the merger, as described further under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 of this proxy statement.

In connection with the merger, the members of the Acquiring Group will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Company’s shareholders generally. The primary benefits of the merger to the members of the Acquiring Group, based on their direct or indirect ownership of all the equity interests in Parent following the merger, include their indirect interest in the Company’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial.  Furthermore, the Acquiring Group believes that following the merger, the corporate and organizational structure will be simplified allowing management to focus on the long term growth and value of the Company instead of the often disparate interests of the public shareholders who tend to be focused on short term quarterly results. In addition, following the merger, the Company will be a private company, and, therefore, the Company and its beneficial owners will be relieved of the applicable restrictions imposed on companies with publicly traded equity.

The primary detriments of the merger to members of the Acquiring Group include the fact that all of the risk of any possible increase in the Company’s net losses or any potential decrease in the Company’s future value following the merger will be borne by the Acquiring Group, based on their direct or indirect ownership of all the equity interests in Parent following the merger. Additionally, the investment by members of the Acquiring Group in Parent and the surviving company will not be liquid, with no public trading market for such securities.

There are no change-in-control payments, transaction bonuses or other extraordinary bonuses payable to the Company’s management or employees as a result of the transactions contemplated by the merger agreement.  The Acquiring Group currently intends to retain existing executives and management as necessary for the administration of the Company as a private, non-reporting company, but all employees will be “at-will” employees.

Our common shares are currently registered under the Exchange Act and are listed on the NYSE American under the symbol “TAT” and on the Toronto Stock Exchange under the symbol “TNP.” As a result of the merger, the surviving company will be privately held and there will be no public market for its equity. After the merger, our common shares, which will be canceled, will no longer be listed on any stock exchange and price quotations with respect to sales of the surviving company’s equity in the public market will no longer be available. In addition, registration of our common shares under the Exchange Act will be terminated.

At the effective time of the merger, the company agreement (as the equivalent corporate documents to the Company’s bye-laws) of Merger Sub as in effect immediately prior to the effective time will be the limited liability company agreement of the surviving company, until thereafter amended as provided therein or by applicable law.

Financing the Merger

Parent intends to fund the payment of the aggregate merger consideration with cash contributions from members of the Preferred Shareholder Group, which is part of the Acquiring Group, pursuant to the contribution agreement. The merger is not subject to a financing condition.

Interests of the Company’s Directors and Executive Officers in the Merger

Our directors and officers beneficially own and have the right to vote in the aggregate [●] of our common shares, which represents approximately [●]% of our common shares. If the merger is consummated, these directors and executive officers will receive merger consideration in proportion to their ownership (other than Messrs. Mitchell, Rochman and Fite, who are members of the Acquiring Group). For information regarding beneficial ownership (as defined by Rule 13d-3 under the Exchange Act), see the table set forth in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 77 of this proxy statement.

In considering the recommendation of the Special Committee and the Board with respect to the merger proposal, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of shareholders generally. For example, Longfellow and Dalea, which are members of the Acquiring Group, are affiliates of Mr. Mitchell, Chairman of the Board and Chief Executive Officer of the Company. KMF Investments Partners LP, also a member of the Acquiring Group, is an affiliate of Mr. Fite, a member of the Board. Also, Mr. Rochman, a member of the Board, and his wife Betsy Rochman, are part of the Acquiring Group. Each of these individuals will directly or indirectly own equity interests in Parent after the consummation of the merger. Additionally, the Company is a party to a service agreement with the Riata Entities, which includes Longfellow, Riata, an entity owned by Mr. Mitchell, and other entities controlled by Mr. Mitchell, pursuant to which we and the Riata Entities provide each other, among other services, certain management consulting services, oil and natural gas services, and general accounting services and we pay, or are paid, for the actual costs of such services rendered plus the actual cost of reasonable expenses on a reasonable basis. In accordance with this service agreement, a portion of the salary, cash bonus, and benefits earned by certain of the Company’s employees, including its named executive officers, is paid by the Company, and the applicable Riata Entities reimburse the Company for the actual cost of the services performed by such employees, including named executive officers, for any of the Riata Entities. These interests may create conflicts of interest. The Special Committee and the Board were aware of and considered these interests during their respective deliberations on the merits of the merger and in making their decisions to approve, respectively, the merger agreement, the related statutory merger agreement and the transactions contemplated thereby, including the merger and in recommending that the merger proposal be adopted by the Company’s shareholders. See “Background of the Merger” beginning on page 21 of this proxy statement and “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 28 of this proxy statement.

The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the adoption of the merger agreement. These interests are described in more detail below.

Indemnification and Insurance

The Company’s bye-laws provide for the potential indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. The Company also has indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by the Companies Act or other applicable law, against any and all expenses of a proceeding, in the event that such person was, is or becomes a party to or witness or other participant in such proceeding by reason of such person’s service as a member of the Board or as an executive officer. In addition, pursuant to the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the merger agreement are further described in the section entitled “The Merger Agreement—Indemnification and Insurance” on page 67 of this proxy statement.

Continued Employment

In connection with the merger, as of the date of this proxy statement, no member of the Company’s management has entered into an employment agreement or other agreement or commitment with Parent or its affiliates with respect to continuing employment. It is possible that arrangements with respect to continuing employment after the merger will be entered into with one or more members of the Company’s management before the closing of the merger. However, the consummation of the merger is not contingent upon entering into any such arrangement and it is currently expected that immediately following the effective time of the merger, the Company’s officers immediately prior to the effective time of the merger will remain officers of the surviving company as “at-will” employees.

Interests of the Special Committee

The Special Committee currently consists of three members of the Board: Charles Campise, Kirk Krist and Greg Renwick. Mr. Riggs, who was a member and Chairman of the Special Committee, did not stand for re-election at the Company’s annual meeting and his last day as a director was June 5, 2020. Mr. Krist did not become a member of the Special Committee until April 7, 2020 when he was appointed as a member of the Board. Mr. Krist replaced Mr. Riggs as Chairman of the Special Committee after the end of Mr. Riggs’s term as a director. Additionally, Bob Alexander was a member and Chairman of the Special Committee until his death on April 5, 2020. In consideration of the time and effort required of the members of the Special Committee in connection with evaluating the proposed transaction or any related transaction, the Board adopted resolutions providing that the Company would pay (i) each member of the Special Committee $1,000 for each meeting of the Special Committee attended telephonically or in person and (ii) the Chairman of the Special Committee an additional $1,000 for each meeting of the Special Committee attended telephonically or in person. Additionally, the Board adopted resolutions providing that the Company would pay all expenses incurred by the Special Committee, including the fees and expenses of its financial, legal and other advisers.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date for the special meeting, the Company’s directors and executive officers beneficially owned and had the right to vote [●] common shares, which represents approximately [●]% of our common shares entitled to vote at the special meeting.

The directors and executive officers have informed the Company that they currently intend to vote all such common shares:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the U.S. federal income tax consequences of the merger to shareholders whose common shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, or “IRS,” each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to U.S. federal income tax. This discussion is not binding on the IRS or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the IRS with respect to the merger. This discussion applies only to shareholders of common shares who hold such shares as a capital asset (generally, property held for investment). Further, this discussion does not cover all aspects of U.S. federal income taxation that may be relevant to shareholders in light of their particular circumstances, nor does it apply to shareholders subject to special treatment under U.S. federal income tax laws, such as: financial institutions; pension plans; regulated investment companies; real estate investment trusts; cooperatives; tax-exempt entities; insurance companies; persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle; persons who use a mark-to-market method for reporting income or loss with respect to their common shares; U.S. expatriates; persons who hold 10% or more of our common shares (by vote or value); and persons whose “functional currency” is not the U.S. dollar. This discussion does not address the U.S. federal income tax consequences to holders of common shares who assert appraisal rights nor does it address any tax consequences arising under the 3.8% net investment income tax imposed by section 1411 of the Code.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of common shares that is one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of common shares that is not a U.S. holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding ordinary shares, you should consult your tax advisor.

The discussion set out herein is intended only as a general summary of the material U.S. federal income tax consequences to a shareholder of common shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

U.S. Holders

The receipt of cash by a U.S. holder in exchange for common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for common shares pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in those shares. If a U.S. holder acquired different blocks of common shares at different times and different prices, that holder generally must determine its adjusted tax basis and holding period separately with respect to each block of common shares. The deductibility of capital losses is subject to limitations. Capital gain recognized by an individual U.S. holder is generally eligible for the preferential long-term capital gains rate if such individual U.S. holder’s holding period in its common shares exchanged in the merger is greater than one year as of the effective date of the merger.

The foregoing discussion assumes that the Company is not currently, and has not been, a “passive foreign investment company” within the meaning of section 1297 of the Code for U.S. federal income tax purposes (“PFIC”). In general, the test for determining whether the Company is or has been a PFIC is applied annually and is based on the composition of income and assets of the Company and certain of its affiliates for such taxable year. If the Company were a PFIC in the current taxable year or in any prior taxable year in which a U.S. Holder has held common shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such shares, including an exchange of such shares pursuant to the merger, unless such U.S. Holder has in effect certain elections. U.S. Holders should consult their own tax advisors concerning whether the Company is or has been a PFIC for any taxable year during which such U.S. Holder has owned shares and the tax consequences of exchanging shares pursuant to the merger.

Non-U.S. Holders

Subject to the discussion under “Information Reporting and Backup Withholding” below, generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized by the non-U.S. holder in the merger unless such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. Any such gain generally will be subject to U.S. federal income tax in the same manner as if such holder were a U.S. holder, as described above under “— U.S. Holders.” In addition, gain of a non-U.S. holder who is a nonresident alien individual present in the United States for more than 182 days in the taxable year in which the merger is consummated, if certain other requirements are met, generally will be taxed at a 30% U.S. federal income tax rate, but may be offset by U.S.-source capital losses of the non-U.S. holder, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. A non-U.S. holder that is a corporation also may be subject to a U.S. federal branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a U.S. federal tax rate of 24% under current law) may apply to proceeds received by a U.S. holder pursuant to the merger in respect of the common shares. Backup withholding generally will not apply to a U.S. holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or who otherwise establishes an exemption from backup withholding. Non-U.S. holders may be required to comply with certification and identification procedures to establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Each holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of common shares. Holders of common shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their common shares for cash in the merger under any federal, state, foreign, local or other tax laws or tax treaties.

Regulatory Approvals

No material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the filing of a Bermuda Merger Notice with the Registrar of Companies in Bermuda in accordance with Section 104C of the Companies Act and the filing of the Texas Certificate of Merger with the Texas Secretary of State and the Registrar of Companies in Bermuda in accordance with the TBOC and the Companies Act, as applicable.

Delisting and Deregistration of the Company’s Common Shares

If the merger is completed, we will be a privately owned company and there will be no public market for our common shares, which will be canceled as a result of the merger. Accordingly, upon completion of the merger, our common shares will no longer be listed on the NYSE American or the Toronto Stock Exchange. In addition, the registration of our common shares under Section 12 of the Exchange Act will be terminated and we will no longer file reports with the SEC.

Fees and Expenses

Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, subject to the Company’s obligation to reimburse Parent for certain expenses if we terminate the merger agreement in connection with a superior proposal. We will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 to be filed with the SEC in connection with the merger and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by us in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$	[●]
Legal, accounting and other professional fees	$	[●]
SEC filing fees		$1,164
Proxy solicitation, printing and mailing costs	$	[●]
Transfer agent and paying agent fees and expenses	$	[●]
Total	$	[●]

Anticipated Accounting Treatment of the Merger

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. The merger will constitute a reorganization of companies under common control.

Rights of Appraisal

Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign entity, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Companies Act, the Company considers the fair value for each common share to be $0.13, without interest and less any applicable withholding taxes.

Any shareholder who is not satisfied that it has been offered fair value for its shares and whose shares are not voted in favor of the merger proposal may exercise its appraisal rights under the Companies Act to have the fair value of its shares appraised by the Bermuda Court. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any shareholder intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Bermuda Court within one month after the date the notice convening the special general meeting to approve the merger has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules and limited decisions of the Bermuda Court prescribing in detail the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Bermuda Court; the Bermuda Court retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Companies Act.

If a shareholder votes in favor of the merger proposal at the special general meeting, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its shares, and instead, if the merger is consummated, and as discussed in the section of this proxy statement titled “—Certain Effects of the Merger,” each common share of such shareholder will be canceled and converted into the right to receive the merger consideration. Voting against the merger, or not voting, will not in itself satisfy the requirements for notice and exercise of a shareholder’s right to apply for appraisal of the fair value of its shares.

A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS COMMON SHARES APPRAISED, PROVIDED THAT SUCH SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE MERGER PROPOSAL.

In any case where a registered holder of shares has made an appraisal application, in respect of the shares held by such dissenting shareholder, and the merger has been made effective under Bermuda law before the Bermuda Court’s appraisal of the fair value of such dissenting shares, then the dissenting shareholder shall be entitled to receive the merger consideration and, if the fair value of the dissenting shares is later appraised by the Bermuda Court to be greater than the value of them merger consideration, such dissenting shareholder will be paid the difference, between the amount paid to him as the merger consideration and the value appraised by the court within one month of the Bermuda Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Bermuda Court before the merger has been made effective under Bermuda law, then the surviving company will be required to pay the dissenting shareholder within one month of the Bermuda Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Bermuda Court, unless the merger is terminated under the terms of the merger agreement, in which case no payment shall be made. However, it is anticipated that, subject to having obtained the requisite company vote, the merger would have proceeded prior to the appraisal by the Bermuda Court.

A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. The responsibility for apportioning the costs of any application to the Bermuda Court under Section 106 of the Companies Act will be in the discretion of the Bermuda Court.

SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE COMMON SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A shareholder who elects to exercise appraisal rights under Section 106(6) of the Bermuda Companies Act should, in addition to making an application to the Bermuda Court, mail or deliver a written demand to: 16803 Dallas Parkway, Suite 200, Addison, Texas 75001, Attention: Tabitha Bailey, Secretary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement and the other documents referenced herein, whether written or oral, about future events, expectations, plans or prospects for the Company, or about the Company’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements. All statements other than statements of historical fact, including statements containing the words “may”, “will,” “should,” “could,” “would,” “believes,” “plans,” “anticipates,” “expects,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions, are intended to identify forward-looking statements.

A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to:

•

the conditions to the completion of the merger, including the required approval by the Company’s common shareholders and preferred shareholders, may not be satisfied on the terms expected or on the anticipated schedule;

•	the parties’ ability to meet expectations regarding the timing and completion of the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results, and business generally;

•	risks that the proposed merger disrupts the Company’s current plans and operations;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•	the outcome of any legal proceedings that may be instituted against the Company related to the merger or the merger agreement;

•	the amount of the costs, fees, expenses and other charges related to the merger; and

•

other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2020, in Item 1A of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2020, and in subsequent SEC filings, which are available at http://www.sec.gov.

The Company assumes no obligation to update the information in this proxy statement, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements reflect the views and assumptions of management as of the date of this proxy statement (unless specified otherwise) with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements, whether as a result of new information, future events or other factors. The inclusion of any statement in this proxy statement does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement (unless specified otherwise) or, in the case of documents referred to or incorporated by reference, the dates of those documents.

Additionally, all information contained in this proxy statement concerning the Acquiring Group, including Parent and Merger Sub, has been supplied by the Acquiring Group and has not been independently verified by the Company.

THE PARTIES TO THE MERGER

The Company

TransAtlantic Petroleum Ltd.

c/o TransAtlantic Petroleum (USA) Corp.

16803 Dallas Parkway, Suite 200

Addison, Texas 75001
Telephone: (214) 220-4323

TransAtlantic Petroleum Ltd., a Bermuda exempted company, is an international oil and natural gas company engaged in acquisition, exploration, development, and production. The Company has focused its operations in countries that have established, yet underexplored petroleum systems, are net importers of petroleum, have an existing petroleum transportation infrastructure and provide favorable commodity pricing, royalty rates, and tax rates to exploration and production companies. As of June 30, 2020, the Company held interests in 365,171 and 162,800 net acres of developed and undeveloped oil and natural gas properties in Turkey and Bulgaria, respectively.

Detailed descriptions about the Company’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See “Where You Can Find Additional Information,” beginning on page 85 of this proxy statement.

Parent

TAT Holdco LLC

16803 Dallas Parkway, Suite 200

Addison, Texas 75001
Telephone: (972)-590-9900

TAT Holdco LLC is a Texas limited liability company that is an affiliate of the Preferred Shareholder Group. Parent was formed on July 23, 2020, solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. Parent has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger.

Merger Sub

TAT Merger Sub LLC

16803 Dallas Parkway, Suite 200

Addison, Texas 75001
Telephone: (972) 590-9900

TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent, was formed by Parent on July 24, 2020, solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger agreement. Upon consummation of the merger, the Company will merge with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving company and as a wholly-owned subsidiary of Parent.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s common shareholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held at [●], Central Time, on [●], 2020 at [●], or at any adjournment or postponement thereof.

While we still intend to hold the special meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Purpose of the Special Meeting

The merger agreement provides that at the effective time of the merger, the Company will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly-owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the merger proposal; and
•	the adjournment proposal.

The Board unanimously recommends that you vote “FOR” each of the above proposals.

Under the merger agreement and the Companies Act, the approval and adoption of the merger proposal requires the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on the record date at a duly convened meeting of the shareholders of the Company at which a quorum is present. If our shareholders fail to approve the merger proposal, then the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety. The merger agreement and the Companies Act also requires that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

Record Date and Quorum

The Board has fixed the close of business on [●], 2020 as the record date for the special meeting. Only holders of record of our common shares as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were [●] common shares outstanding. Each holder of our common shares is entitled to cast one vote per such share on each matter properly brought before the special meeting for each common share that such holder owned as of the record date.

Under our bye-laws, at least two shareholders present in person or by proxy and entitled to vote representing the holders of not less than 10% of our issued common shares entitled to vote at such meeting constitutes a quorum for all purposes. However, in accordance with the merger agreement and the Companies Act, a quorum for purposes of the merger proposal requires at least two persons in each class holding or representing by proxy more than 33.33% of the outstanding shares of each class of shares. Common shareholders present in person or represented by proxy and entitled to vote at the special meeting will be counted for purposes of determining whether a quorum exists. Holders of common shares who abstain from voting on any proposal will be included as shares present at the special meeting for purposes of determining whether a quorum exists.

If your common shares are held in “street name” through a bank, brokerage firm or other nominee and you instruct your bank, brokerage firm or other nominee on how to vote your common shares in accordance with the procedures provided by your bank, brokerage firm or other nominee, then your common shares will be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your common shares are held in “street name” through a bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee on how to vote your common shares, and your bank, brokerage firm or other nominee does not submit a proxy or attend the special meeting on your behalf then your common shares will not be included in determining the number of common shares present or represented at the special meeting for purposes of determining whether a quorum exists.

Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject the Company to additional expense.

Attendance

All holders of record of our common shares as of the close of business on record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Shareholders of record will be verified against an official list available in the registration area at the meeting.

If you hold common shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the close of business on the record date.

While we still intend to hold the special meeting in person, we are actively monitoring the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our special meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Vote Required

Merger Proposal

Under the merger agreement and the Companies Act, the approval and adoption of the merger proposal requires the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on the record date at a duly convened meeting of the shareholders of the Company at which a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the no effect on the merger proposal because your vote will not be counted as a vote cast. The separate approval of a majority of the Company’s unaffiliated shareholders is not required under the merger agreement, the Companies Act or other applicable law to adopt and approve the merger proposal. The Preferred Shareholder Group, which is part of the Acquiring Group, entered into the voting agreement with Parent, pursuant to which, among other things, subject to the terms and conditions therein, the Preferred Shareholder Group agreed to vote, consent to or execute a written consent covering all of the preferred shares and all common shares, whether currently owned or subsequently acquired by them, approving the merger proposal and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and waiving any appraisal or rights to dissent in connection with the merger. The merger agreement and the Companies Act also requires that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

Adjournment Proposal

The approval of the adjournment proposal requires the affirmative vote of a majority of votes cast by holders of common shares. If you attend the special meeting or are represented by proxy and, in either case, abstain from voting, that abstention will have no effect on the adjournment proposal because your vote will not be counted as a vote cast. The failure to instruct your bank, brokerage firm or other nominee on how to vote your common shares will have no effect on the outcome of the vote to approve the adjournment proposal.

Record Ownership; Beneficial Ownership

If your common shares are registered directly in your name, then you are considered, with respect to those common shares, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law. To gain admittance, please bring the admission ticket with you to the meeting.

If your common shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those common shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your common shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Voting of Proxies

If you are a shareholder of record (that is, if your common shares are registered in your name with Computershare, our transfer agent), there are four ways to submit your proxy for voting:

•

Vote your shares by proxy by calling [●], 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on [●], [●], 2020. Please have your proxy card in hand when you call (the telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote);

•

Vote your shares by proxy by visiting the website [●], 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on [●], [●], 2020. Please have your proxy card in hand when you access the website (the website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote);

•

Vote your shares by proxy by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope (if you vote by telephone or over the Internet, you do not need to return your proxy card by mail); or

•	Vote your shares by attending the special meeting in person and depositing your proxy card or completing a ballot that will be distributed at the special meeting.

Submission of proxies by telephone or over the Internet is convenient, saves postage and mailing costs and is recorded immediately, minimizing the risk that postal delays may cause proxies to arrive late and therefore not be counted.

Even if you plan to attend the special meeting in person, you are encouraged to submit a proxy. You may still vote your common shares in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Revocability of Proxies

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•	submitting a subsequent proxy by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on [●], [●], 2020 (only the most recent proxy will be counted);

•	delivering a written notice of revocation of proxy prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold common shares in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Voting by Directors and Executive Officers

At the close of business on the record date for the special meeting, the Company’s directors and executive officers (exclusive of common shares held by Mr. Mitchell, Mr. Rochman and Mr. Fite) beneficially owned and had the right to vote [●] of our common shares in the aggregate, which represents approximately [●]% of our common shares. The directors and executive officers have informed the Company that they currently intend to vote all such common shares “FOR” the merger proposal and “FOR” the adjournment proposal.

Voting by the Acquiring Group

At the close of business on the record date for the special meeting, the Acquiring Group beneficially owned and had the right to vote [●] of our common shares in the aggregate, which represents approximately [●]% of our common shares (with Mr. Mitchell, Mr. Rochman and Mr. Fite beneficially owning and having the right to vote, in the aggregate, [●] of our common shares, which represents approximately [●]% of our common shares).

The Preferred Shareholder Group, which is part of the Acquiring Group, entered into an agreement, which we refer to as the “voting agreement,” with Parent, pursuant to which, among other things, subject to the terms and conditions therein, the Preferred Shareholder Group agreed to vote, consent to or execute a written consent covering all of the preferred shares and all common shares, whether currently owned or subsequently acquired by them, approving the merger proposal and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, and waiving any appraisal or rights to dissent in connection with the merger.  See “Voting by Members of the Acquiring Group” beginning on page 42 of this proxy statement.

In accordance with the terms of the voting agreement, the Acquiring Group has informed the Company that they currently intend to vote all such common shares “FOR” the merger proposal and “FOR” the adjournment proposal.

The merger agreement and the Companies Act also requires that the merger agreement and the statutory merger agreement be approved by the affirmative vote of 75% of the votes cast by holders of preferred shares, which was obtained on September 10, 2020 at a duly convened meeting of the Preferred Shareholder Group at which a quorum was present.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company by its board of directors and management. Our directors, officers and employees of the Company may solicit proxies, either through personal contact or by mail, telephone, or other electronic means without additional compensation. The Company will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of common shares.  We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of proxy materials at a cost that will not exceed approximately $[●], plus reimbursement of certain costs and expenses. Additionally, brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Other Business

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [●], 2020

This proxy statement is available at www.transatlanticpetroleum.com under “Investors—Financial Information—SEC Filings.” Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find Additional Information” beginning on page 85 of this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, Texas, 75001, or call telephone number (214) 220-4323.

PROPOSAL 1: THE MERGER PROPOSAL

The Company’s common shareholders are being asked to approve a proposal to adopt and approve the merger agreement, the related form of statutory merger agreement and the transactions contemplated thereby, including the merger as set out below:

To adopt and approve the agreement and plan of merger, dated as of August 7, 2020 (as it may be amended from time to time, the “merger agreement”), by and among the Company, TAT Holdco LLC, a Texas limited liability company (“Parent”), and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company shall be merged with and into Merger Sub with Merger Sub surviving as a Texas limited liability company and wholly-owned subsidiary of Parent (the “merger”), the related form of statutory merger agreement (the “statutory merger agreement”) required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the transactions contemplated thereby, including the merger.

For a summary of the merger agreement, see “The Merger Agreement” beginning on page 58 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

The approval and adoption of the merger proposal will require the affirmative vote of 75% of the votes cast by holders of common shares as of the close of business on [●], 2020, the record date for the special meeting.

The Board unanimously recommends that you vote “FOR” the merger proposal.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

The Company’s common shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, or in the absence of a quorum. If this adjournment proposal is approved, then the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences.

If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your common shares will be voted in favor of the adjournment proposal. The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.

The affirmative vote of a majority of the votes cast on the matter by holders of common shares is required for the approval of the adjournment proposal.

The Board unanimously recommends that you vote “FOR” the adjournment proposal.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the merger agreement. The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Accordingly, the description of the merger agreement in this section entitled “The Merger Agreement” and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section entitled “The Merger Agreement” is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 85 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement has been provided solely to inform you of its terms. The rights and obligations of the Company, Parent and Merger Sub are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. The merger agreement contains customary representations and warranties that the Company, Parent and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement among the Company, Parent and Merger Sub and may be subject to important qualifications and limitations not reflected in the text of the merger agreement agreed to by the Company, Parent and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts. Investors and security holders are not third-party beneficiaries under the merger agreement, and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective affiliates or businesses. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description of the merger agreement as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. See the section entitled “Where You Can Find Additional Information” beginning on page 85 of this proxy statement.

Terms of the Merger Agreement

Structure of the Merger

On the terms and subject to the conditions of the merger agreement, at the effective time of the merger, which will be the date and time specified in the statutory merger agreement, the date the Texas certificate of merger is filed with the Texas Secretary of State or at such other subsequent date as the Company and Merger Sub may agree pursuant to the terms of the statutory merger agreement in accordance with the Companies Act and the TBOC, the Company will merge with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving company and as a wholly-owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly traded company and you will not own any shares of capital stock of the surviving company. As discussed below, concurrently with the execution and delivery of the merger agreement, the members of the Preferred Shareholder Group have entered into a contribution agreement with Parent pursuant to which, subject to the terms and conditions contained therein, such members of the Preferred Shareholder Group committed to transfer, contribute, and deliver all of their preferred shares and such member’s pro rata share of cash to be used by Parent to fund the merger consideration and pay other costs and expenses that may be payable in connection with the merger in exchange for equity of Parent.

Merger Consideration

Upon the terms and subject to the conditions of the merger agreement, at the effective time,

•

each common share that you own immediately prior to the effective time of the merger, other than (i) excluded shares and (ii) dissenting shares, will be converted into the right to receive $0.13 in cash, without interest and less applicable withholding taxes, and

•	each preferred share will be canceled automatically and will cease to exist, and no consideration will be paid for those preferred shares.

At the effective time, each of the excluded shares will be canceled automatically without payment of any consideration and cease to exist.

Treatment of RSUs

In connection with the consummation of the merger, each RSU granted under the 2019 Incentive Plan or the 2009 Incentive Plan will fully vest and be automatically canceled and converted into the right of each holder thereof to receive, at the effective time of the merger, an amount in cash equal to the product of (i) the total number of common shares subject to such RSU immediately prior to the effective time of the merger times (ii) the merger consideration.

Expected Timing of the Merger

We currently expect to consummate the merger during the [●] quarter of [●]. Since the merger is subject to consents, approvals, authorizations and other conditions, it is possible that factors outside the control of the Company or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Payment Procedures

In accordance with the merger agreement, Parent has selected [●] to act as the Paying Agent and entered into a paying agent agreement with the Paying Agent. At or prior to the effective time, Parent will provide funds to the Paying Agent in amounts sufficient for the payment of the merger consideration. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

If you are a registered shareholder, you should have received with this proxy statement a letter of transmittal. In order to receive the merger consideration following completion of the merger, registered shareholders must complete and sign the letter of transmittal and deliver it, together with the certificate representing their common shares and the other documents specified in the letter of transmittal, to the Paying Agent in accordance with instructions contained therein. The letter of transmittal contains procedural information relating to the merger and should be reviewed carefully. Registered shareholders can also request additional copies of the letter of transmittal by contacting the Paying Agent.

The method used to deliver the letter of transmittal and any accompanying certificates representing common shares is at the option and risk of the sender, and delivery will be deemed effective only when such documents are actually received. The Company recommends that the necessary documentation be hand delivered to the Paying Agent, and a receipt obtained therefor; otherwise the use of registered mail (with return receipt and proper insurance obtained) is recommended. Non-registered shareholders should contact their nominee for assistance in delivering their common shares to the Paying Agent and should carefully follow the instructions of their nominee in order to ensure that their common shares are properly delivered.

The Company and the Acquiring Group reserve the right to waive or not to waive any and all errors or other deficiencies in any letter of transmittal or other document and any such waiver or non-waiver will be binding upon the affected shareholder. The granting of a waiver to one or more shareholders does not constitute a waiver for any other shareholder. The Company and the Acquiring Group reserve the right to demand strict compliance with the terms of the letter of transmittal and the merger.

If any certificate representing common shares has been lost, stolen or destroyed, the registered shareholder should complete the letter of transmittal as fully as possible and forward it, together with an affidavit regarding the loss, theft or destruction of such certificate, to the Paying Agent. The Paying Agent will assist in making arrangements for the necessary affidavit (which may include a bonding requirement) for payment of the merger consideration in accordance with the merger. Further details are set out in the letter of transmittal. As a condition precedent to payment for common shares represented by certificates which have been lost, stolen or destroyed, the registered holder thereof will be required to indemnify the Company, the Acquiring Group and the Paying Agent against any claim that may be made against any of them with respect to such lost, stolen or destroyed certificate.

Upon surrender of a certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that certificate will be entitled to receive, and the Paying Agent will pay in exchange therefor, the merger consideration payable in respect of the number of common shares evidenced by that certificate less any required withholding of taxes. Any certificates so surrendered will be canceled immediately. No interest will accrue or be paid on any amount payable upon surrender of certificates.

No holder of book-entry shares will be required to deliver a certificate but may, if required by the Paying Agent, be required to deliver an executed letter of transmittal to the Paying Agent to receive the merger consideration that such holder is entitled to receive. Each holder of record of one or more book-entry shares whose common shares were converted into the right to receive the merger consideration will automatically upon the effective time or following the Paying Agent’s receipt of an “agent’s message” and the applicable letter of transmittal (or, at any later time at which such book-entry shares will be so converted) be entitled to receive, and Parent will cause the Paying Agent to pay and deliver as promptly as practicable after such time, the merger consideration to which such holder is entitled to receive.

If any merger consideration is to be paid to a person other than the person in whose name the surrendered certificate is registered, then the merger consideration may be paid to such a transferee so long as (i) the surrendered certificate is accompanied by all documents required to evidence and effect that transfer and (ii) the person requesting such payment (1) pays any applicable transfer taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such taxes have already been paid or are not applicable.

Until surrendered in accordance with the merger agreement, each certificate or book-entry share will be deemed, from and after the effective time, to represent only the right to receive the applicable merger consideration. Any merger consideration paid upon the surrender of any certificate or book-entry share will be deemed to have been paid in full satisfaction of all rights pertaining to that certificate or book-entry share and the common shares formerly represented by it.

Appraisal Rights

Under Bermuda law, shareholders of record have rights of appraisal, pursuant to which those shareholders who do not vote in favor of the merger proposal and who are not satisfied that they have been offered fair value for their shares will be permitted to apply to the Bermuda Court for an appraisal of the fair value of their shares within one month from the giving of the notice convening the special general meeting. For the avoidance of doubt, this proxy statement constitutes such notice. See “Special Factors— Rights of Appraisal” beginning on page 48 of this proxy statement and Annex D to this proxy statement.

Representations and Warranties

The merger agreement contains customary representations and warranties made by the Company that are subject to specified exceptions and qualifications contained in the merger agreement. The Company’s representations and warranties are qualified by reference to the disclosures in the documents filed with the SEC by the Company prior to the date of the merger agreement or in the disclosure schedules delivered by the Company to Parent immediately prior to the execution of the merger agreement. The Company’s representations and warranties are also, in certain cases, qualified by the Company’s “knowledge,” “materiality” and “company material adverse effect.” For purposes of the merger agreement, “company material adverse effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or liabilities of the Company and its subsidiaries, taken as a whole, or would prevent or materially delay the consummation of the merger and the other transactions contemplated thereby or prevent or materially impair or delay the ability of the Company to perform its obligations under the merger agreement; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, or will be, a company material adverse effect: any event, circumstance, change or effect resulting from or relating to any of the following:

•	a change in general economic or financial market conditions;
•

changes affecting the industries generally in which the Company or its subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on the Company and its subsidiaries as compared to other persons in the industries in which the Company and its subsidiaries conduct their businesses);

•	any change in law or interpretations thereof or any change in GAAP or other accounting principles or requirements;
•	any natural disaster, epidemic, pandemic (including COVID-19), acts of terrorism or war;
•	that is demonstrated to have resulted from the announcement of the execution of the merger agreement or the pendency or consummation of the merger or any other transactions contemplated thereby;
•	any decline in the market price, or change in trading volume, of the common shares;
•	the failure of one or more of the Company and its subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenue or earnings;
•

any actions (or the effects of any action) taken (or omitted to be taken) (i) upon the written request or instruction of, or with the written consent of, Parent, consistent with the terms of the merger agreement, or (ii) unless taken at the specific direction of the Special Committee, actions (or the effects of any action) taken (or omitted to be taken) directly authorized, approved or directed by, or taken (or omitted to be taken) by a representative of the Company or any of its subsidiaries with the actual knowledge of, Mr. Mitchell in his capacity as director of the Company, Chairman of the Board or Chief Executive Officer of the Company (for the avoidance of doubt, an action taken by the Company without the actual knowledge of Mr. Mitchell will not be deemed an action directly authorized, approved or directed by Mr. Mitchell);

•

any legal proceedings commenced by or involving any current or former member, director, officer, partner, or shareholder of the Company or any of its subsidiaries (on their own behalf or on behalf of the Company or any of its subsidiaries) arising out of or related to the merger agreement, the merger or the other transactions contemplated by the merger agreement (including any dissenting rights asserted by a dissenting shareholder) wherein the cumulative professional fees and costs (other than amounts paid in settlement) to defend or resolve such proceedings are reasonably expected to be less than $450,000 in the aggregate; or

•

compliance with the terms of, or the taking of any action required by, the merger agreement or with the prior written consent of Parent; provided, however, that the exception related to any decline in the market price, or change in trading volume, of the common shares will not apply to the underlying cause or causes of any such decline or change or prevent any such underlying cause from being taken into account in determining whether a company material adverse effect has occurred; provided further, however, that any (i) adoption of additional currency controls within the country of Turkey, the aggregate effect of which is adverse to the Company and its subsidiaries, taken as a whole, (ii) increase of tax rates associated with converting Turkish Lira to U.S. Dollars or vice versa, or (iii) increase of tax rates on expatriating cash out of the country of Turkey, each will be a company material adverse effect.

The Company’s representations and warranties under the merger agreement relate to, among other things:

•	corporate matters related to the Company and its subsidiaries, such as organization, existence, good standing and authority to carry on their respective businesses;
•

authority of the Company to enter into the merger agreement and the related statutory merger agreement and, subject to the receipt of the Company shareholder approval, consummate the merger and the other transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

•	absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;
•	absence of ownership of any share capital of, or any other securities convertible or exchangeable into or exercisable for share capital of, any person other than the subsidiaries of the Company;
•

required regulatory filings, consents and approvals in connection with the execution and delivery by the Company of the merger agreement and the performance by the Company of its obligations under the merger agreement;

•

absence of violations of or conflicts with our organizational documents, governmental orders, applicable laws and certain agreements as a result of our entering into and performing the obligations under the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the Company’s capitalization, including the number of common shares and preferred shares issued and outstanding;
•	absence of preemptive rights;
•	SEC filings and company financial statements since January 1, 2018;
•	compliance with the applicable rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002;
•	the Company’s disclosure controls and procedures and internal controls over financial reporting and the accuracy of the information contained in this proxy statement;
•	absence of certain undisclosed liabilities;
•	absence of certain changes and a company material adverse effect since January 1, 2020;
•	compliance with laws and permits;
•	environmental matters;
•	employee benefit plans;
•	absence of certain litigation matters;
•	tax matters;
•	certain employment and labor matters;
•	intellectual property matters;
•	real and personal property;
•	certain material contracts of the Company and its subsidiaries and the absence of breach or default thereunder;
•	receipt by the Board of an opinion from Seaport as to the fairness, from a financial point of view, of the merger consideration to be received by the Company’s shareholders;
•	absence of undisclosed brokerage, financial advisory, finders’ and similar fees and commissions;

•

approval of the common shareholders and the preferred shareholders as described in this proxy statement as the only approval of the holders of the Company shareholders required to approve the merger agreement, the related statutory merger agreement, the merger and the transactions contemplated thereby;

•	inapplicability of state takeover laws and regulations to the merger agreement, the merger and the other transactions contemplated by the merger agreement; and
•	transactions with affiliates.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject to specified exceptions and qualifications contained in the merger agreement. Parent’s and Merger Sub’s representations and warranties are qualified by reference to the disclosures in the disclosure schedules delivered by the Parent and Merger Sub to the Company immediately prior to the execution of the merger agreement. Parent’s and Merger Sub’s representations and warranties are also, in certain cases, qualified by Parent’s “knowledge,” “materiality” and “parent material adverse effect.” For purposes of the merger agreement, “parent material adverse effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or liabilities of Parent and Merger Sub, taken as a whole, or would prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement or prevent or materially impair or delay the ability of Parent and Merger Sub to perform their obligations thereunder; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, or will be, a parent material adverse effect: any event, circumstance, change or effect resulting from or relating to:

•	a change in general economic or financial market conditions;
•

changes affecting the industries generally in which Parent and Merger Sub conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industries in which the Company and its Subsidiaries conduct their businesses);

•	any change in law or interpretations thereof or any change in GAAP or other accounting principles or requirements;
•	any natural disaster, epidemic, pandemic (including COVID-19), acts of terrorism or war;
•

that is demonstrated to have resulted from the announcement of the execution of the merger agreement or the pendency or consummation of the merger or any other transactions contemplated by the merger agreement;

•	any decline in the market price, or change in trading volume, of the common shares;
•	the failure of one or more of Parent or Merger Sub to meet any internal or public projections, forecasts or estimates of performance, revenue or earnings;
•

any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, Parent and Merger Sub, consistent with the terms of the merger agreement;

•

any legal proceedings commenced by or involving any current or former member, director, officer, partner, or shareholder of Parent or Merger Sub (on their own behalf or on behalf of Parent or Merger Sub) arising out of or related to the merger agreement, the merger or the other transactions contemplated thereby (including any dissenting rights asserted by a dissenting shareholder) wherein the cumulative professional fees and costs (other than amounts paid in settlement) to defend or resolve such proceedings are reasonably expected to be less than $450,000 in the aggregate; or

•

compliance with the terms of, or the taking of any action required by, the merger agreement, the statutory merger agreement or with the prior written consent of Parent; provided, however, that the exception related to any decline in the market price, or change in trading volume, of the common shares will not apply to the underlying cause or causes of any such decline or change or prevent any such underlying cause from being taken into account in determining whether a parent material adverse effect has occurred.

Parent’s and Merger Sub’s representations and warranties under the merger agreement relate to, among other things:

•	corporate matters related to Parent and Merger Sub, such as organization, existence, good standing and limited liability company power;
•

authority of Parent and Merger Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Parent and Merger Sub;

•

required regulatory filings, consents and approvals in connection with the execution and delivery by Parent and Merger Sub of the merger agreement and the performance by Parent and Merger Sub of their respective obligations under the merger agreement;

•

absence of certain violations, breaches or defaults under certain agreements, organizational documents and laws, in each case, arising out of the execution and delivery by Parent and Merger Sub of the merger agreement and the performance by Parent and Merger Sub of their respective obligations under the merger agreement;

•	operation and ownership of Merger Sub;
•	accuracy of information supplied by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement;
•	the entry into the contribution agreement with the Preferred Shareholder Group;
•	the sufficiency of funds to consummate the merger;
•	financial condition of the surviving company following the consummation of the merger;
•	absence of undisclosed brokerage, financial advisory, finders’ and similar fees and commissions; and
•	the execution and delivery of the guaranty.

None of the representations and warranties contained in the merger agreement will survive beyond the effective time.

Conduct of Business by the Company Pending the Merger

The merger agreement contains certain covenants restricting the conduct of business by the Company between August 7, 2020 and the earlier of (a) the date the merger agreement is terminated in accordance with the provisions set forth therein or (b) the effective time. In general, the Company has agreed that, except (i) as contemplated or permitted by the merger agreement, (ii) as required by applicable law, or (iii) as contemplated by the terms of any material contract of the Company, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, (A) conduct its operations only in the ordinary course of business consistent with past practice in all material respects, and (B) use its commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other persons with whom it has business relationships.

The Company has also agreed that, except (a) as otherwise contemplated or permitted by the merger agreement or the disclosure schedule delivered by the Company to Parent immediately prior to the execution of the merger agreement, (b) as required by applicable law or (c) as contemplated by the terms of any material contract of the Company, from the date of the merger agreement until the earlier of (i) the date upon which the merger agreement is terminated in accordance with the provisions set forth therein, or (ii) the effective time, the Company will not, and will not permit any of its subsidiaries to take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

•	amend any of its organizational documents;
•

make, declare or pay any dividend or other distribution (whether in cash, shares or property) on any shares in the capital of the Company, other than (i) any dividends paid with respect to the Preferred Shares in accordance with the terms and provisions of the certificate of designations of the preferred shares or (ii) any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary of the Company;

•

other than with respect to the preferred shares in accordance with the terms and provisions of the certificate of designations of the preferred shares, (i) adjust, subdivide, consolidate or reclassify its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its shares or that of its subsidiaries, (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any of its shares or any securities convertible or exchangeable into or exercisable for any of its shares, (iii) grant any person any right or option to acquire any of its shares, (iv) issue, deliver or sell any additional shares or any securities convertible or exchangeable into or exercisable for any of its shares or such securities (other than pursuant to the vesting of restricted common shares and RSUs outstanding as of the date of the merger agreement and in accordance with the terms of such restricted common shares and RSUs as of the date of the merger agreement) or (v) enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, except as permitted in the merger agreement;

•

acquire, by merger, amalgamation, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other person or division thereof, or any substantial portion thereof, except for (i) transactions between the Company and any wholly-owned subsidiary of the

Company or transactions between any such wholly-owned subsidiaries, or (ii) purchases of equipment or inventory in the ordinary course of business consistent with past practice;
•

sell, lease, license, transfer, pledge, encumber, grant, abandon, let lapse or dispose of any material Company assets, including the share capital of subsidiaries of the Company, other than (i) the sale or lease of inventory in the ordinary course of business consistent with past practice or pursuant to existing contracts, or (ii) the disposition of used or excess equipment in the ordinary course of business consistent with past practice; provided, however, that no disposition will be permitted if it would result in an “event of default” under (and as defined in) any contract relating to the Company indebtedness or any other material contract;

•

other than in the ordinary course of business consistent with past practice (i) enter into or materially modify any material contract or intellectual property contract, other than as permitted by the merger agreement, (ii) enter into any contract that would limit or otherwise restrict the Company or any of its subsidiaries or any of their successors, or that would, after the effective time, limit or otherwise restrict Parent or any of its subsidiaries (including the surviving company) or any of their successors, from engaging or competing in any line of business, in any geographic area or with any person in any material respect, (iii) enter into or modify any contract constituting or relating to a related party transaction, other than transactions between the Company and any wholly-owned subsidiary of the Company, transactions between any such wholly-owned subsidiaries or transactions with the Preferred Shareholder Group, or (iv) terminate, cancel or request any material change in any material contract;

•

incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries or enter into any “keep well” or other agreement to maintain any financial condition of another person, other than (i) trade payables and other trade debt and (ii) indebtedness incurred since the date of the merger agreement in the ordinary course of business consistent with prior practice; provided, however, in no event will the outstanding indebtedness of the Company and its subsidiaries exceed the following amounts by more than a ten percent (10%) variance:

o	Denizbank hedging liability, $3,500,000;
o	Denizbank term loan liability, $10,650,000 (expected to be offset by $3,000,000 cash asset);
o	Turkish statutory employment liability reserve, $2,400,000;
o	Payroll Protection Program liabilities, $650,000;
o	Turkish tax liabilities, $1,500,000;
o	Turkish accounts payable, $3,900,000; and
o	U.S. accounts payable, $1,000,000;
•

(i) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) to any subsidiaries of the Company or (y) in the ordinary course of business consistent with past practice, or (ii) make or forgive any loans (other than routine expense allowances issued in the ordinary course of business) to its directors, officers, employees or consultants;

•

except for claims and litigation with respect to which an insurer (but neither the Company nor any of its subsidiaries) has the right to control the decision to settle, settle any action, in each case made or pending against the Company or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of actions which, in any event (1) are solely for monetary damages for an amount not to exceed $200,000 in the aggregate or (2) would not be reasonably expected to prohibit or restrict in any material respect the Company and its subsidiaries from operating their business in substantially the same manner as operated on the date of the merger agreement; provided, however, that the Company will (i) promptly notify Parent of the institution of any shareholder litigation against the Company or any of its directors relating to the merger agreement, the merger or the transactions contemplated by the merger agreement, (ii) keep Parent fully informed on a reasonably current basis regarding all material developments in any such shareholder litigation, (iii) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, and (iv) give due consideration to Parent’s advice with respect to such shareholder litigation;

•	fail to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
•	cancel any material indebtedness or waive any claims or rights of $100,000 or more in value, in each case other than in the ordinary course of business; or
•	agree to do any of the foregoing.

Notwithstanding anything contained in the merger agreement to the contrary, in no event will the Company be deemed to have breached its obligations under the merger agreement with respect to the foregoing covenants unless the applicable Company action or omission is (i) effectuated by an employee of the Company or any of its subsidiaries outside such employee’s designated scope of authority in the ordinary course of business and without the actual knowledge of Mr. Mitchell, or (ii) explicitly approved by a majority of the members of the Board and such action is opposed in writing by Mr. Mitchell in his capacity as a manager of Parent.

The Company’s Shareholder Meeting

The Company will take all action reasonably necessary in accordance with the Companies Act and its bye-laws to duly call, give notice of, convene and hold the special meeting of Company shareholders as promptly as reasonably practicable after this proxy statement is cleared by the SEC for mailing to the Company’s shareholders for the purpose of voting on the approval and adoption of the merger agreement, the statutory merger agreement and the transactions contemplated thereby; provided that without the written consent of Parent, the special meeting of Company shareholders will not be held later than sixty (60) days after the clearance of this proxy statement by the SEC. The Company will, through the Board and the Special Committee, use commercially reasonable efforts to solicit proxies in favor of the approval and adoption of the merger agreement and the statutory merger agreement and take all other action reasonably necessary or advisable to secure the requisite company vote. Parent and Merger Sub and their representatives will have the right to solicit proxies in favor of the approval and adoption of the merger agreement and the statutory merger agreement. The “requisite company vote” is defined in the agreement as the approval and adoption of the merger agreement and the statutory merger agreement by the affirmative vote by (i) holders of common shares with at least 75% of the votes cast and (ii) holders of preferred shares with at least 75% of the votes cast, in each case at a duly convened meeting of the shareholders of the Company at which a quorum is present.  For purposes of the merger agreement, a quorum requires at least two persons in each class holding or representing by proxy more than 33.33% of the outstanding shares of each class of shares.

Restrictions on Solicitations; Acquisition Proposals; Superior Proposals

The Company has agreed to cease any discussions or negotiations that were ongoing as of the date of the merger agreement with respect to any acquisition proposals. As discussed in “Special Factors—Background of the Merger,” the Company was not engaged in any discussion or negotiations with any other persons as of the date of the merger agreement with respect to any acquisition proposals.  The Company has agreed not to, and has agreed to cause each of its subsidiaries not to, and has agreed to direct its representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or take any other action to knowingly facilitate the submission of any proposal that constitutes or is reasonably likely to lead to an acquisition proposal;
•

engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its subsidiaries, to any person that has made or indicated an intention to make a proposal that constitutes or is reasonably likely to lead to an acquisition proposal;

•	withdraw, modify or amend the Board’s recommendation regarding the merger proposal in any manner adverse to Parent in any material respect;
•	approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to an acquisition proposal; or
•	enter into any agreement in principle, arrangement, understanding or contract relating to a proposal that constitutes or is reasonably likely to lead to an acquisition proposal.

The Company must notify Parent promptly (and not later than 48 hours) upon receipt of (i) any acquisition proposal or indication by any person considering making an acquisition proposal or (ii) any request for non-public information relating to the Company or any of its subsidiaries, including the identity of such person and a description of the material terms and conditions of such acquisition proposal, indication or request. The Company must also keep Parent reasonably informed on a prompt basis of the status of any such acquisition proposal, indication or request and any related communications to or by the Company and its representatives.

Notwithstanding the foregoing, or anything in the merger agreement to the contrary, prior to obtaining the requisite company vote, in response to a bona fide written acquisition proposal, the Company and its representatives and the Board (acting through the Special Committee) are permitted to:

•	engage in discussions or negotiations with the person who has made an acquisition proposal (and its representatives) regarding such acquisition proposal; and

•	furnish or disclose any non-public information relating to the Company or any of its subsidiaries to the person who has made such acquisition proposal (and its representatives)

if, prior to taking any action described in the two bullets immediately above, the Board determines (i) in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and (ii) after consultation with its outside counsel, that failing to engage in such discussions or negotiations or take such action would be inconsistent with the fiduciary duties of the Board under applicable law. Furthermore, if the Company and its representatives and the Board (acting through the Special Committee) furnish or disclose any non-public information to another person in reliance on the foregoing exception, the Company must cause any person receiving such information to enter into a confidentiality agreement and such information must be provided to Parent (if it has not previously been provided) prior to or substantially concurrently with the time such information is provided to such person.

“Acquisition proposal” is defined in the merger agreement to mean any bona fide inquiry, proposal or offer made by any person for, in a single transaction or a series of transactions, (i) a merger, amalgamation, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend, share repurchase or similar transaction involving the Company or any of its subsidiaries, (ii) the direct or indirect acquisition by any person or group of twenty percent (20%) or more of the assets of the Company and its subsidiaries, on a consolidated basis or assets of the Company and its subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Company’s subsidiaries) or (iii) the direct or indirect acquisition by any person or group of twenty percent (20%) or more of the voting power of the outstanding common shares, including any tender offer or exchange offer that if consummated would result in any person beneficially owning common shares with twenty percent (20%) or more of the voting power of the outstanding common shares.

“Superior proposal” is defined in the merger agreement to mean a bona fide written acquisition proposal (with the percentages in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an acquisition proposal pursuant to clause (ii) or (iii) of the definition thereof cannot constitute a superior proposal under clause (i) under the definition thereof unless it also constitutes a Superior Proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the Company’s shareholders than the merger and the other transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such acquisition proposal and the merger agreement (including any changes to the terms of the merger agreement committed to by Parent to the Company in writing in response to such acquisition proposal).

Changes in the Recommendation of the Board

Prior to obtaining the requisite company vote, in response to a bona fide written acquisition proposal, the Company and its representatives and the Board (acting through the Special Committee) are also permitted to (i) make an adverse recommendation change, (ii) approve, endorse or recommend such acquisition proposal, and (iii) cause or permit the Company to terminate the merger agreement in order to concurrently enter into an agreement regarding a superior proposal, if:

•

the Company receives from the person submitting such acquisition proposal an executed confidentiality agreement (which the Company may negotiate during the four (4) business day notice period described below) in a customary form; and

•

the Board determines (i) in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal and (ii) after consultation with outside legal counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Board under applicable law.

Notwithstanding the foregoing, the Board cannot make an adverse recommendation change or approve, endorse or recommend such acquisition proposal, and the Company cannot terminate the merger agreement:

•

until after the fourth (4th) business day following Parent’s receipt of a notice of superior proposal from the Company advising Parent that the Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis of the proposed action by the Board and, if applicable, a statement that the Board intends to terminate the merger agreement, and

•

unless during such four (4) business day period following Parent’s receipt of a notice of superior proposal, in determining whether to make an adverse recommendation change, to endorse or recommend such acquisition proposal or to cause or permit the Company to so terminate the merger agreement, (A) the Company has offered to negotiate with (and, if accepted, negotiated with) Parent in making such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable the Company to proceed with the merger and the other transactions contemplated by the merger agreement, and (B) the Board has determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the superior proposal giving rise to such notice of superior proposal continues to be a superior proposal.

“Adverse recommendation change” is defined in the merger agreement to mean a withdrawal, modification or amendment to the recommendation in a manner adverse to Parent.

“Recommendation” is defined in the merger agreement to mean the recommendation by the Board that Company shareholders vote in favor of adoption of the merger agreement, the statutory merger agreement and the transactions contemplated thereby in accordance with the Companies Act and the TBOC.

Efforts to Consummate the Merger

Subject to the terms and conditions in the merger agreement, each of the Company, Parent and Merger Sub will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable.

Indemnification and Insurance

From and after the effective time, Parent and the surviving company will cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any person who is now, or has been or becomes at any time prior to the effective time, a director, officer or employee of the Company or any of its subsidiaries, together with such person’s heirs, executors, trustees, fiduciaries and administrators, which are referred to as the “indemnified parties”, as provided in the Company organizational documents, or in agreements, copies of which have been made available to Parent or its representatives prior to the date of the merger agreement, between an indemnified party and the Company or one of its subsidiaries or otherwise in effect on the date of the merger agreement to survive the merger, to be assumed by the surviving company and Parent in the merger, and to continue in full force and effect for a period of not less than six (6) years after the effective time, or, if longer, for such period as is set forth in any applicable agreement with an indemnified party in effect on the date of the merger agreement, copies of which have been made available to Parent or its representatives prior to the date of the merger agreement. Parent will guarantee such performance by the surviving company.

Without limiting any additional rights that any indemnified party may have under any applicable insurance policy, any employment or indemnification agreement or under the Company organizational documents, resolution of the Board or the merger agreement, Parent and the surviving company, jointly and severally, will indemnify each indemnified party to the fullest extent permitted by applicable laws from and against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof), with respect to all acts and omissions arising out of or relating to such indemnified party’s service as a director, officer or employee of the Company or its subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof, occurring prior to or at the effective time. If any indemnified party is or becomes involved in any action in connection with any matter occurring prior to or at the effective time, Parent will cause the surviving company to pay as incurred such indemnified party’s legal fees, costs and expenses incurred in connection with such action, subject to the surviving company’s receipt of an undertaking by or on behalf of such indemnified party, if and only to the extent required by applicable law, to repay such legal fees, costs and expenses if it is ultimately determined under applicable laws that such indemnified party is not entitled to be indemnified under the Company’s bye-laws or other organizational documents.

Prior to the effective time, Parent will cause the surviving company to, obtain effective as of the effective time, and fully pay (which may include by premium financing) for “tail” insurance policies with a claims period of at least six (6) years after the effective time which obligation may be satisfied by extending the current policies of directors’ and officers’ liability insurance maintained by the Company or by providing for policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the indemnified parties with respect to claims arising out of or relating to events which occurred before or at the effective time so long as the surviving company is not required to pay an aggregate premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of the merger agreement, which is referred to in this proxy statement as the maximum premium. If the surviving company is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the maximum premium, the surviving company will instead obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the maximum premium. Following the closing of the merger agreement, the surviving company will and will cause its subsidiaries to, and Parent will cause the surviving company and its subsidiaries to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

The foregoing covenants contained in the merger agreement will survive consummation of the merger and will be binding on the surviving company and Parent, and are intended to be for the benefit of, and will be enforceable by, each of the indemnified parties and their respective heirs and legal representatives and will not be deemed exclusive of any other rights to which an indemnified party is entitled, whether pursuant to law, contract or otherwise.

In the event that Parent or the surviving company or any of their respective successors or assigns (i) consolidates with, amalgamates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors or assigns of Parent or the surviving company or the holder of their assets, as the case may be, will succeed to the obligations set forth in the merger agreement.

State Takeover Laws

If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation is or becomes applicable to the merger agreement, the merger or the transactions contemplated by the merger agreement, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the merger agreement, the merger and the transactions contemplated thereby.

Other Covenants

The merger agreement contains other customary covenants and agreements, including, but not limited to, covenants relating to this proxy statement, public announcements, access and confidentiality and actions to cause the disposition of certain equity securities of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Completion of the Merger

The consummation of the merger is subject to the satisfaction or waiver of certain conditions. Conditions to the obligations of each of the parties to complete the merger include:

•	approval and adoption of the merger proposal by the requisite company vote;
•	the absence of certain governmental orders that restrain, enjoin or otherwise prohibit the consummation of the merger or the other transactions contemplated by the merger agreement; and
•

receipt of all consents, approvals and other authorizations, in each case, of any governmental entity required to consummate the merger and the other transactions contemplated by the merger agreement, subject to certain excluded consents.

Conditions to the obligations of the Company to complete the merger include:

•	the accuracy of the representations and warranties of Parent and Merger Sub (subject to certain qualifications);
•	the performance by Parent and Merger Sub in all material respects of their obligations and covenants required by the merger agreement and delivery of all required deliverables and certifications;
•	no withdrawal, revocation or modification of the opinion of Seaport regarding the fairness of the merger consideration; and
•	receipt of an opinion of the Texas counsel of Parent and Merger Sub related to the transactions contemplated by the merger agreement.

Conditions to the obligations of Parent and Merger Sub to complete the merger include:

•	the accuracy of the representations and warranties of the Company (subject to certain qualifications);
•	the performance by the Company in all material respects of its obligations and covenants required by the merger agreement and delivery of all required deliverables and certifications;
•	no more than 10% of the common shares owned by shareholders other than the entities in the Preferred Shareholder Group are dissenting shares;
•	the absence of a company material adverse effect; and
•	the payment by the Company of all costs and expenses incurred by the Company and arising out of or incurred in connection with the merger agreement and the transactions contemplated thereby.

Termination of the Merger Agreement

Parent, Merger Sub and the Company may, by mutual written consent, terminate the merger agreement at any time prior to the effective time of the merger, whether before or after adoption of the merger proposal by the Company’s shareholders.

Either Parent or the Company may terminate the merger agreement at any time prior to the effective time, whether before or after the adoption of the merger proposal by the Company’s shareholders as follows:

•

if the merger has not been consummated by the outside date; provided that the outside date may be extended by either Parent or the Company for up to an additional 120 days if necessary for purposes of obtaining any governmental consent required to consummate the merger and the other transactions contemplated by the merger agreement;

•

if the merger agreement and the statutory merger agreement has been submitted to the shareholders of the Company for approval and adoption at a duly convened Company shareholders meeting (or adjournment or postponement thereof) and the requisite company vote is not obtained;

•	if any law prohibits consummation of the merger; or
•	if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable;

provided, however, that the right to terminate the merger agreement for one of the foregoing reasons will not be available to any party to the merger agreement whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement has been a principal cause of, or resulted in, the failure to consummate the merger.

Parent may unilaterally terminate the merger agreement at any time prior to the effective time, whether before or after adoption of the merger proposal by the Company’s shareholders as follows:

•	if the Board makes an adverse recommendation change, or publicly proposes to do so;
•

if (i) the Board approves, endorses or recommends a superior proposal, (ii) the Company enters into a definitive contract (other than a confidentiality agreement or similar agreement) relating to the consummation of a superior proposal, (iii) a tender offer or exchange offer for any issued and outstanding shares of the Company is commenced prior to obtaining the requisite company vote and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) business days after commencement, or (iv) the Company or the Board publicly announces its intention to do any of the foregoing; or

•

if the Company breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (i) would give rise to the failure of a closing condition regarding representations, warranties, covenants or agreements and (ii) has not been cured (or is not capable of being cured) by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent.

The Company may unilaterally terminate the merger agreement at any time prior to the effective time, whether before or after adoption of the merger proposal by the Company’s shareholders as follows:

•	in order to concurrently enter into an agreement regarding a superior proposal (subject to the conditions set forth in the merger agreement); or
•

if Parent breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (i) would give rise to the failure of a closing condition regarding representations, warranties, covenants or agreements and (ii) has not been cured (or is not capable of being cured) by Parent within thirty (30) days after Parent’s receipt of written notice of such breach from the Company.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become null and void and have no effect other than the provisions of the merger agreement below that survive such termination:

•	provisions relating to reimbursement of expenses;
•	provisions relating to remedies specific performance;
•

provisions relating to confidentiality of all documents and other information concerning the Company and its subsidiaries furnished to the Parent and Merger Sub in connection with the merger agreement and the  transactions contemplated thereby;

•

provisions relating to the restriction on public announcements with respect to the merger agreement, the merger or the other transactions contemplated thereby without prior consent of the other party; and

•	other miscellaneous provisions contained in the merger agreement.

If the merger agreement is validly terminated, subject to the provisions above, there will be no liability on the part of Parent, Merger Sub or the Company or any related party. However, if such termination results from (a) the pre-termination intentional and in bad faith failure of any party to perform its obligations contained in the merger agreement, (b) the intentional and in bad faith breach by any party of its representations or warranties contained in the merger agreement or (c) fraud, then, subject to certain provisions in the merger agreement, such party will be fully liable for any liabilities incurred or suffered by the other parties as a result of such failure or breach. For purposes of the merger agreement, “intentional and in bad faith” breach or failure means a material breach or failure, as appropriate, that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of the merger agreement.

Expenses Following Termination

The merger agreement provides that, upon termination of the merger agreement in connection with a superior proposal, the Company would be required to reimburse Parent within thirty (30) days of such termination for all reasonable, documented out-of-pocket fees and expenses, including reasonable attorney fees, incurred in furtherance of approval and consummation of the transactions contemplated by the merger agreement; provided, that in no event will such reimbursement obligation of the Company exceed $350,000 in the aggregate.

Stock Exchange Delisting

The Company will use its commercially reasonable efforts to cooperate with Parent to cause the common shares to be delisted from the NYSE American Exchange and Toronto Stock Exchange and deregistered under the Exchange Act as soon as practicable following the effective time.

Shareholder Litigation

In the event that any shareholder litigation arising from or related to the merger agreement, the merger or the other transactions contemplated by the merger agreement is brought or threatened to be brought against the Company or any of its officers or members of the Board after August 7, 2020 and prior to the effective time, the Company is required to promptly notify Parent of the institution of any such shareholder litigation against the Company or any of its directors relating to the merger agreement, the merger or the transactions contemplated thereby and is required to keep Parent fully informed on a reasonably current basis with respect to all material developments thereof. The Company is required to provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, and give due consideration to Parent’s advice with respect to such shareholder litigation.

Costs and Expenses

All costs and expenses incurred in connection with the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs or expenses, whether or not the merger is consummated, subject to certain exceptions specified in the merger agreement.

Amendment

The merger agreement may not be amended except by an instrument in writing signed by each of the Company, Parent and Merger Sub at any time before or after the adoption of the merger proposal by the Company’s shareholders (except that after the adoption of the merger proposal by the Company’s shareholders, there may be no amendment that by applicable law requires further approval by the Company’s shareholders without further approval of the Company’s shareholders).

Governing Law

The merger agreement is governed by and will be construed with regard to, in all respects, including as to validity, interpretation and effect, the laws of the State of Delaware with respect to contracts performed within that state; provided that any provisions of the merger agreement which relate to the exercise of a director or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including but not limited to mergers under the Companies Act) will be governed by and in accordance with the laws of Bermuda.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE COMPANY

Executive Officers and Directors

A biography for each of our current directors and executive officers is set forth below. None of the Company nor any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Other than Mr. David G. Mitchell, who is a Canadian and Mexican citizen, and Mr. Selami E. Uras, who is a Turkish citizen, each of the Company’s directors and executive officers listed below is a United States citizen. None of the Company nor any of the Company’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address of each of our executive officers and directors is TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, Texas 75001, and their business telephone number is (214) 220-4323.

Executive Officers	Age	Positions
N. Malone Mitchell 3rd	59	Chairman and Chief Executive Officer
Tabitha T. Bailey	35	Vice President, General Counsel, and Corporate Secretary
Todd C. Dutton	66	President
Michael P. Hill	39	Chief Accounting Officer
David G. Mitchell	39	Vice President of Engineering
Selami E. Uras	62	Executive Vice President--Turkey

N. Malone Mitchell 3rd has served as the Company’s chief executive officer since May 2011, as a director since April 2008, and as the Company’s chairman since May 2008. Since 2005, Mr. Mitchell has served as the president of Riata Corporate Group, LLC and Longfellow Energy, LP, a Dallas-based private oil and natural gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of SandRidge Energy, Inc. (formerly Riata Energy, Inc.), an independent oil and natural gas company concentrating in exploration, development, and production activities. Until he sold his controlling interest in Riata Energy, Inc. in June 2006, Mr. Mitchell also served as president, chief executive officer, and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States. Mr. Mitchell earned a B.S. from Oklahoma State University.

Through his senior executive officer positions at Riata Corporate Group, LLC and Riata Energy, Inc., Mr. Mitchell brings extensive executive leadership experience, organizational experience, and over 30 years of experience in the oil and natural gas industry to the board of directors. Mr. Mitchell is familiar with the Company’s day-to-day operations and performance and the oil and natural gas industry in general. Mr. Mitchell’s insight into the Company’s operations and performance is critical to board discussions.

Tabitha T. Bailey has served as the Company’s vice president, general counsel, and corporate secretary since January 2019, and as associate general counsel from June 2017 to January 2019. Previously, Ms. Bailey served as an attorney in the corporate department at Akin Gump Strauss Hauer & Feld LLP from October 2013 to June 2017, where she represented clients in mergers, acquisitions, capital raising, securities compliance, and other strategic transactions across a broad range of industries. Ms. Bailey began her career as an attorney in the corporate department at Haynes and Boone, LLP. Ms. Bailey earned a B.A. in International Studies from the University of Mississippi and a J.D. from Vanderbilt University Law School.

Todd C. Dutton has served as the Company’s president since May 2014. Mr. Dutton has served as president of Longfellow, a Dallas, Texas-based independent oil and natural gas exploration and production company owned by the Company’s chairman and chief executive officer, N. Malone Mitchell 3rd and his family, since January 2007, where his primary responsibility is to originate and develop oil and natural gas projects. He brings 43 years of experience in the oil and natural gas industry, focusing on exploration, acquisitions and property evaluation. He has served in various supervisory and management roles at Texas Pacific Oil Company, Coquina Oil Corporation, BEREXCO INC., and Riata Energy, Inc. Mr. Dutton earned a B.B.A. in Petroleum Land Management from the University of Oklahoma.

Michael P. Hill has served as the Company’s chief accounting officer and principal accounting and principal financial officer since January 2019. Mr. Hill served as chief accounting officer of AVAD Energy Partners, LLC from December 2017 to January 2019, where he was responsible for internal and external financial reporting, cash management, debt compliance, relationships with oil and gas purchasers, execution of the hedging strategy, and analyzing profitability. Previously, Mr. Hill served as the Company’s corporate controller from June 2017 to December 2017, the Company’s financial reporting manager from 2012 to June 2017, and the Company’s senior financial reporting accountant from 2010 to 2012. Mr. Hill also served as international controller at Toreador

Resources Corporation and began his career as an auditor at Grant Thornton LLP. Mr. Hill earned a B.B.A. in Accounting and Finance from Texas Tech University.

David G. Mitchell has served as the Company’s vice president of engineering since February 2017. Previously, Mr. D. Mitchell served as the Company’s operations manager from January 2017 to February 2017 and senior operations engineer from May 2013 to January 2017. In addition to his experience at the Company, Mr. D. Mitchell has also served in corresponding positions at Longfellow Energy, LP since May 2013. Previously, Mr. D. Mitchell held various positions in production, midstream, development, and completions engineering throughout British Columbia, Alberta, New York, and Pennsylvania with Talisman Energy.  Mr. D. Mitchell holds a BASC (Engineering) from the University of British Columbia and is a registered Professional Engineer (Alberta).

Selami E. Uras has served as the Company’s executive vice president since 2016. From 2006 to 2016, Mr. Uras served as resident representative / manager of the Company in Turkey. Prior to joining the Company in 2006, Mr. Uras served as the resident general manager of ARCO Oil and Gas Company (ARCO) in Turkey for fifteen years. Mr. Uras began his career in the oil and gas industry in 1980 at Geophysical Services Inc. (GSI), a subsidiary of Texas Instruments Corporation. Mr. Uras is also a successful entrepreneur in certain other industries, including mining. Mr. Uras graduated from TED Ankara College in 1976 and from The Faculty of Economical & Commercial Sciences in Ankara in 1980 and earned his Turkish CPA certificate in 1992.

Directors†	Age	Positions
N. Malone Mitchell 3rd‡	59	Chairman
Charles J. Campise(1)(2)(3)	69	Director
Jonathon Fite(4)	46	Director
K. Kirk Krist(1)(3)	62	Director
H. Lee Muncy	67	Director
Gregory K. Renwick(2)(3)(4)	72	Director
Randall I. Rochman(2)	61	Director
†

Mr. Riggs, who was a director and member of the Special Committee, did not stand for re-election at the Company’s annual meeting. Accordingly, his last day as a director was June 5, 2020, and all references in this proxy statement to the Special Committee relating to actions taken after such date exclude Mr. Riggs. Mr. Krist did not become a member of the Special Committee until April 7, 2020 when he was appointed as a member of the Board, and all references in this proxy statement to the Special Committee relating to actions taken prior to such date exclude Mr. Krist. Bob Alexander, who died on April 5, 2020, was a member of the Board of Directors and the Special Committee prior to his death on April 5, 2020.

‡	Mr. Mitchel’s biography is presented above with the Company’s executive officers.
(1)	Member of the Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Special Committee.
(4)	Member of the Compensation Committee.

Charles J. Campise has served as a director since June 2012. He retired from Toreador Resources Corporation, an oil exploration and production company in March 2010, where he had served as senior vice president and chief financial officer since May 2006. Mr. Campise served as corporate controller for Transmeridian Exploration Incorporated from December 2003 until May 2005. Prior to that, Mr. Campise served in a variety of financial and accounting positions at Sovereign Oil & Gas Company, Apache Corporation, and Ocean Energy, Inc.

Mr. Campise is a former chief financial officer who brings more than 40 years of international oil and natural gas financial and accounting expertise to the board of directors. Mr. Campise is chairman of the Company’s audit committee and an audit committee financial expert as a result of his 29 years of experience as a certified public accountant and more than 40 years of experience in various accounting and financial roles at oil and natural gas exploration and production companies.

Jonathon T. Fite has served as a director since December 2016. Mr. Fite has served as a Managing Partner of KMF Investments, LP, a private investment partnership, since March 2008. From 1998 to 2008, Mr. Fite was a strategic consultant at Accenture, advising Fortune 500 clients on matters including merger and acquisitions, supply chain operations, and process reengineering. Mr. Fite is also a Lecturer for the College of Business at the University of North Texas. He graduated with honors from the University of Arkansas with a B.S. and M.S. in Industrial Engineering.

Mr. Fite’s experience managing a private investment partnership and serving as a strategic consultant brings important insights into board oversight and compensation matters.

K. Kirk Krist has served as a director since April 2020. Mr. Krist has served as president and chief executive officer of The K. Kirk Krist Company, a Houston-based private company specializing in oil and gas leasing, land management, farmouts, mergers, investments, venture capital, acreage swaps, mineral interests, overrides, royalties, acquisitions and divestitures, since 1981. From 1997 until a 2010 sale to Halliburton (NYSE: HAL), Mr. Krist served as a member of the board of directors, and from 2002 to 2006 as chairman of the board of directors, of Boots & Coots International Well Control, Inc. (Amex: WEL), a well control service company. Mr. Krist served as chairman and chief executive officer of Applied Snubbing Technology from 1997 until its sale in 1999 to Cudd Pressure Control/RPC (NYSE: RES). Mr. Krist served as chief executive officer and president of K. Kirk Krist & Associates, Inc. (“KKK&A”), a Houston-based land management services company, from 1981 until 1997, when Mr. Krist sold his interest in KKK&A to its management team. Mr. Krist earned a B.B.A. from the University of Texas.

Mr. Krist has extensive experience as an executive officer in the oil and natural gas services industry and has extensive financial, executive leadership, and organizational experience. Mr. Krist also has experience serving as a director of a public company, which brings important insights into board oversight and corporate governance matters.

H. Lee Muncy has served as a director since June 2019. Mr. Muncy served as the Company’s vice president of geosciences from 2014 until his retirement in 2019. Mr. Muncy previously served as vice president, exploration for the Bass Companies, a group of Fort Worth, Texas-based independent oil and natural gas exploration and production companies, where he worked from 2000 to 2012. He began his career as a geologist with Mobil Oil Corporation and served as exploration manager for Fina Oil & Chemical Company and vice president of exploration and land for TransTexas Gas Corp. Mr. Muncy earned a B.S. and an M.S. in Geology & Mineralogy from The Ohio State University.

Including his executive officer positions at the Company and the Bass Companies, Mr. Muncy brings to the board of directors more than 40 years of geological experience in the oil and natural gas industry, where he has focused on exploration, exploitation, and worldwide transactions. Mr. Muncy is familiar with the Company’s day-to-day operations and would provide the board with important insights into operations and business development.

Gregory K. Renwick has served as a director since February 2014. Mr. Renwick worked at Mobil for 25 years and, under his leadership, Mobil successfully acquired upstream assets in Kazakhstan, Turkmenistan, and Azerbaijan. He served as director, president and chief executive officer of East West Petroleum Corp. from 2010 to 2013 and as the director of business development for Dana Gas PJSC in the United Arab Emirates from 2007 to 2010. Mr. Renwick served as a director of North American Oil and Gas Corp. from 2012 through 2013.

Mr. Renwick is a seasoned global petroleum executive with technical and management experience in the region in which the Company operates. With over 35 years of experience in the petroleum industry, Mr. Renwick provides the board with important insights into business development and exploration activities.

Randall I. Rochman has served as a director since December 2016. Until his retirement on September 16, 2020, Mr. Rochman served as the CEO of West Family Investments, Inc. in Evanston, IL, for thirteen years. Mr. Rochman was previously a Vice President of, and held various positions within, the Investment Management Division at Goldman Sachs in Chicago and New York from 1981 to 2007. He received his B.S. in Accounting from the University of Illinois, and his M.M. in Finance from Northwestern University (Kellogg).

Mr. Rochman brings more than 30 years of financial experience and expertise to the board. With his experience in management positions within the investment sector, Mr. Rochman brings important insights into board oversight and audit matters.

Prior Public Offerings

During the past three years, the Company has not made any underwritten public offering of our common shares for cash that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A.

Historical Consolidated Financial Information

The Company’s audited financial statements for the fiscal years ended December 31, 2019 and December 31, 2018, and the notes thereto, contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the Company’s unaudited financial statements for the six month period ended June 30, 2020, and the notes thereto, contained in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, are incorporated by reference in this proxy statement.

For additional information, see “Where You Can Find Additional Information” beginning on page 85 of this proxy statement. Historical results are not necessarily indicative of results to be expected in any future period.

Summary Financial Information

The following summary consolidated financial information was derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and from the Company’s unaudited consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the six-month period ended June 30, 2020, each of which are incorporated herein by reference, and are not necessarily indicative of the results to be expected for the full year or for any other period.

The following summary financial information as of and for the fiscal years ended December 31, 2019 and 2018 have been derived from the Company’s historical audited consolidated financial statements, and the summary financial information as of and for the six months ended June 30, 2020 and 2019 are derived from the Company’s unaudited condensed consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. More comprehensive financial information is included in those reports, including in the management’s discussion and analysis of financial condition and results of operations section. For additional information, see “Where You Can Find Additional Information.” Historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,		For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2020	2019	2020	2019
	(in thousands, except per share data)
Income Statement Data:
Oil and natural gas sales	$ 66,829	$ 70,268	$ 6,483	$ 17,134	$ 14,826	$ 35,994
Other revenue	551	521	17	81	34	262
Total revenue	67,380	70,789	6,500	17,215	14,860	36,256
Total cost and expenses	48,597	45,276	8,296	10,888	38,752	26,721
Operating (loss) income	18,783	25,513	(1,796)	6,327	(23,892)	9,535
Interest and other expense	(10,667)	(10,048)	(2,369)	(2,753)	(4,608)	(5,231)
Interest and other income	947	1,082	292	221	413	395
(Loss) gain on derivatives	(966)	(1,797)	(3,217)	(323)	4,296	(433)
Foreign exchange loss	(4,569)	(10,292)	(356)	(115)	(484)	(1,388)
(Loss) income from operations before income taxes	3,528	4,458	(7,473)	3,357	(34,403)	2,878
Income tax (expense) benefit	8,894	9,764	(261)	(3,366)	2,704	(6,789)
Net loss	$ (5,366)	$ (5,216)	$ (7,734)	$ (9)	$ (31,699)	$ (3,911)
Net loss per common share:
Basic and Diluted	$ (0.10)	$ (0.10)	$ (0.12)	$ (0.00)	$ (0.51)	$ (0.07)

	As of December 31		As of June 30
	2019	2018	2020	2019
	(in thousands, except per share data)
Balance Sheet Data:
Current assets	$ 44,208	$ 44,355	$ 36,226	$ 54,400
Property and equipment, net	84,518	87,259	54,936	81,879
Total other assets	7,778	986	3,524	7,908
Current liabilities	42,170	41,891	35,220	46,743
Total long-term liabilities	40,704	32,240	30,681	47,446
Total shareholders’ equity (deficit)	7,580	12,419	(17,265)	3,948
Other Financial Data (unaudited):
Book value per share	$ [●]	$ [●]	$ [●]	$ [●]

No separate financial information is provided for Parent or Merger Sub because Parent and Merger Sub are newly formed entities formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to shareholders in evaluating the proposed merger and merger agreement because (i) the proposed per share merger consideration is all-cash, and (ii) if the merger is completed, the Company’s common shares will cease to exist and no longer be publicly traded.

Other Company Information

The Company provided information to the Special Committee and to Seaport for the purpose of Seaport’s financial analysis. See “Opinion of Seaport Gordian Energy LLC” beginning on page 32 of this proxy statement and “Certain Unaudited Prospective Financial Information Concerning the Company” beginning on page 37 of this proxy statement.

Market Price of the Common Shares

United States

The Company’s common shares are listed and traded on the NYSE American Exchange under the symbol “TAT.” The following table shows the high and low sales prices, as reported by the NYSE American Exchange for the periods indicated.

	High	Low

Fiscal Year Ended December 31, 2018
First Quarter	$2.18	$1.11
Second Quarter	$2.17	$1.29
Third Quarter	$1.86	$1.00
Fourth Quarter	$1.57	$0.65

Fiscal Year Ended December 31, 2019
First Quarter	$1.43	$0.76
Second Quarter	$1.28	$0.70
Third Quarter	$0.82	$0.61
Fourth Quarter	$0.71	$0.35
Fiscal Year Ended December 31, 2020
First Quarter	$0.70	$0.12
Second Quarter	$0.58	$0.16
Third Quarter (through September 18, 2020)	$0.84	$0.21

The closing price of our common shares on the NYSE American on August 6, 2020, the last trading day prior to the public announcement of the execution of the merger agreement, was $0.34 per share. If the merger agreement is adopted by our shareholders and the merger is completed, each outstanding common share (other than excluded shares) will be converted into the right to receive $0.13 per share in cash, without interest. The $0.13 per share to be paid as merger consideration in respect of each common share represents a discount of approximately 62% to the closing price of the Company’s common shares on August 6, 2020 on the NYSE American.

On [●], 2020, the most recent practicable date before this proxy statement was mailed to our common shareholders, the closing price for our common shares on the NYSE American was $[●] per share. You are encouraged to obtain current market quotations for our common shares in connection with voting your common shares.

Canada

The Company’s common shares are listed and traded on the Toronto Stock Exchange under the symbol “TNP.” The following table shows the high and low sales prices, as reported by the Toronto Stock Exchange for the periods indicated.

	High	Low

Fiscal Year Ended December 31, 2018
First Quarter	CA$2.65	CA$1.45
Second Quarter	CA$2.76	CA$1.61
Third Quarter	CA$2.40	CA$1.27
Fourth Quarter	CA$1.97	CA$0.89

Fiscal Year Ended December 31, 2019
First Quarter	CA$1.89	CA$1.03
Second Quarter	CA$1.40	CA$0.94
Third Quarter	CA$1.08	CA$0.80
Fourth Quarter	CA$0.90	CA$0.46
Fiscal Year Ended December 31, 2020
First Quarter	CA$0.80	CA$0.18
Second Quarter	CA$0.75	CA$0.23
Third Quarter (through September 18, 2020)	CA$1.10	CA$0.26

The closing price of our common shares on the Toronto Stock Exchange August 6, 2020, the last trading day prior to the public announcement of the execution of the merger agreement, was CA$0.45 per share. If the merger agreement is adopted by our shareholders and the merger is completed, each outstanding common share (other than excluded shares) will be converted into the right to receive $0.13 per share in cash, without interest. The $0.13 per share to be paid as merger consideration in respect of each common share represents a discount of approximately 62% to the closing price of the Company’s common shares on August 6, 2020 on the Toronto Stock Exchange.

On [●], 2020, the most recent practicable date before this proxy statement was mailed to our common shareholders, the closing price for our common shares on the Toronto Stock Exchange was $[●] per share. You are encouraged to obtain current market quotations for our common shares in connection with voting your common shares.

As of the record date, the Company had approximately [●] common shareholders of record.

There is no established trading market for the preferred shares, which are all owned by the Preferred Shareholder Group.

Dividends

We have not declared any dividends to date on our common shares. We have no present intention of paying any cash dividends on our common shares in the foreseeable future. Our term loan with DenizBank includes restrictions on the payment of dividends. Additionally, pursuant to the merger agreement, we are restricted from paying any dividends on any shares of capital of the Company other than dividends paid with respect to preferred shares or any dividend or distribution between the Company and a subsidiary of the Company.

Dividends on the preferred shares are payable quarterly at our election in cash, common shares or a combination of cash and common shares at an annual dividend rate of 12.0% of the liquidation preference if paid all in cash or 16.0% of the liquidation preference if paid in common shares. If paid partially in cash and partially in common shares, the dividend rate on the cash portion is 12.0%, and the dividend rate on the common share portion is 16.0%. Dividends are payable quarterly on March 31, June 30, September 30, and December 31 of each year. The holders of the preferred shares also are entitled to participate pro-rata in any dividends paid on the common shares on an as-converted-to-common shares basis. For the three and six months ended June 30, 2020, we recorded $1.8 million and $3.2 million, respectively, in dividends on the preferred shares.  For the three and six months ended June 30, 2019, we recorded $1.8 million and $3.2 million, respectively, in dividends on the preferred shares. For the year ended December 31, 2018, we paid $5.3 million in cash and issued 1,808,001 common shares as dividends on the preferred shares. For the year ended December 31, 2019, we paid $1.4 million in cash and issued 9,507,092 common shares as dividends on the preferred shares.

Purchase of Equity Securities by the Company

The Company has not purchased any of its common shares or preferred shares during the past two years.

Other Transactions in the Company’s Securities

Acquiring Group

None of the Acquiring Group have purchased, sold or otherwise received any securities of the Company during the past two years, except as provided below:

N. Malone Mitchell 3rd. During the fourth quarter of 2018, Mr. Mitchell purchased 858,818 common shares in the open market at prices ranging from $0.99 to $1.02 at an average purchase price of $1.00. During the second quarter of 2019, Mr. Mitchell purchased 363,146 common shares in the open market at prices ranging from $0.75 to $0.80 per common share at an average purchase price of $0.79 per common share. On June 6, 2019, Mr. Mitchell purchased 6,772,612 common shares from Dalea in a private sale at a price per common share equal to $0.775. The foregoing purchases of common shares were purchased through accounts that Mr. and Mrs. Mitchell own jointly with rights of survivorship. On January 15, 2019, June 28, 2019, January 15, 2020 and June 3, 2020, Mr. Mitchell received 1,842; 27,961; 15,829 and 52,090 common shares, respectively, upon the vesting of restricted stock units.

KMF Investments Partners, LP. During the fourth quarter of 2018, KMF Investments Partners, LP purchased 40,000 common shares in the open market at prices ranging from $1.01 to $1.08 per common share at an average purchase price of $1.45 per common share. During the second quarter of 2019, KMF Investments Partners, LP purchased 53,958 common shares in the open market at prices ranging from $0.70 to $0.82 at an average purchase price of $0.79 per common share. On December 31, 2018, July 2, 2019, September 30, 2019, December 31, 2019 and July 30, 2020, KMF Investments Partners, LP received 135,452; 173,929; 199,596; 338,734 and 423,381 common shares, respectively, in the form of dividends based on its ownership of preferred shares.

Dalea Partners, LP. On December 31, 2018, July 2, 2019, September 30, 2019, December 31, 2019 and July 30, 2020, Dalea received 82,449; 105,780; 121,493; 206,186 and 265,403 common shares, respectively, in the form of dividends based on its ownership of preferred shares. On June 6, 2019, Dalea sold 6,772,612 common shares to Mr. Mitchell in a private sale at a price per common share equal to $0.775.

Jonathon Fite. On June 18, 2019 and June 3, 2020, Mr. Fite received 27,961 and 52,090 common shares, respectively, upon the vesting of restricted stock units.

Longfellow Energy, LP. On December 31, 2018, July 2, 2019, September 30, 2019, December 31, 2019 and July 30, 2020, Longfellow received 402,433; 516,744; 593,000; 2,606,775 and 3,368,089 common shares, respectively, in the form of dividends based on its ownership of preferred shares. During the fourth quarter of 2019, Longfellow purchased 7,363,053 common shares from Nokomis Capital, L.L.C. in a private purchase at a purchase price of $2,769,244.

Randy Rochman. On December 31, 2018, July 2, 2019, September 30, 2019, December 31, 2019 and July 30, 2020, Randy Rochman received 29,446; 37,811; 43,391; 73,638 and 94,787 common shares, respectively, in the form of dividends based on his ownership of preferred shares. On June 18, 2019 and June 3, 2020, Mr. Rochman received 27,961 and 52,090 common shares, respectively, upon the vesting of restricted stock units.

West Investment Holdings, LLC. On December 31, 2018, July 2, 2019, September 30, 2019, December 31, 2019 and July 30, 2020, West Investment Holdings, LLC received 196,309; 252,070; 289,269; 490,919 and 631,912 common shares, respectively, in the form of dividends based on its ownership of preferred shares.

Other

Except as described above, there have been no transactions in common shares or preferred shares by the Company within the 60 days prior to the date of this proxy statement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company regarding the beneficial ownership of common shares and preferred shares as of [●], 2020 (unless otherwise indicated), the most recent practicable date by (i) each of the Company’s “named executive officers” as determined pursuant to SEC rules, (ii) each director, (iii) all of the Company’s directors and executive officers as a group and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of the Company’s capital shares.

Elsewhere in this proxy statement, references to beneficial ownership of common shares exclude beneficial ownership of common shares as a result a person’s ownership of preferred shares because members of the Preferred Shareholder Group will not convert their preferred shares into common shares for purposes of voting on the merger proposal at the special meeting.  However, for purposes of this section of the proxy statement, the amounts and percentages of common shares beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, the named persons below have sole voting and investment power, or share voting and investment power with their spouses, with respect to beneficially owned shares listed below.

The percentages included in the table below are based on 68,586,290 outstanding common shares and 921,000 outstanding shares of preferred shares as of [●], 2020. The address for all persons listed below is TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, TX 75001.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
N. Malone Mitchell 3rd(2)	34,643859	50.51%
Tabitha T. Bailey	28,171	*
Michael P. Hill	11,602	*
Todd C. Dutton	12,889	*
David G. Mitchell	18,489	*
Selami E. Uras	101,541	*
Charles J. Campise	123,561	*
Jonathon T. Fite(3)	3,422,455	4.99%
K. Kirk Krist	0	*
Harold Lee Muncy	44,604	*
Gregory K. Renwick	127,706	*
Randall I. Rochman(4)	1,296,180	1.87%

All executive officers and directors as a group (12 persons)(5)	36,299,380	58.07%

*	Less than 1% of the outstanding common shares.
(1)

Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of common shares shown as beneficially owned includes common shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of common shares shown as beneficially owned includes common shares subject to restricted stock units that were outstanding on [●], 2020 and that will vest within 60 days of [●], 2020. RSUs that will vest within 60 days after [●], 2020 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The number of common shares shown as beneficially owned also includes common shares that may be acquired upon conversion of preferred shares at a conversion price of $1.0928 per common share. Common shares that may be acquired upon conversion of preferred shares are deemed outstanding for computing the percentage of the person holding preferred shares but are not deemed outstanding for computing the percentage of any other person.

(2)

Based on Amendment No. 26 to Schedule 13D filed by Dalea Partners, LP (“Dalea”), Dalea Management, LLC (“Dalea Management”),  Longfellow Energy, LP (“Longfellow”),  Deut 8, LLC (“Deut 8”), Mr. Mitchell, Amy Mitchell, the Alexandria Nicole Mitchell Trust # 2005 (“Alexandria Trust”), the Elizabeth Lee Mitchell Trust #2005 (“Elizabeth Trust”), the Noah Malone Mitchell, 4th Trust #2005 (“Noah Trust”), and Stevenson Briggs Mitchell (together, the “Mitchell Group”) on August 12, 2020 (“Mitchell Amendment No. 26”). According to Mitchell Amendment No. 26, Dalea shared voting and dispositive power over 7,055,190 common shares, Dalea Management shared voting and dispositive power over 7,055,190 common shares, Longfellow shared voting and dispositive power over 43,195,309 common shares, Duet 8 shared voting and dispositive power over 43,195,309 common shares, Mr. Mitchell had sole voting and dispositive power over 302,300 common shares, shared voting power over 60,650,109 common shares, and shared dispositive power over 60,650,109 common shares, Mrs. Mitchell had sole voting and dispositive power over 25,000 common shares and shared voting and dispositive power over 60,650,109 common shares, Alexandria Trust had sole voting and dispositive power over 3,105,490 common shares, Elizabeth Trust had sole voting and dispositive power over 3,105,490 common shares, Noah Trust had sole voting and dispositive power over 3,105,490 common shares, and Stevenson Briggs Mitchell had sole voting and dispositive power over 2,134,998 common shares. Mr. and Mrs. Mitchell indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea and is owned 100% by Mr. and Mrs. Mitchell. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. and Mrs. Mitchell. Mr. Mitchell is a manager of Deut 8. Mr. and Mrs. Mitchell and their children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s chairman and chief executive officer. Includes 26,308,550 common shares issuable to Dalea and Longfellow upon conversion of preferred shares. The members of the Mitchell Group (excluding Alexandria Trust, Elizabeth Trust, Noah Trust, and Stevenson Briggs Mitchell) are prohibited from converting the preferred shares held by each of them if any member of the Mitchell Group would obtain beneficial ownership in excess of 49.9% of the outstanding common shares.

(3)

Based on a Form 4 filed by Mr. Fite on July 31, 2020 (the “Fite Form 4”). According to the Fite Form 4, Mr. Fite owns 108,197 common shares, and KMF Investments Partners, LP owns 3,105,146 common shares and 209,122 common shares that may be acquired upon conversion of preferred shares within 60 days of March 20, 2020. KMF Investments Partners, LP is prohibited from converting the preferred shares held by it if it or Mr. Fite would obtain beneficial ownership in excess of 4.99% of the outstanding common shares. Mr. Fite, as a co-owner of the general partner of KMF Investments Partners, LP and a limited partner of KMF Investments Partners, LP, may be deemed to beneficially own the common shares beneficially owned by KMF Investments Partners, LP.

(4)

Based on a Form 3 filed by Mr. Rochman on December 15, 2016 (“Rochman Form 3”) and a Form 4 filed by Mr. Rochman on August 3, 2020 (“Rochman Form 4”). According to Rochman Form 3 and Rochman Form 4, Mr. Rochman has sole voting and dispositive power over 1,296,180 common shares, consisting of 609,870 common shares and 686,310 common shares that may be acquired upon conversion of preferred shares.

(5)	Reflects the information in footnotes (1) through (4) above.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE ACQUIRING GROUP

Background on the Acquiring Group; Additional Information Regarding Members of the Acquiring Group

The Acquiring Group refers to Parent, Merger Sub, the Preferred Shareholder Group, Mr. Mitchell, Mrs. Mitchell, Dalea Management, LLC (which is managed and owned by Mr. and Mrs. Mitchell and is the general partner of Dalea) and Deut 8, LLC (which is managed and owned by Mr. and Mrs. Mitchell and is the general partner of Longfellow). The Preferred Shareholder Group, which collectively own 100% of the Company’s outstanding preferred shares, refers to the Mitchell Group, KMF Investments Partners, LP (an affiliate of Mr. Fite), West Investment Holdings, LLC (an affiliate of Mr. Rochman), Randall I. Rochman and Betsy Rochman. The Mitchell Group refers to Longfellow Energy, LP (an affiliate of Mr. and Mrs. Mitchell), Dalea Partners, LP (an affiliate of Mr. and Mrs. Mitchell), the Alexandria Nicole Mitchell Trust #2005, the Elizabeth Lee Mitchell Trust #2005, the Noah Malone Mitchell, 4th Trust #2005 and Stevenson Briggs Mitchell.

Set forth below is the name, business address and business telephone number and certain other information for each member of the Acquiring Group and each of their directors, executive officers and other controlling persons, as applicable. Unless otherwise noted, all natural persons that are part of the Acquiring Group are citizens of the United States of America. During the past five years, none of the persons or entities described below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five (5) years, none of the members of the Acquiring Group nor any of their respective directors or executive officers have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent

TAT Holdco LLC, which we refer to as “Parent,” is a Texas limited liability company and an affiliate of the Preferred Shareholder Group. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including the merger. Parent’s principal place of business is 16803 Dallas Parkway, Suite 200, Addison, Texas 75001.

Merger Sub

TAT Merger Sub LLC, which we refer to as “Merger Sub,” is a Texas limited liability company and wholly-owned subsidiary of Parent, was formed by Parent on July 24, 2020, solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby. Merger Sub’s principal place of business is 16803 Dallas Parkway, Suite 200, Addison, Texas 75001.

N. Malone Mitchell 3rd

Mr. Mitchell is the Company’s Chairman and Chief Executive Officer. See “Important Additional Information Regarding the Company” on page 71 of this proxy statement for Mr. Mitchell’s biography.

Amy Mitchell

Mrs. Mitchell is the spouse of N. Malone Mitchell 3rd.  Mrs. Mitchell is an investor, entrepreneur, and philanthropist who has individually developed numerous companies during her career. Mrs. Mitchell’s principal place of business is 16803 Dallas Parkway, Addison, Texas 75001.

Dalea Management, LLC.

Dalea Management, LLC is the general partner of Dalea Partners, LP.  Dalea Management, LLC is owned by Mr. and Mrs. Mitchell, who are also the sole managers of Dalea Management, LLC.  Dalea Management, LLC’s principal place of business is 16803 Dallas Parkway, Addison, Texas 75001.

Deut 8, LLC

Deut 8, LLC is the general partner of Longfellow Energy, LP.  Deut 8, LLC is owned by Mr. and Mrs. Mitchell, who are also the sole managers of Deut 8, LLC.  Deut 8, LLC’s principal place of business is 16803 Dallas Parkway, Addison, Texas 75001.

The Mitchell Group

Longfellow Energy, LP. Longfellow Energy, LP, which we refer to as “Longfellow,” is a Texas limited partnership. Longfellow is an independent oil and natural gas exploration and production company owned by Mr. Mitchell and his family. Longfellow’s principal place of business is 16803 Dallas Parkway, Addison, Texas 75001.

Dalea Partners, LP. Dalea Partners, LP, which we refer to as “Dalea,” is an Oklahoma limited partnership. Dalea is a U.S. based private equity firm that is also owned by Mr. Mitchell and his wife. Dalea’s principal place of business is 16803 Dallas Parkway, Addison, Texas 75001.

The Alexandria Nicole Mitchell Trust #2005, the Elizabeth Lee Mitchell Trust #2005 and the Noah Malone Mitchell, 4th Trust #2005. These are trusts benefitting three of Mr. Mitchell’s children, respectively. The principal place of business each of these trusts is 16803 Dallas Parkway, Addison, Texas 75001.

Stevenson Briggs Mitchell. Mr. Stevenson Briggs Mitchell is the son of Mr. Mitchell. After studying finance at the University of Denver, Mr. Stevenson Briggs Mitchell spent four years in Sao Paulo, Brazil serving as director of Laco Management Participacoes, Consultoria E Assessoria De Investimentos Ltda., a food and beverage focused investment fund.  Mr. Stevenson Briggs Mitchell now pursues various entrepreneurial endeavors while maintaining an administrative role at Laco. The principal place of business for Mr. Stevenson Briggs Mitchell is 16803 Dallas Parkway, Addison, Texas 75001.

The Preferred Shareholder Group

The Mitchell Group. A description of each of the persons that is a member of the Mitchell Group is set forth above.

KMF Investments Partners, LP.  KMF Investments Partners, LP is a Delaware limited partnership operating as a value-oriented investment firm focused on deeply undervalued companies. Mr. Fite is the co-owner of the general partner of KMF Investments Partners, LP and a limited partner of KMF Investments Partners, LP. The principal place of business for KMF Investments Partners, LP is c/o KMF Investments Management, LLC, 3110 Montecito Drive, Denton, Texas 76205. See “Important Additional Information Regarding the Company” on page 71 of this proxy statement for Mr. Fite’s biography.

West Investment Holdings, LLC.  West Investment Holdings, LLC is a Delaware limited liability company engaged in a multi-strategy approach to the investment of its assets. Until September 16, 2020, Mr. Rochman was the CEO of West Family Investments, Inc., the managing member of West Investment Holdings, LLC. The principal place of business for West Investment Holdings, LLC is 5800 Armada Drive, Carlsbad, CA 92008.

Randall I. Rochman. See “Important Additional Information Regarding the Company” on page 71 of this proxy statement for Mr. Rochman’s biography.

Betsy Rochman is the spouse of Randall I. Rochman.  Mrs. Rochman, a U.S. citizen, is an investor who is actively involved in charitable causes with a particular emphasis on providing assistance to essential workers during the COVID-19 pandemic.

NOTICE TO CANADIAN SHAREHOLDERS

The Company is an SEC foreign issuer (as defined in National Instrument 71-102 – Continuous Disclosure and Other Exemptions Relating to Foreign Issuers). As a result, this solicitation of proxies is being effected, and the disclosures relating to the merger and the Company (including those incorporated by reference into this proxy statement) have been prepared, in accordance with the requirements of U.S. federal securities laws. Canadian shareholders should be aware that these requirements differ from those of the provinces and territories of Canada and that Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions does not apply to the merger. In addition, the financial statements and other financial information of the Company included in and incorporated by reference in this proxy statement are presented in U.S. dollars, have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements or other financial information prepared by Canadian companies.

Canadian shareholders should be aware that the merger may have tax consequences in Canada that are not described in this proxy statement and should consult with their own tax advisors to determine the particular tax consequences to them of the merger in light of their particular circumstances, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local or other taxing jurisdiction.

The enforcement by shareholders of civil liabilities under Canadian securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Bermuda, that all the Company’s officers and directors are resident outside of Canada, and that all the assets of the Company are located outside Canada. As a result, it may be difficult or impossible to effect service of process within Canada upon the Company or its officers or directors, or to realize against them upon judgments of courts of Canada predicated upon civil liabilities under Canadian securities laws. Canadian shareholders should also not assume that the courts of the United States: (a) would enforce judgments of Canadian courts obtained in actions against such persons predicated upon civil liabilities under Canadian securities laws; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under Canadian securities laws.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than the matters described in this proxy statement. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our Company and our shareholders.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect our annual meeting of shareholders in 2021, which we refer to as the “2021 annual meeting.”

We will consider for inclusion in our proxy materials for the 2021 annual meeting of shareholders proposals that are received no later than December 25, 2020 (which is 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the 2020 annual meeting of shareholders). If the date of the 2021 annual meeting is changed by more than 30 days from the anniversary date of the 2020 annual meeting on June 5, 2020, then the deadline will be a reasonable time before we begin to print and mail proxy materials for the 2021 annual meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

In addition, any shareholder who wishes to propose a nominee to our Board or propose any other business to be considered by the shareholders (other than a shareholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of the bye-laws. Under our bye-laws and the Companies Act 1981, shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution that may be properly moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give the Company notice of the resolution at the

Company’s registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the Company’s bye-laws relating to shareholder proposals.

Shareholders must submit their proposals to our corporate headquarters located at 16803 Dallas Parkway, Suite 200, Addison, Texas 75001, Attention: Tabitha Bailey, Secretary.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own shares of our common shares in “street name,” your broker or bank should have notified you that your household will receive only one set of proxy materials and a single letter of transmittal. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and the Company because it reduces the volume of duplicate information received at your household and helps the Company reduce expenses and conserve natural resources.

Shareholders of record who have the same address will receive only one copy of the proxy materials and a single letter of transmittal if each person in the household has previously consented to receiving only a single set of the Company’s proxy materials. Upon written or oral request, we will deliver promptly a copy of the proxy materials and a separate letter of transmittal to any shareholder that elects not to participate in householding. If you would like to receive your own set of the Company’s proxy materials for the special meeting or in the future and a separate letter of transmittal, or if you share an address with another shareholder of the Company and together both of you would like to receive only a single set of the Company’s proxy materials and a letter of transmittal, please contact the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, Texas, 75001, or call telephone number (214) 220-4323.

The request must be made by each person in the household. The revocation of your consent to householding will be effective 30 days following its receipt.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. Information about the Company, including the Company’s filings, is also available on its website at http://www.transatlanticpetroleum.com/. The information contained on or accessible through its website is not part of this Proxy Statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement.

Because the merger is a “going private” transaction, the Company and the Acquiring Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this Proxy Statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholders or any representative who has been so designated in writing.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020; and

•

The Company’s Current Reports on Form 8-K, filed with the SEC on January 2, 2020, April 9, 2020, April 23, 2020, May 14, 2020, May 27, 2020, June 3, 2020, June 4, 2020, July 2, 2020, August 3, 2020, August 10, 2020, September 14, 2020 and September 22, 2020.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this proxy statement and before the special meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of any of the documents incorporated by reference in this proxy statement. Requests for such copies should be directed to the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Suite 200, Addison, Texas, 75001, or call telephone number (214) 220-4323 and should be made at least five business days before the date of the special meeting. If you wish to receive a copy of any documents incorporated by reference in this proxy statement, will mail you these documents without charge excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this proxy statement).

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

annex a

Merger agreement

AGREEMENT AND PLAN OF MERGER

by and among

TAT HOLDCO LLC,

TAT MERGER SUB LLC,

and

TRANSATLANTIC PETROLEUM LTD.

Dated as of August 7, 2020

Section 8.9	Entire Agreement	37
Section 8.10	Headings	37
Section 8.11	Interpretation	37
Section 8.12	Definitions	38

AGREEMENT AND PLAN OF merger

This Agreement and Plan of Merger, dated as of August 7, 2020 (the “Agreement”), is by and among TAT Holdco LLC, a Texas limited liability company (“Parent”), TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub” and, taken together with Parent, the “Parent Parties”), and TransAtlantic Petroleum Ltd., a Bermuda exempted company (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings in Section 8.12.

RECITALS

WHEREAS, it is proposed that the Company merge with and into Merger Sub (the “Merger”), and continue as a Texas limited liability company in accordance with the Companies Act of 1981 of Bermuda, as amended (the “Companies Act”) and the Texas Business Organizations Code (the “TBOC”) and otherwise on the terms and subject to the conditions set forth in this Agreement and the Bermuda Merger Agreement (as defined below);

WHEREAS, the Board of Directors of the Company (the “Company Board”) acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), acting unanimously (other than, on behalf of the Company, N. Malone Mitchell 3rd, Randall I. Rochman, and Jonathon T. Fite, each of whom recused himself from such determination and approval) has (a) determined that the Merger is in the best interests of the Company and its shareholders and constitutes fair value to its shareholders, (b) approved and adopted this Agreement (subject to the approval of the shareholders) and the transactions contemplated herein, including the Merger and recommended the adoption of this Agreement by the shareholders of the Company in accordance with the Companies Act and the TBOC, and (c) approved  entry into a statutory merger agreement between the Company and Merger Sub in a mutually agreed form in accordance with Bermuda law (the “Bermuda Merger Agreement”) (subject to the approval of the shareholders);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company are entering into a Voting and Support Agreement (the “Voting Agreement”), with Parent pursuant to which, among other things, such shareholders have agreed to (a) vote the issued and outstanding Common Shares and Preferred Shares beneficially owned by such shareholders in favor of approval and adoption of this Agreement and the Bermuda Merger Agreement, (b) take other actions in furtherance of the transactions contemplated by this Agreement and the Bermuda Merger Agreement, (c) waive any appraisal rights that such holders may have and (d) not vote the issued and outstanding Common Shares and Preferred Shares beneficially owned by such shareholders in favor of certain transactions other than the Merger and the other transactions contemplated by this Agreement and the Bermuda Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a Limited Guaranty (the “Guaranty”) from Dalea Partners, LP, an Oklahoma limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, all of the holders of Preferred Shares have entered into a Contribution Agreement with Parent and certain other Persons (the “Contribution Agreement”), pursuant to which, subject to the terms and conditions contained therein, the holders of Preferred Shares committed to transfer, contribute and deliver all of their Preferred Shares and their pro rata share of US$100,000 to Parent in exchange for equity of Parent.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1	The Merger; Effective Time.

(a)At the Effective Time and subject to the terms and conditions of this Agreement, the Bermuda Merger Agreement, and the applicable provisions of the Companies Act and the TBOC, (a) the Company shall be merged with and into Merger Sub, (b) the separate corporate existence of the Company shall cease and (c) Merger Sub shall, as the surviving company in the Merger (the “Surviving Company”), continue its existence and be governed under the TBOC.  The name of the Surviving Company shall be TAT Merger Sub LLC.  The Merger shall constitute a merger pursuant to the applicable provisions of the Companies Act and the TBOC.

(b)Subject to and upon the terms and conditions of this Agreement and the Bermuda Merger Agreement, on or prior to the Closing Date, the parties shall cause (i) the Bermuda Merger Agreement to be executed and delivered, (ii) a notice of the Merger together with all matters required to be attached thereto or contained therein (the “Bermuda Merger Notice”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Bermuda Registrar”) as provided under and in accordance with section 104C of the Companies Act, including a statement that the effective time of the Merger will be the date and time specified in the Bermuda Merger Agreement, the date the Texas Certificate of Merger is filed with the Texas Secretary of State or at such other subsequent date as the Company and Merger Sub may agree pursuant to the terms of the Bermuda Merger Agreement in accordance with the Companies Act and the TBOC (the “Effective Time”), and (iii) the Texas Certificate of Merger to be filed with the Texas Secretary of State in accordance with the TBOC.  At any time after the Effective Time, if any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights and privileges as provided herein, the officers of the Surviving Company are fully authorized in the name of the Company or otherwise to take, and shall take, all such lawful and necessary action.

(c)At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Texas Certificate of Merger and the applicable provisions of the Companies Act and the TBOC. Without limitation of the foregoing, and subject thereto, at the Effective Time: (i) the merger of the Company with and into Merger Sub and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (ii) the property of each of the Company and Merger Sub shall become the property of the Surviving Company; (iii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; (iv) any existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against any of the Company or Merger Sub may continue to be prosecuted by or against the Surviving Company; and (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the Surviving Company.

Section 1.2Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Foley & Lardner LLP, 2021 McKinney Avenue, Suite 1600, Dallas, Texas 75201, as soon as possible, but in any event no later than the date that is five (5) Business Days after the date the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the parties may mutually agree.  The day on which the Closing takes places is referred to as the “Closing Date”.

Section 1.3Effects of the Merger.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Common Shares or equity interests in Parent or Merger Sub:

(a)Merger Sub Equity.  Each limited liability company membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding with full voting rights including the right to vote for the appointment of managers of the Surviving Company.

(b)Cancellation of Treasury Shares and Parent-Owned Securities.  Each (i) Common Share owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time and (ii) Preferred Share owned, directly or indirectly, by Parent, the equity holders of the Parent or any of Parent’s wholly-owned Subsidiaries (including Merger Sub) immediately prior to the Effective Time ((i) and (ii) collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c)Conversion of Company Equity.  Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares), including for the avoidance of doubt each Common Share subject to an RSU that will vest as of the Effective Time in accordance with Section 1.5 below, shall be converted automatically into the right to receive US$0.13 in cash (subject to any applicable withholding Tax), and without interest (the “Merger Consideration”), whereupon all such Common Shares shall be automatically canceled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those shares (“Certificates”) and the holders of Common Shares registered in the register of shareholders of the Company (“Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 1.4.

Section 1.4Surrender of Certificates; Payment of Merger Consideration.

(a)Paying Agent.  Prior to the Effective Time, Parent shall (i) select a bank or trust company, reasonably satisfactory to the Company, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent in customary form agreed to by Parent and the Company.

(b)Payment Fund.  At or prior to the Effective Time, Parent shall (a) provide funds to the Paying Agent in amounts sufficient for the payment of the Merger Consideration payable under Section 1.3(c). Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c)Payment Procedures.

(i)Letter of Transmittal.  As promptly as practicable (but in no event later than three (3) Business Days) following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Shares converted pursuant to Section 1.3(c) the following: (A) a letter of transmittal in customary form agreed to by Parent and the Company (a “Letter of Transmittal”), specifying that delivery shall be effected, and risk of loss and title to such holder’s converted shares shall pass, only upon proper delivery of Certificates, or transfer of Book-Entry Shares, and a Letter of Transmittal to the Paying Agent and (B) instructions for surrendering such Certificates, if any.

(ii)Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of Common Shares evidenced by that Certificate less any required withholding of Taxes. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii)Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 1.4(c)(iii). Each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Paying Agent’s receipt of an “agent’s message” and the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled to receive pursuant to this Section 1.4(c)(iii).

(iv)Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(v)No Other Rights. Until surrendered in accordance with this Section 1.4(c), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate or Book-Entry Share and the Common Shares formerly represented by it.

(d)No Further Transfers. Immediately prior to the Effective Time, the register of shareholders of the Company shall be closed and there shall be no further registration of transfers of the Common Shares that were issued and outstanding immediately prior to the Effective Time.

(e)Required Withholding. Parent, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986 (the “Code”), (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(f)No Liability. None of Parent, the Surviving Company, the Paying Agent or any other Person shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g)Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding US$3 billion. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 1.3(c) shall be paid promptly to Parent.

(h)Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Section 1.4 shall look only to Parent for payment of the applicable Merger Consideration.

(i)Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 1.5Restricted Company Shares. As of the Effective Time, each outstanding restricted stock unit award granted under a Company Equity Plan (an “RSU”) shall fully vest and be cancelled and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the product of (x) the total number of Common Shares subject to such RSU immediately prior to the Effective Time times (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

Section 1.6Shares of Dissenting Holders. All Dissenting Shares shall be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration as described in Section 1.3(c), as though such Dissenting Shares were Common Shares for the purposes thereof, and any Dissenting Holder shall, in the event that the fair value of a Dissenting Share as determined by the Supreme Court of Bermuda under Section 106 of the Companies Act is greater than the Merger Consideration, be paid such difference by the Surviving Company within thirty (30) days of the final Court appraisal of the fair value of such Dissenting Shares. Additionally, in the event that a Dissenting Holder effectively withdraws or otherwise waives any right to appraisal, its Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Dissenting Share held by such Dissenting Holder. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal of Dissenting Shares or withdrawals of such demands received by the Company and (B) to the extent that the Company has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in settlement negotiations and proceedings with respect to any written demands for appraisal under the Companies Act. The Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications without the prior written consent of Parent.

ARTICLE II
THE SURVIVING COMPANY

Section 2.1Certificate of Formation.  The certificate of formation (as the equivalent corporate documents to the Company’s memorandum of continuance) of Merger Sub (the “Certificate of Formation”) in effect at the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.

Section 2.2Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law or the applicable governing documents of the Surviving Company, (i) the managers of Merger Sub at the Effective Time shall be the managers of the Surviving Company and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company. The registered office of the Surviving Company shall be 16803 Dallas Parkway, Addison, Texas 75001.

Section 2.3Company Agreement of the Surviving Company. The company agreement (as the equivalent corporate documents to the Company’s bye-laws) of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company (the “Surviving Company Operating Agreement”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as in this ARTICLE III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (a) in the Company SEC Documents filed or furnished with the SEC prior to the date hereof (excluding, in each case, any disclosures set forth or referenced in any risk factor section or any disclosure of risks included in any “forward-looking statements,” in each case solely to the extent they are general in nature; and provided further that nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties in Section 3.3 and Section 3.26), or (b) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each disclosure in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify each of the representations and warranties in this ARTICLE III (other than Section 3.3 and Section 3.26 in the case of such Company SEC Documents) to the extent the applicability of the disclosure is reasonably apparent from the text of the disclosure made.

Section 3.1Organization and Power. Each of the Company and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, exempted company, limited liability company or other legal entity and is in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failure to be so qualified or licensed or in good standing would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3Corporate Authorization.  The Company has all necessary corporate power and authority to enter into this Agreement and the Bermuda Merger Agreement and, subject to approval and adoption of this Agreement and the Bermuda Merger Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement and the Bermuda Merger Agreement. The Company Board by resolution (i) determined that this Agreement and the Bermuda Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are in the best interests of the Company and the Company's shareholders and constitute fair value to the Company’s shareholders; (ii) approved and declared advisable this Agreement and the Bermuda Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement and the Bermuda Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that this Agreement and the Bermuda Merger Agreement be submitted to a vote of the Company's shareholders for adoption at the Company Shareholder Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement, the Bermuda Merger Agreement and the transactions contemplated hereby and thereby in accordance with the Companies Act and the TBOC (the “Recommendation”). The (a) execution and delivery and performance by the Company of this Agreement and the Bermuda Merger Agreement and (b) consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate action or corporate proceeding on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Bermuda Merger Agreement, or the Merger subject to the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Bermuda Merger Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby.

Section 3.4Enforceability.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 3.5Organizational Documents.  The Company has made available to Parent or Representatives of Parent correct and complete copies of the memorandum of continuance and bye-laws of the Company, and the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of each of the Company’s Subsidiaries, or such documents have otherwise been filed or furnished with the Company SEC Documents (collectively, the “Company Organizational Documents”). Neither the Company nor any of its Subsidiaries is in violation of its respective Company Organizational Documents in any material respect.

Section 3.6Subsidiaries.  Except as set forth in Section 3.6 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, and all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are free and clear of any Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests except for any Liens imposed by applicable securities Laws, except where any such failure to own any such shares free and clear, is not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) the Company does not own, directly or indirectly, any share capital of, or any other securities convertible or exchangeable into or exercisable for share capital of, any Person other than the Subsidiaries of the Company.

Section 3.7Governmental Authorizations.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a)the filing of the Bermuda Merger Notice and related attachments with the Bermuda Registrar in accordance with section 104C of the Companies Act;

(b)the filing of the Texas Certificate of Merger and related attachments with the Texas Secretary of State in accordance with the TBOC;

(c)the filing of the Texas Certificate of Merger and related attachments with the Bermuda Registrar in accordance with the Companies Act;

(d)the filing with the SEC of (i) a proxy statement (the “Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the approval and adoption of this Agreement and the Bermuda Merger Agreement (the “Company Shareholders Meeting”), (ii) the Schedule 13E-3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) and (iii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act or the Exchange Act;

(e)compliance with any applicable foreign or state securities or blue sky laws;

(f)compliance with the NYSE and TSX rules and regulations;

(g)compliance with all applicable competition Laws, including the HSR Act (collectively, “Competition Laws”) including all such filings as may be required under any Competition Laws (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing);

(h)any other U.S. or Canadian regulatory filings/consents; and

(i)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, the consents, approvals and authorizations required under Section 3.7(a)-(i), the “Company Approvals”).

Section 3.8Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:

(a)contravene, violate or breach any provision of the Company Organizational Documents, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(b)contravene, violate or breach any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.7 have been obtained or made or, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(c)result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”), other than as in Section 3.8(c) of the Company Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(d)require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts, other than as in Section 3.8(d) of the Company Disclosure Letter or, if not obtained, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(e)give rise to any termination, cancellation, amendment, modification,  default or acceleration of Indebtedness under any Company Contracts (or event or condition that with the passage of time or giving of notice or both would give rise to any termination, cancellation, amendment, modification, default or acceleration of Indebtedness under any Company Contracts), other than as in Section 3.8(e) of the Company Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; or

(f)cause the creation or imposition of any Liens on any Company Assets, other than as in Section 3.8(f) of the Company Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.9Capitalization.

(a)As of the date of this Agreement, the Company’s authorized share capital consists solely of 200,000,000 Common Shares of par value of US$0.10 each (the “Common Shares”), 99,010,000 undesignated shares of par value US$0.01 each, and 950,000 preferred shares  designated as the “12.0% Series A Convertible Redeemable Preferred Shares” par value US$0.01 each (the “Preferred Shares”). As of July 31, 2020, (i) 68,586,290 Common Shares were issued and outstanding, (ii) 368,916 Restricted Company Shares were outstanding and subject to vesting restrictions, and (iii) 950,000 Preferred Shares were issued and outstanding and are convertible into 46,466,300 Common Shares. Except as provided in this Section 3.9(a), as of the date hereof, there are no shares or securities convertible into or exchangeable for shares in the share capital of the Company.

(b)The Company has made available to Parent or Representatives of Parent, or otherwise filed or furnished with the Company SEC Documents, correct and complete copies of all plans, including any amendments thereto, under which Restricted Company Shares and other share-based awards have been granted (the “Company Equity Plans”).

(c)Each issued and outstanding share of the share capital of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All non-corporate equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.

(d)Except as in Section 3.9(d) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Common Shares, Preferred Shares or share capital of any Subsidiary of the Company or (ii) to make any loan to or investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

Section 3.10Reports and Financial Statements.

(a)The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC on a timely basis since January 1, 2018 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). As of the date of filing or furnishing, in the case of Company SEC Documents filed or furnished pursuant to the Exchange Act (and to the extent such Company SEC Documents were amended, then as of the date of filing or furnishing such amendment), and as of the date of effectiveness in the case of Company SEC Documents filed pursuant to the Securities Act (and to the extent such Company SEC Documents were amended, then as of the date of effectiveness of such amendment), each of the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, furnished or effective, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of its filing date, furnishing date or effective date, as applicable. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto). Since January 1, 2018, subject to any applicable grace periods, the Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NYSE and TSX, except for any such noncompliance that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.11Internal Controls and Procedures.  The Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures.

Section 3.12No Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2019 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) are reflected in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the Company SEC Documents; (iii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iv) are for performance of obligations arising under Contracts and not arising under or resulting from any breach or non-performance of such Contract; (v) are incurred in connection with the transactions contemplated by this Agreement; or (vi) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.13Absence of Certain Changes or Events.

(a)Except as set forth on Section 3.13(a) of the Company Disclosure Letter, since January 1, 2020 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects, except in connection with this Agreement and the transactions contemplated herein.

(b)There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken after the date of the most recent financial statements contained in the Company SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), (d), (e), (f), (g), (h), (i), (j), (k) or (l), or (ii) except as set forth on Section 3.13(b) of the Company Disclosure Letter, since January 1, 2020, any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected, individually or in the aggregate,  to have a Company Material Adverse Effect.

Section 3.14Compliance with Law; Permits.

(a)Except as would not reasonably be expected, individually or in the aggregate, to (i) have a Company Material Adverse Effect with respect to non-U.S. or non-Bermuda Laws, or (ii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, with respect to U.S. and Bermuda Laws, neither the Company nor any of its Subsidiaries are in violation of any Laws to which the Company and its Subsidiaries are subject or by which any of the Company Assets are bound.  Except as would not reasonably be expected, individually or in the aggregate, to (i) have a Company Material Adverse Effect with respect to non-U.S. or non-Bermuda Laws, or (ii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, with respect to U.S. and Bermuda Laws, since January 1, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any such Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any such Governmental Entity with respect to any violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters. Except as would not reasonably be expected, individually or in the aggregate, to (i) have a Company Material Adverse Effect with respect to non-U.S. or non-Bermuda Laws, or (ii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, with respect to U.S. and Bermuda Laws, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or knowingly indirectly, in connection with the business activities of the Company used any funds for unlawful contributions, gifts, bribes, rebates, payoffs, influence payments, kickbacks, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or any other applicable Law related to anti-corruption.

(b)The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, constitute a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c)Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has, during the past three (3) years, violated the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) (collectively, “Export Control Laws”), or OFAC Rules and (ii) neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written or, to the Knowledge of the Company, other communication that alleges that the Company or any of its Subsidiaries has violated any Export Control Laws or OFAC Rules.

Section 3.15Environmental Matters.  Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2018, (a) the Company and its Subsidiaries have been, in compliance with all applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries has received any written notices or demand letters from any federal, state, local or foreign Governmental Entity or other Person alleging that the Company or any of its Subsidiaries is in violation of, or subject to liability under, any Environmental Law, the subject of which is unresolved, (c) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under Environmental Law, and (d) there has been no release or, to the Knowledge of the Company, threatened release of any Hazardous Substance in violation of any applicable Environmental Law or as would reasonably be expected to result in material liability under any Environmental Law at or from any properties or facilities currently owned, leased or operated by the Company or any of its Subsidiaries or, as regarding properties or facilities formerly owned, leased or operated by the Company or any of its Subsidiaries, as a result of any activity of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person, during the time such properties or facilities were owned, leased or operated by the Company or any of its Subsidiaries.

Section 3.16Employee Benefit Plans.

(a)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, its Subsidiaries or any other entity that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code maintains, contributes to, or has any liability, whether contingent or otherwise, with respect to, and has not within the preceding six (6) years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) that is or has been (i) subject to Title IV of ERISA or Section 412 of the Code or subject to Section 4063 or 4064 of ERISA or (ii) a Multiemployer Plan. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).

(b)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Section 3.16(b) of the Company Disclosure Letter: (i) since January 1, 2018, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service; (iii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (iv) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans; and (v) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, the Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan.

(c)Except as provided in this Agreement or as required by applicable Law or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation (other than state or federal unemployment insurance) or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, any benefits or compensation due to any such employee, consultant or officer or result in the forgiveness of any Indebtedness of any such individual to the Company or any of its Subsidiaries, (iii) result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code or (iv) result in any reimbursement of any excise Taxes incurred under Section 4999 of the Code.

(d)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with applicable Law and (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment.

Section 3.17Investigations; Litigation. There are no Actions pending (or, to the Knowledge of the Company, threatened) against (a) the Company or any of its Subsidiaries, or any Company Assets, or (b) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, that would reasonably be expected to cause a Company Material Adverse Effect or that would otherwise interfere in any material respect with the conduct of the Company and its Subsidiaries as now being currently conducted. There are no Orders outstanding against the Company or any of its Subsidiaries, except for those that, individually or in the aggregate, are not, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.18Proxy Statement; Other Information. The Proxy Statement and the Schedule 13E‑3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time filed with the SEC, or at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 shall comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.19Tax Matters.  Except as set forth on Section 3.19 of the Company Disclosure Letter or as would not, individually or in the aggregate, constitute a Company Material Adverse Effect: (i) since January 1, 2018, the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; (ii) since January 1, 2018, the Company and each of its Subsidiaries have paid all Taxes required to be paid (whether or not shown on such Tax Returns); (iii) there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business; or (viii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

Section 3.20Labor Matters. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, and (iii) unfair labor practices.

Section 3.21Intellectual Property.

(a)Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are used in the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, immediately following the Closing, the Company and its Subsidiaries will continue to own or have a right to use all Intellectual Property used in the business of the Company and its Subsidiaries as conducted as of the Closing. To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the three years prior to the date of this Agreement and (ii) as of the date hereof, no third party is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, in each case under clauses (i) and (ii) in a manner that would have a Company Material Adverse Effect.

(b)Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, there are no Actions pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership, internal transfers or assignments of, or right to use, Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

(c)Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2018, the Company and its Subsidiaries have taken commercially reasonable steps to comply with privacy and similar Laws and maintain the confidentiality of trade secrets, personal, sensitive, or similar customer information owned by them or in their custody.

Section 3.22Real and Personal Property.  Except as would not, individually or in the aggregate, (i) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and valid fee simple title to all of their respective material owned real property, (ii) constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to all the personal properties and assets reflected on the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company and its Subsidiaries taken as a whole (except for properties and assets that have been disposed of since the date thereof) and (iii) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid leasehold interests in all of their respective leased real property, in each case free and clear of all Liens except for Permitted Liens.  To the Knowledge of the Company, no Company Asset is on lease or on sublease to a Sanctioned Person in violation of OFAC.

Section 3.23Material Contracts.  As of the date hereof, there are no material Contracts to which the Company or any of its Subsidiaries is a party that are required to be described in, or filed as an exhibit to, any Company SEC Reports that are not so described or filed as required by the Securities Act or the Exchange Act (collectively, the “Material Contracts”). Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Material Contract has previously expired in accordance with its terms or as would not, individually or in the aggregate, constitute a Company

Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Material Contract, and, to the Knowledge of the Company, no party to any Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract, except in each case for such violations and failures as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.24Opinions of Financial Advisors.  Seaport Gordian Energy LLC (the “Advisor”) has delivered to the Special Committee and the Company Board, on or prior to the date hereof, its opinion (the “Fairness Opinion”) to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of Common Shares (other than Excluded Shares) is fair, from a financial point of view, to such holders and such opinion has not been withdrawn, revoked or modified (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).  The Company has obtained the authorization of Advisor to include a copy of such opinion in the Proxy Statement.

Section 3.25Finders or Brokers; Fees.  No broker, investment banker, financial advisor or other Person, other than the Advisor (and Company has furnished to Parent Parties a true, correct and complete copy of all engagement letters with the Advisor), is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

Section 3.26Required Vote of Company Shareholders.  The Requisite Company Vote is the only vote or consent of the holders of any class or series of the share capital of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the Companies Act, other applicable Laws or otherwise) to approve and adopt this Agreement, the Bermuda Merger Agreement, the Merger and the other transactions contemplated thereby.

Section 3.27Takeover Laws.  Assuming the accuracy of the representations and warranties of the Parent Parties set forth in ARTICLE IV, to the Knowledge of the Company, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation (collectively, “Takeover Statutes”) would reasonably be expected to restrict or prohibit this Agreement, the Bermuda Merger Agreement, the Merger or the other transactions contemplated hereby and thereby by reason of it being a party to this Agreement and the Bermuda Merger Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other transactions contemplated hereby and thereby.

Section 3.28Related Party Transactions.  Except as contemplated hereby or as otherwise disclosed in the Company SEC Documents, (i) since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries has incurred any material liability between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any Person (other than the holders of Preferred Shares, the Company or its Subsidiaries) which owns of record or beneficially any equity interest in any Subsidiary of the Company and (ii) since January 1, 2018, other than this Agreement and the other agreements contemplated hereby, the Company has not entered into any transaction, or series of similar transactions or entered into any Contracts, nor are there any currently proposed transactions, or series of similar transactions or Contracts to which the Company or any of its Subsidiaries was or, in the case of a proposed transaction, is to be a party, that would be required to be but has not been, disclosed under Item 404 of Regulation S-K of the SEC. For purposes of this Agreement, the transactions contemplated by clauses (i) and (ii) of the preceding sentence are referred to collectively as “Related Party Transactions.”

Section 3.29No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this ARTICLE III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates and the Company and its Affiliates shall have no liability to the Parent Parties or the Surviving Company with respect to any other representation, warranty, statement, document, prediction or other piece of information, written or oral, express or implied, made or provided to the Parent Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each of the Parent Parties represents and warrants to the Company as in this ARTICLE IV; provided that such representations and warranties by the Parent Parties are qualified in their entirety by reference to the disclosure in the disclosure schedule delivered by the Parent Parties to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), it being understood and agreed that each disclosure in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties in this ARTICLE IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1Organization and Power. Each of the Parent Parties is a limited liability company duly organized, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization. Each of the Parent Parties has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2Authority and Approval.  Each of the Parent Parties has all necessary power and authority to enter into this Agreement and the Bermuda Merger Agreement and to consummate the transactions contemplated by this Agreement and the Bermuda Merger Agreement. The approval of this Agreement, the Merger, the Bermuda Merger Agreement and the transactions contemplated hereby and thereby by Parent in its capacity as the sole shareholder of the Merger Sub is the only vote or consent of the holders of any class or series of ordinary shares of Merger Sub necessary to approve this Agreement, the Merger, the Bermuda Merger Agreement or the transactions contemplated hereby and thereby.

Section 4.3Enforceability.  This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 4.4Organizational Documents.  The Parent has made available to the Company correct and complete copies of the Organizational Documents in effect as of the date hereof of the Parent, and the Organizational Documents in effect as of the date hereof of the Merger Sub (collectively, the “Parent Parties’ Organizational Documents”). Neither the Parent nor Merger Sub is in violation of its respective Parent Parties’ Organizational Documents in any material respect.

Section 4.5Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a)the filing of the Bermuda Merger Notice and related attachments with the Bermuda Registrar in accordance with section 104C of the Companies Act;

(b)the filing of the Texas Certificate of Merger and related attachments with the Texas Secretary of State in accordance with the TBOC;

(c)the filing of the Texas Certificate of Merger and related attachments with the Bermuda Registrar in accordance with the Companies Act;

(d)the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or the Securities Act; and

(e)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect (collectively, the consents, approvals and authorizations required under Section 4.5(a)-(e), the “Parent Approvals”).

Section 4.6Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a)contravene or conflict with, or result in any violation or breach of, any provision of the Organizational Documents of Parent or Merger Sub, as in effect on the date of this Agreement except as would not reasonably be expected to have a Parent Material Adverse Effect;

(b)contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Merger Sub or by which any assets of Parent or Merger Sub (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made or, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect;

(c)result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or Merger Sub is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as would not reasonably be expected to have a Parent Material Adverse Effect; or

(d)require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than those that, if not obtained, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities of any type or kind whatsoever or conducted any operations other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding ordinary shares of Merger Sub are owned directly by Parent. Except for obligations and liabilities incurred in connection with its formation, the entry into this Agreement, the Bermuda Merger Agreement, the Merger or the transactions or performances contemplated hereby and thereby, each of Parent and Merger Sub has not and will not prior to the Effective Time (x) incur, directly or indirectly, any obligations, (y) enter into any other agreements or arrangements with any Person other than a holder of Preferred Shares, their Affiliates or their financing sources with respect to the Merger, or (z) acquire any material assets or liabilities other than those in furtherance of this Agreement.

Section 4.8Proxy Statement; Other Information. None of the information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any of the Parent Parties with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 4.9Contribution Agreement.

(a)Parent, the Preferred Shareholder Investors, and the others parties thereto have executed and delivered the Contribution Agreement, pursuant to which, subject to the terms and conditions thereof, (i) the Preferred Shareholder Investors committed to transfer, contribute and deliver all of their Preferred Shares to Parent in exchange for equity of Parent and (ii) all parties thereto waived any appraisal rights arising as a result of the Merger.

(b)Parent will have cash proceeds on the Closing Date sufficient for the satisfaction of the Parent Parties’ obligations to pay the aggregate Merger Consideration and pay any fees and expenses of or payable by the Parent Parties in connection with the Merger. Assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, any repayment of existing indebtedness contemplated by this Agreement, and the payment of all related fees and expenses), the Surviving Company’s financial condition shall not be materially worse than the Company’s financial condition on the date of this Agreement.  Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of is Subsidiaries or any other Person.

Section 4.10Finders or Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11Guaranty. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability: (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (b) is subject to general principles of equity. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guaranty.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1Conduct of Business of the Company.  From the date of this Agreement until the earlier of (a) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (b) the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) as contemplated by the terms of any Material Contract, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its operations only in the ordinary course of business consistent with past practice in all material respects, and (B) use its commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except (a) as otherwise contemplated or permitted by this Agreement or in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law, or (c) as contemplated by the terms of any Material Contract, from the date of this Agreement until the earlier of (i) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (ii) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a)Organization Documents. Amend any Company Organizational Documents (whether by merger, amalgamation, consolidation or otherwise);

(b)Dividends. Make, declare or pay any dividend or distribution (whether in cash, shares or property) on any shares in the capital of the Company, other than (1) any dividends paid with respect to the Preferred Shares in accordance with the terms and provisions of the Certificate of Designations of the Preferred Shares or (2) any dividend or distribution by a Subsidiary of the Company to the Company or a Subsidiary of the Company;

(c)Share Capital. Other than with respect to the Preferred Shares in accordance with the terms and provisions of the Certificate of Designations of the Preferred Shares, (1) adjust, subdivide, consolidate or reclassify its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its shares or that of its Subsidiaries, (2) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any of its shares or any securities convertible or exchangeable into or exercisable for any of its shares, (3) grant any Person any right or option to acquire any of its shares, (4) issue, deliver or sell any additional shares or any securities convertible or exchangeable into or exercisable for any of its shares or such securities (other than pursuant to the vesting of Restricted Company Shares and RSUs outstanding as of the date of this Agreement and in accordance with the terms of such Restricted Company Shares and RSUs as of the date of this Agreement) or (5) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, except, in the case of each of clauses (1) through (4), as permitted under this Section 5.1(c);

(d)Acquisitions. Acquire, by merger, amalgamation, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, except for (1) transactions between the Company and any wholly-owned Subsidiary of the Company or transactions between any such wholly-owned Subsidiaries, or (2) purchases of equipment or inventory in the ordinary course of business consistent with past practice;

(e)Dispositions. Sell, lease, license, transfer, pledge, encumber, grant, abandon, let lapse or dispose of any material Company Assets, including the share capital of Subsidiaries of the Company, (collectively, a “Disposition”), other than (1) the sale or lease of inventory in the ordinary course of business consistent with past practice or pursuant to existing Contracts, or (2) the disposition of used or excess equipment in the ordinary course of business consistent with past practice; provided, however, that no Disposition shall be permitted if it would result in an “event of default” under (and as defined in) any Contract relating to the Company Indebtedness or any other Material Contract;

(f)Contracts. Other than in the ordinary course of business consistent with past practice (1) enter into or materially modify any Material Contract or IP Contract, other than as permitted under another subsection of this Section 5.1, (2) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries (including the Surviving Company) or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (3) enter into or modify any Contract constituting or relating to a Related Party Transaction, other than transactions between the Company and any wholly-owned Subsidiary of the Company, transactions between any such wholly-owned Subsidiaries or transactions with the Preferred Shareholder Investors, or (4) terminate, cancel or request any material change in any Material Contract;

(g)Indebtedness; Guarantees. Incur, assume, guarantee or prepay any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or enter into any “keep well” or other agreement to maintain any financial condition of another Person, other than (i) trade payables and other trade debt and (ii) Indebtedness incurred since the date of this Agreement in the ordinary course of business consistent with prior practice; provided, however, in no event shall the outstanding Indebtedness of Company and its Subsidiaries exceed the following amounts by more than a ten percent (10%) variance:

(i)Denizbank hedging liability, $3,500,000;

(ii)	Denizbank term loan liability, $10,650,000 (expected to be offset by $3,000,000 cash asset);

(iii)Turkish statutory employment liability reserve, $2,400,000;

(iv)Payroll Protection Program liabilities, $650,000;

(v)Turkish tax liabilities, $1,500,000;

(vi)Turkish accounts payable, $3,900,000; and

(vii)U.S. accounts payable, $1,000,000;

(h)Loans. (1) Make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to any Subsidiaries of the Company or (y) in the ordinary course of business consistent with past practice, or (2) make or forgive any loans (other than routine expense allowances issued in the ordinary course of business) to its directors, officers, employees or consultants;

(i)Actions. Except for claims and litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle, settle any Action, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Actions which, in any event (1) are solely for monetary damages for an amount not to exceed US$200,000 in the aggregate or (2) would not be reasonably expected to prohibit or restrict in any material respect the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided, however, that the Company shall (i) promptly notify Parent of the institution of any Shareholder Litigation against the Company or any of its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement, (ii) keep Parent fully informed on a reasonably current basis regarding all material developments in any such Shareholder Litigation, (iii) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such Shareholder Litigation, and (iv) give due consideration to Parent’s advice with respect to such Shareholder Litigation;

(j)Insurance. Fail to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(k)Waivers of Rights. Cancel any material Indebtedness or waive any claims or rights of $100,000 or more in value, in each case other than in the ordinary course of business; or

(l)Related Actions. Agree to do any of the foregoing. Notwithstanding anything contained herein to the contrary, in no event shall the Company be deemed to have breached its obligations under this Section 5.1 for any purpose under this Agreement, unless the applicable Company action or omission is (i) effectuated by an employee of the Company or any of its Subsidiaries outside such employee’s designated scope of authority in the ordinary course of business and without the actual knowledge of N. Malone Mitchell 3rd, or (ii) explicitly approved by a majority of the members of the Company Board and such action is opposed in writing by N. Malone Mitchell 3rd in his capacity as a Manager of Parent.

Section 5.2Access and Confidentiality.

(a)From the date of this Agreement until the earlier of (1) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (2) the Effective Time, the Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its Representatives, to the extent reasonably requested, access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request; and (iii) no later than the last day of each calendar month, prepare and deliver to Parent and its Representatives a true, correct and complete copy of an unaudited balance sheet and an unaudited statement of income and retained earnings for the immediately preceding calendar month; provided, however, that any such access or furnishing of information shall be conducted at Parent’s expense, during normal business hours, under the supervision of Company personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries.

(b)Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.  For the avoidance of doubt, nothing contained in this Section 5.2 shall limit N. Malone Mitchell 3rd in his capacity as director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company.

(c)Nothing contained in this Agreement shall require the Company or any of its Subsidiaries to permit any access, or disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company would reasonably be expected to result in (i) any violation of any Contract to which the Company or its Subsidiaries is a party or Law applicable to the Company or its Subsidiaries, or (ii) the potential waiver of any privilege (including attorney-client privilege) that the Company or its Subsidiaries may be entitled to assert with respect to such information.

(d)Parent and Merger Sub shall hold all documents and other information concerning the Company and its Subsidiaries furnished to Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby in confidence. Parent agrees that it shall not, and shall cause Merger Sub and its and their Affiliates and its and their Representatives not to use any information obtained pursuant to this Section 5.2 for any purposes unrelated to this Agreement and the Merger and the transactions contemplated hereby.

Section 5.3Acquisition Proposals.

(a)From the date of this Agreement until the earlier of (a) the date upon which this Agreement is terminated in accordance with ARTICLE VII, or (b) the Effective Time, except as permitted in Section 5.3(d), the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(i)solicit, initiate or knowingly encourage or take any other action to knowingly facilitate the submission of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal;

(ii)engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal;

(iii)withdraw, modify or amend the Recommendation in any manner adverse to Parent in any material respect;

(iv)approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal; or

(v)enter into any agreement in principle, arrangement, understanding or Contract relating to a proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal.

(b)The Company and its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ Representatives to, immediately cease any discussions or negotiations with any Person or group that may be ongoing as of the date of this Agreement with respect to any

Acquisition Proposal.  With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall request such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

(c)The Company shall notify Parent promptly (and no later than within 48 hours) upon receipt of (i) any Acquisition Proposal or indication by any Person considering making any Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, including the identity of such Person and a description of the material terms and conditions of such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Acquisition Proposal (including any material developments or material changes thereto), indication or request, and any related communications to or by the Company or its Representatives.

(d)Notwithstanding anything contained herein to the contrary, the Company and its Representatives and the Company Board (acting through the Special Committee) shall be permitted to, at any time prior to obtaining the Requisite Company Vote, in response to a bona fide written Acquisition Proposal:

(i)engage in discussions or negotiations with the Person who has made such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, if the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its outside counsel, that failing to engage in such discussions or negotiations would be inconsistent with the fiduciary duties of the Company Board under applicable Law;

(ii)furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to the Person who has made such Acquisition Proposal (and its Representatives), if the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with its outside counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, but only so long as the Company has caused such Person to enter into a confidentiality agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Company Board determination) with the Company, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and

(iii)(1) withdraw, modify or amend the Recommendation in a manner adverse to Parent (an “Adverse Recommendation Change”), (2) approve, endorse or recommend such Acquisition Proposal, and (3) cause or permit the Company to terminate this Agreement pursuant to Section 7.4(a) solely in order to concurrently enter into an agreement regarding a Superior Proposal, if (A) the Company receives from the Person submitting such Acquisition Proposal an executed confidentiality agreement (which the Company may negotiate with the Person during the four (4) Business Day notice period described below) in a customary form and (B) the Company Board determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with outside legal counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change or approve, endorse or recommend such Acquisition Proposal, and the Company may not terminate this Agreement pursuant to clause (3) above, until (I) after the fourth (4th) Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and, if applicable, a statement that the Company Board intends to terminate this Agreement pursuant to Section 7.4(a) (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new two (2) Business Day period), (II) during such four (4) Business Day period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change, to endorse or recommend such Acquisition Proposal or to cause or permit the Company to so terminate this Agreement, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with) Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (B) the Company Board shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal.

Notwithstanding the foregoing, the Company Board shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 5.3(d)(iii), except to the extent permitted by this Section 5.3(d).

Section 5.4Proxy Statement; Schedule 13E-3.

(a)As promptly as reasonably practicable following the date of this Agreement, (i) the Company, with the assistance of Parent and Merger Sub, shall prepare a preliminary Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and the Company and Parent shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and (ii) the Parent Parties shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. As promptly as reasonably practicable thereafter, the Company shall file the preliminary Proxy Statement with the SEC, and the Company and the Parent Parties shall jointly file the Schedule 13E-3 with the SEC.

(b)The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy

Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Company shall use its commercially reasonable efforts to respond (with the assistance of, and after consultation with, the Parent Parties as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and each of the Company and the Parent Parties shall thereafter use their respective commercially reasonable efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.4(b) as promptly as practicable to any comments of the SEC with respect to the Schedule 13E-3. If, at any time prior to the Company Shareholders Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, (i) prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall consider in good faith including, comments reasonably proposed by the Parent in such documents or responses, and (ii) prior to filing or mailing the Schedule 13E-3 (including any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide the other party with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by such other party. The Company shall cause the Proxy Statement to be mailed to holders of Common Shares as of the record date established for the Company Shareholders Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.5Company Shareholders Meeting.  Subject to Section 5.3, the Company shall take all action reasonably necessary in accordance with the Companies Act and its bye-laws to duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders for the purpose of voting on the approval and adoption of this Agreement, the Bermuda Merger Agreement and the transactions contemplated hereby and thereby; provided that without the written consent of Parent, the Company Shareholders Meeting shall not be held later than sixty (60) Days after the clearance of the Proxy Statement by the SEC. Subject to Section 5.3, the Company shall, through the Company Board and the Special Committee, use commercially reasonable efforts to solicit proxies in favor of the approval and adoption of this Agreement and the Bermuda Merger Agreement and take all other action reasonably necessary or advisable to secure the Requisite Company Vote. The Parent Parties and their Representatives shall have the right to solicit proxies in favor of the approval and adoption of this Agreement and the Bermuda Merger Agreement.

Section 5.6Consents and Approvals.

(a)Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts with respect to (i) the obtaining of all necessary waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all actions as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action by, any Governmental Entity (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided that no party shall be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b)Subject to applicable Law and the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall reasonably cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (y) to the extent not made prior to the date hereof, timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the Law of the jurisdiction of the Governmental Entity. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity in connection with such applications and filings.  In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to (i) resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, (ii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any Actions, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent or any of its Affiliates or the Company be obligated to agree, as a condition for resolving any such objections, to dispose of, divest of or hold separate any of its properties or other assets, or any of the Company Assets after the consummation of the Merger or subject itself to any restriction on the operation of its business or the business of the Company and its Subsidiaries after the consummation of the Merger that, in each case, would reasonably be expected to have a Company Material Adverse Effect. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Company shall not be required or obligated to seek or obtain consents, approvals or authorizations from, or take any other action with respect to, any Governmental Entity outside of the United States, Canada, and Bermuda (collectively, the “Excluded Consents”).

Section 5.7Takeover Statute.  If any Takeover Statutes shall or may become applicable to this Agreement, the Merger or the transactions contemplated herein, each of the Company and the Parent Parties and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on this Agreement, the Merger and the transactions contemplated herein.

Section 5.8Public Announcements.  Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other party, unless such party determines in good faith, after consultation with legal counsel, which may be in-house counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or other the transactions contemplated hereby, in which event such party shall use its commercially reasonable efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change.

Section 5.9Indemnification and Insurance.

(a)From and after the Effective Time, Parent and the Surviving Company shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any Person who is now, or has been or becomes at any time prior to the Effective Time,  a director, officer or employee of the Company or any of its Subsidiaries, together with such Person’s heirs, executors, trustees, fiduciaries and administrators (collectively,  the “Indemnified Parties”) as provided in the Company Organizational Documents, or in agreements, copies of which have been made available to Parent or its Representatives prior to the date of this Agreement, between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement to survive the Merger, to be assumed by the Surviving Company and Parent in the Merger, and to continue in full force and effect for a period of not less than six (6) years after the Effective Time, or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement, copies of which have been made available to Parent or its Representatives prior to the date of this Agreement. Parent shall guarantee such performance by the Surviving Company.

(b)Without limiting any additional rights that any Indemnified Party may have under any applicable insurance policy, any employment or indemnification agreement or under the Company Organizational Documents, resolution of the Company Board or this Agreement, Parent and the Surviving Company, jointly and severally, will indemnify each Indemnified Party to the fullest extent permitted by applicable Laws from and against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof), with respect to all acts and omissions arising out of or relating to such Indemnified Party’s service as a director, officer or employee of the Company or its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof, occurring prior to or at the Effective Time. If any Indemnified Party is or becomes involved in any Action in connection with any matter occurring prior to or at the Effective Time, Parent shall cause the Surviving Company to pay as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Action, subject to the Surviving Company’s receipt of an undertaking by or on behalf of such Indemnified Party, if and only to the extent required by applicable Law, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified under the Company’s Bye-Laws or other organizational documents.

(c)Prior to the Effective Time, Parent shall cause the Surviving Company to, obtain effective as of the Effective Time, and fully pay (which may include by premium financing) for “tail” insurance policies with a claims period of at least six (6) years after the Effective Time which obligation may be satisfied by extending the current policies of directors’ and officers’ liability insurance maintained by the Company or by providing for policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties with respect to claims arising out of or relating to events which occurred before or at the Effective Time so long as the Surviving Company is not required to pay an aggregate premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). If the Surviving Company is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, the Surviving Company shall instead obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Premium.  Following the Closing, the Surviving Company shall and shall cause its Subsidiaries to, and Parent shall cause the Surviving Company and its Subsidiaries to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d)The covenants contained in this Section 5.9 shall survive consummation of the Merger and will be binding on the Surviving Company and Parent, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e)In the event that Parent or the Surviving Company or any of their respective  successors or assigns (i) consolidates with, amalgamates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Company or the holder of their assets, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10Notification of Certain Matters; Shareholder Litigation.  The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or the Parent Parties, and (ii) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Merger, this Agreement or the transactions contemplated herein (each, a “Transaction Proceeding”). Without limiting the foregoing, the Company shall (a) promptly advise Parent of any Actions commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider Parent’s views with respect to such Shareholder Litigation, and (d) not settle any such Shareholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, nothing contained in this Section 5.10 shall require the Company to disclose any information that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company would reasonably be expected to result in a waiver of any privilege (including attorney-client privilege) that the Company or any of its Subsidiaries may be entitled to assert with respect thereto.

Section 5.11Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12De-Listing.  The Company will use its commercially reasonable efforts to cooperate with Parent to cause the Common Shares to be de-listed from the NYSE and TSX and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or waiver in writing by Parent and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a)Company Shareholder Approvals. This Agreement and the Bermuda Merger Agreement shall have been duly approved and adopted by the Requisite Company Vote.

(b)No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that are in effect and restrain, enjoin or otherwise prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)Consents. All consents, approvals and other authorizations, in each case, of any Governmental Entity required to consummate the Merger and the other transactions contemplated by this Agreement, other than the Excluded Consents, shall have been obtained, free of any condition that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable.

Section 6.2Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Parent Parties in ARTICLE IV shall be true and correct as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct

(without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under this Agreement or otherwise result or reasonably be expected to result in a Parent Material Adverse Effect.

(b)Performance of Obligations. The Parent Parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time; provided, however, that the Parent Parties shall have performed in all respects all obligations and complied in all respects with all covenants set forth in Section 1.4(a) and Section 1.4(b) prior to the Effective Time.

(c)Officer’s Certificate. Each of the Parent Parties shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of each of the Parent Parties, certifying to the effect that the conditions in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)Fairness Opinion.  The Fairness Opinion shall not have been withdrawn, revoked or modified as of the Effective Time.

(e)Opinion of Counsel. Texas counsel to the Parent Parties shall have delivered an opinion addressed to the Company and the Bermuda government authorities, in form and substance as required by applicable Bermuda law, to the effect that the transactions contemplated hereby are permitted under Texas Law and all relevant consents and authorizations have been obtained as a matter of Texas Law.

Section 6.3Conditions to Obligations of the Parent Parties to Effect the Merger.  The obligations of the Parent Parties to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent) at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Company in ARTICLE III shall be true and correct as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)Dissenting Shares.  No more than ten percent (10%) of the Common Shares owned by shareholders other than Preferred Shareholder Investors shall be Dissenting Shares.

(d)Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions in Section 6.3(a), Section 6.3(b), and Section 6.3(c) have been satisfied.

(e)No Company Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred or be reasonably expected to occur.

(f)Payment of Costs and Expenses. The Company shall have paid all costs and expenses, including legal fees, incurred by the Company and arising out of or incurred in connection with the Agreement and the transactions contemplated hereby.

Section 6.4Frustration of Closing Conditions.  None of the Company or the Parent Parties may rely as a basis for not consummating the Merger on the failure of any condition in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by (a) such party’s breach of any provision of this Agreement or (b) with respect to the Parent Parties only, unless at the specific direction of the Special Committee, actions taken (or omitted to be taken) that are directly authorized, approved or directed by, or taken (or omitted to be taken) by a Representative of the Company or any of its Subsidiaries with the actual knowledge of, N. Malone Mitchell 3rd in his capacity as director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company (for the avoidance of doubt, an action taken by the Company without the actual knowledge of N. Malone Mitchell 3rd shall not be deemed an action directly authorized, approved or directed by N. Malone Mitchell 3rd).

ARTICLE VII
TERMINATION

Section 7.1Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company.

Section 7.2Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a)if the Merger has not been consummated by February 3, 2021 (such date, the “Outside Date”); provided that the Outside Date may be extended by either Parent or the Company for up to an additional 120 days if necessary for purposes of obtaining any Governmental Consent required to consummate the Merger and the other transactions contemplated by this Agreement;

(b)if this Agreement and the Bermuda Merger Agreement has been submitted to the shareholders of the Company for approval and adoption at a duly convened Company Shareholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c)if any Law prohibits consummation of the Merger; or

(d)if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.2 shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger.

Section 7.3Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)if the Company Board makes an Adverse Recommendation Change, or publicly proposes to do so;

(b)if (i) the Company Board approves, endorses or recommends a Superior Proposal, (ii) the Company enters into a definitive Contract (other than a confidentiality agreement or similar agreement) relating to the consummation of a Superior Proposal, (iii) a tender offer or exchange offer for any issued and outstanding shares of the Company is commenced prior to obtaining the Requisite Company Vote and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, or (iv) the Company or the Company Board publicly announces its intention to do any of the foregoing; or

(c)if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.3(b) and (ii) has not been cured (or is not capable of being cured) by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)in accordance with Section 5.3(d)(iii); or

(b)if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured (or is not capable of being cured) by Parent within thirty (30) days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5Effect of Termination.

(a)In the event the Company or Parent intends to terminate this Agreement pursuant to Section 7.2, Section 7.3 or Section 7.4, the Company or Parent, as applicable, shall give written notice to the other party specifying the provision or provisions of this Agreement pursuant to which such termination is intended to be effected.

(b)If this Agreement is terminated pursuant to this ARTICLE VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or representative of such party), except as otherwise provided in Section 7.6 and Section 8.5(a) and except that if such termination results from (a) the pre-termination intentional and in bad faith failure of any party to perform its obligations contained in this Agreement, (b) the intentional and in bad faith breach by any party of its representations or warranties contained in this Agreement or (c) fraud, then, subject to Section 8.5(a), such party shall be fully liable for any liabilities incurred or suffered by the other parties as a result of such failure or breach. For purposes of this Agreement, “intentional and in bad faith” breach or failure shall mean a material breach or failure, as appropriate, that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement. The provisions of Section 5.2(d), Section 5.8, this Section 7.5, Section 7.6 and ARTICLE VIII shall survive any termination of this Agreement.

Section 7.6Expenses Following Termination.  Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 8.2.  In the event of termination of this Agreement under Section 7.3(b) or Section 7.4(a), the Company shall within thirty (30) days of such termination reimburse Parent for all reasonable, documented out-of-pocket fees and expenses, including reasonable attorney fees, incurred in furtherance of approval and consummation of the transactions contemplated by this Agreement; provided, that in no event shall such reimbursement obligation of the Company exceed $350,000 in the aggregate.

Section 7.7Amendment.  This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof and of the Bermuda Merger Agreement, so long as no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof shall be made without such required further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.1No Survival of Representations and Warranties or Pre-Closing Covenants. None of (a) the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement or (b) the covenants, agreements or obligations in this Agreement that require performance prior to the Effective Time (other than those contained in Section 1.4(a), Section 1.4(b) and Section 5.9), shall survive the Effective Time. For the avoidance of doubt, this Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.2Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company, and (b) all filing fees paid in respect of any Competition Laws or other regulatory filing shall be borne by Parent.

Section 8.3Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, or “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4Governing Law; Jurisdiction.

(a)This Agreement shall be governed by and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware with respect to Contracts performed within that state; provided that any provisions of this Agreement which relate to the exercise of a director or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including but not limited to mergers under the Companies Act) shall be governed by and in accordance with the Laws of Bermuda.

(b)Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any matter, any federal court within the State of Delaware) and any appropriate appellate courts therefrom (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Chosen Courts, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 8.2 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 8.5Remedies; Specific Performance.

(a)The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, including without limitation, bringing an Action for damages incurred, the parties are entitled to a decree of specific performance and shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law.

(b)Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in Section 8.5(a), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or by facsimile addressed as follows:

To the Parent Parties:

TAT Holdco LLC

16803 Dallas Parkway

Addison, Texas 75001

Attn: Michael S. Haynes

Facsimile: (972) 590-9931

Email: Michael.Haynes@riatacg.com

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

2021 McKinney Avenue, Suite 1600

Dallas, TX 75201

Attn: Robert Sarfatis

Facsimile: (214) 999-4667

Email: rsarfatis@foley.com

To the Company:

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Attn: Tabitha T. Bailey

Facsimile: (214) 265-4708

Email: tabitha.bailey@tapcor.com

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attn: Garrett A. DeVries

Facsimile: (214) 969-4343

Email: gdevries@akingump.com

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.7Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that the Parent Parties may assign all of their rights, interests or obligations under this Agreement or any related documents to (i) any lender as collateral or security of a loan taken in contemplation of this Agreement, and (ii) any holder of Preferred Shares and any of their Affiliates, in each case without the consent of the other parties hereto; provided that no such assignment shall relieve the assigning party of its obligations hereunder or affect the obligations of the parties or the Guarantor pursuant to the Guaranty. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.7 shall be null and void.

Section 8.8Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that the parties intend that the remedies and limitations thereon contained in ARTICLE VII and Section 8.5(a) to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 8.9Entire Agreement.  This Agreement and the exhibits, annexes and schedules hereto, the Voting Agreement, and the Guaranty constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 8.10Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.12Definitions.  For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for, in a single transaction or a series of transactions, (i) a merger, amalgamation, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend, share repurchase or similar transaction involving the Company or any of its Subsidiaries, (ii) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or assets of the Company and its Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Company’s Subsidiaries) or (iii) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the voting power of the outstanding Common Shares, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Common Shares with twenty percent (20%) or more of the voting power of the outstanding Common Shares

“Action” means any claim, action, demand, suit, litigation, examination, indictment, arbitration, inquiry, hearing, proceeding or investigation, whether civil, criminal, arbitral, administrative or investigative.

“Adverse Recommendation Change” is defined in Section 5.3(d)(iii).

“Advisor” is defined in Section 3.24.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the preamble.

“Bermuda Merger Agreement” is defined in the recitals.

“Bermuda Merger Notice” is defined in Section 1.1(b).

“Bermuda Registrar” is defined in Section 1.1(b).

“Book-Entry Shares” is defined in Section 1.3(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by Law to be closed.

“Certificate of Formation” is defined in Section 2.1.

“Certificates” is defined in Section 1.3(c).

“Chosen Courts” is defined in Section 8.4(b).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” is defined in Section 1.4(e).

“Common Shares” is defined in Section 3.9(a).

“Companies Act” is defined in the recitals.

“Company” is defined in the preamble.

“Company Approvals” is defined in  Section 3.7(i).

“Company Assets” is defined in Section 3.8(b).

“Company Balance Sheet” is defined in Section 3.12.

“Company Benefit Plans” means all written employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” as defined in Section 3(1) of ERISA, any “employee pension benefit plan” as defined in Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity-related, deferred compensation, stock purchase, stock option, stock incentive, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) and other than any Company Foreign Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries and in each case other than statutory plans, statutory programs and other statutory arrangements.

“Company Board” is defined in the recitals.

“Company Contracts” is defined in Section 3.8(c).

“Company Disclosure Letter” is defined in ARTICLE III.

“Company Equity Plans” is defined in Section 3.9(b).

“Company Foreign Plan” means each material written plan, program or Contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and that would have been treated as a Company Benefit Plan had it been a United States plan, program or Contract.

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or liabilities of the Company and its Subsidiaries, taken as a whole, or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, pandemic (including COVID-19), acts of terrorism or war, (v) that is demonstrated to have resulted from the announcement of the execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby, (vi) any decline in the market price, or change in trading volume, of the Common Shares, (vii) the failure of one or more of the Company and its Subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenue or earnings, (viii) any actions (or the effects of any action) taken (or omitted to be taken) (a) upon the written request or instruction of, or with the written consent of, Parent, consistent with the terms hereof, or (b) unless taken at the specific direction of the Special Committee, actions (or the effects of any action) taken (or omitted to be taken) directly authorized, approved or directed by, or taken (or omitted to be taken) by a Representative of the Company or any of its Subsidiaries with the actual knowledge of, N. Malone Mitchell 3rd in his capacity as director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company (for the avoidance of doubt, an action taken by the Company without the actual knowledge of N. Malone Mitchell 3rd shall not be deemed an action directly authorized, approved or directed by N. Malone Mitchell 3rd), (ix) any legal proceedings commenced by or involving any current or former member, director, officer, partner, or stockholder of the Company or any of its Subsidiaries (on their own behalf or on behalf of the Company or any of its Subsidiaries) arising out of or related to this Agreement, the Merger or the other transactions contemplated hereby (including any dissenting rights asserted by a Dissenting Holder) wherein the cumulative professional fees and costs (other than amounts paid in settlement) to defend or resolve such proceedings are reasonably expected to be less than $450,000 in the aggregate, or (x) compliance with the terms of, or the taking of any action required by, this Agreement or with the prior written consent of Parent; provided, however, that the exception in clause (vi) shall not apply to the underlying cause or causes of any such decline or change or prevent any such underlying cause from being taken into account in determining whether a Company Material Adverse Effect has occurred; provided further, however, that any (a) adoption of additional currency controls within the country of Turkey, the aggregate effect of which is adverse to the Company and its Subsidiaries, taken as a whole, (b) increase of tax rates associated with converting Turkish Lira to U.S. Dollars or vice versa, or (c) increase of tax rates on expatriating cash out of the country of Turkey, each shall be a Company Material Adverse Effect.

“Company Organizational Documents” is defined in Section 3.5.

“Company Permits” is defined in Section 3.14(b).

“Company SEC Documents” is defined in Section 3.10(a).

“Company Shareholders Meeting” is defined in Section 3.7(d).

“Competition Laws” is defined in Section 3.7(g).

“Contract” means any written contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Contribution Agreement” is defined in the recitals.

“Disposition” is defined in Section 5.1(e).

“Dissenting Holder” shall mean a holder of Company shares who did not vote in favor of the Merger, who complies with all of the provisions of the Companies Act concerning the right of holders of Company shares to require appraisal of their Company shares pursuant to Bermuda Law, and who is not satisfied that he has been offered fair value for his shares.

“Dissenting Shares” shall mean Company shares held by a Dissenting Holder.

“Effective Time” is defined in Section 1.1(b).

“Environmental Law” means any Law regulating (i) the protection of the environment or natural resources, or (ii) the use, storage, treatment, generation, transportation, handling, exposure to, release, threatened release or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Consents” is defined in Section 5.6(c).

“Excluded Shares” is defined in Section 1.3(b).

“Export Control Laws” is defined in Section 3.14(c).

“Fairness Opinion” is defined in Section 3.24.

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” is defined in Section 5.6(a).

“Governmental Entity” means any federal, state, local, municipal, foreign or supranational government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, including any department, commission, board, instrumentality, political subdivision, bureau or official, whether federal, state, local, municipal, foreign or supranational, any arbitral body or the NYSE, TSX, or any self-regulatory organization.

“Guaranty” is defined in the recitals.

“Guarantor” is defined in the recitals.

“Hazardous Substance” means any substance or material listed, defined, designated or classified as a waste, contaminant, pollutant or as hazardous or toxic or any other term of similar regulatory import under any Environmental Law or that would otherwise reasonably be expected to result in liability under any Environmental Law, including petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Indemnified Parties” is defined in Section 5.9(a).

“Intellectual Property” is defined in Section 3.21(a).

“Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 1 of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 1 of the Company Disclosure Letter.

“Law” or “Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, codes, judgments, rulings, orders and decrees of any Governmental Entity.

“Letter of Transmittal” is defined in Section 1.4(c)(i).

“Lien” means any mortgage, pledge, option, right of first refusal, title defect, claim, charge, security interest, hypothecation, easement, right-of-way, encumbrance or lien of any kind or nature.

“Material Contracts” is defined in Section 3.23.

“Maximum Premium” is defined in Section 5.9(c).

“Merger” is defined in the recitals.

“Merger Consideration” is defined in Section 1.3(c).

“Merger Sub” is defined in the preamble.

“Multiemployer Plan” is defined in the definition of Company Benefit Plan.

“Notice of Superior Proposal” is defined in Section 5.3(d)(iii).

“NYSE” means the NYSE American exchange.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“OFAC Rules” means any Laws administered by OFAC.

“Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation or organization and bye-laws or bylaws of such entity, or any similar organizational documents of such entity.

“Outside Date” is defined in Section 7.2(a).

“Parent” is defined in the preamble.

“Parent Approvals” is defined in Section 4.5(e).

“Parent Assets” is defined in Section 4.6(b).

“Parent Contracts” is defined in Section 4.6(c).

“Parent Disclosure Letter” is defined in ARTICLE IV.

“Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or liabilities of the Parent Parties (including the Merger Sub), taken as a whole, or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Parent Parties to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) changes affecting the industries generally in which the Parent Parties conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, pandemic (including COVID-19), acts of terrorism or war, (v) that is demonstrated to have resulted from the announcement of the execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby, (vi) any decline in the market price, or change in trading volume, of the Common Shares, (vii) the failure of one or more of the Parent or the Merger Sub to meet any internal or public projections, forecasts or estimates of performance, revenue or earnings, (viii) any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, the Parent Parties, consistent with the terms hereof, (ix) any legal proceedings commenced by or involving any current or former member, director, officer, partner, or stockholder of the Parent or Merger Sub (on their own behalf or on behalf of the Parent or the Merger Sub) arising out of or related to this Agreement, the Merger or the other transactions contemplated hereby (including any dissenting rights asserted by a Dissenting Holder) wherein the cumulative professional fees and costs (other than amounts paid in settlement) to defend or resolve such proceedings are reasonably expected to be less than $450,000 in the aggregate or (x) compliance with the terms of, or the taking of any action required by, this Agreement, the Bermuda Merger Agreement or with the prior written consent of Parent; provided, however, that the exception in clause (vi) shall not apply to the underlying cause or causes of any such decline or change or prevent any such underlying cause from being taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Parties” is defined in the preamble.

“Parent Parties’ Organizational Documents” is defined in Section 4.4.

“Paying Agent” is defined in Section 1.4(a).

“Payment Fund” is defined in Section 1.4(b).

“Permitted Lien” means (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (iv) exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (vi) any Liens, encroachments, covenants, restrictions, state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and other title imperfections, which, in each case, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole and (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, body, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Shareholder Investors” means Dalea Partners, LP, Dalea Management, LLC, Deut 8, LLC, Longfellow Energy, LP, Alexandria Nicole Mitchell Trust 2005, Elizabeth Lee Mitchell Trust 2005, Noah Malone Mitchell Trust 2005, Stevenson Briggs Mitchell, KMF Investments Partners, LP, West Investment Holdings, LLC, Randall I. Rochman, and Betsy Rochman.

“Preferred Shares” is defined in Section 3.9(a).

“Proxy Statement” is defined in Section 3.7(d).

“Recommendation” is defined in Section 3.3.

“Related Party Transactions” is defined in Section 3.28.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives.

“Requisite Company Vote” means the approval and adoption of this Agreement and the Bermuda Merger Agreement by the affirmative vote by (a) holders of Common Shares with at least 75% of the votes cast and (b) holders of Preferred Shares with at least 75% of the votes cast, in each case at a duly convened meeting of the shareholders of the Company at which a quorum is present.  A quorum shall require at least two persons in each class holding or representing by proxy more than 33.33% of the outstanding shares of each class of shares.

“Restricted Company Share” means any outstanding Common Share awarded pursuant to a Company Equity Plan that is subject to any vesting requirements that remain unsatisfied.

“RSU” is defined in Section 1.5.

“Sanctioned Person” means, at any time, (a) any Person listed on any OFAC List or otherwise the target of any other prohibitions or restrictions imposed by any OFAC Rules or (b) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) so that such Person would be subject to the same prohibitions as applicable to such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” is defined in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Litigation” is defined in Section 5.10.

“Software” means computer programs in object code and source code formats.

“Special Committee” is defined in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person (either alone or through or together with any other Subsidiary), or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership). For purposes of this definition, “voting securities” with respect to any Subsidiary means common stock or other securities having the power to vote for the election of directors, managers or other voting members of the governing body of such Subsidiary.

“Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an Acquisition Proposal pursuant to clause (ii) or (iii) of the definition thereof cannot constitute a Superior Proposal under clause (i) under the definition thereof unless it also constitutes a Superior Proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal.

“Surviving Company” is defined in Section 1.1(a).

“Surviving Company Operating Agreement” is defined in Section 2.3.

“Takeover Statutes” is defined in Section 3.27.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, local or foreign taxes of any kind or any other similar charge imposed by a Governmental Entity (together with any and all interest, penalties, additions thereto and additional amounts imposed with respect thereto), including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes.

“TBOC” is defined in the recitals.

“Transaction Proceeding” is defined in Section 5.10.

“TSX” means the Toronto Stock Exchange.

“Voting Agreement” is defined in the recitals.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

TAT HOLDCO LLC

By:	/s/ N. Malone Mitchell 3rd
Name:	N. Malone Mitchell 3rd
Title:	Manager
MERGER SUB:

TAT MERGER SUB LLC

By:	/s/ N. Malone Mitchell 3rd
Name:	N. Malone Mitchell 3rd
Title:	Manager of TAT Holdco LLC, its Manager
COMPANY:

TRANSATLANTIC PETROLEUM, LTD.

By:	/s/ Tabitha T. Bailey
Name:	Tabitha T. Bailey
Title:	Vice President, General Counsel, and Corporate Secretary

[Signature Page to the Agreement and Plan of Merger]

annex b

statutory Merger agreement

THIS MERGER AGREEMENT is made the [date] 2020

BETWEEN:

1.	TransAtlantic Petroleum Ltd., a Bermuda exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”); and

2.	TAT Merger Sub LLC, a Texas limited liability company having its registered office at 16803 Dallas Parkway, Addison, Texas 75001, United States of America (“Merger Sub”).

WHEREAS:

(1)	Merger Sub is a wholly-owned subsidiary of TAT Holdco LLC, a Texas limited liability company (“Parent”).

(2)

The Company and Merger Sub have agreed to merge (the “Merger”) pursuant to the provisions of the Companies Act and the provisions of the Texas Business Organizations Code of the state of Texas (the “TBOC”), United States of America and their undertaking, property and liabilities shall vest in Merger Sub as the surviving company of the merger which shall continue its existence in the State of Texas, United States of America on the terms hereinafter appearing.

(3)	This Agreement is the “Bermuda Merger Agreement” as referred to in the Agreement and Plan of Merger.

(4)	Pursuant to the terms of the Agreement and Plan of Merger, the directors of the Company have approved the Merger and this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Agreement and Plan of Merger” means the Agreement and Plan of Merger dated as of 7 August 2020 and made among the Company, Merger Sub and Parent;

“Companies Act” means the Companies Act 1981 (as amended) of Bermuda;

“Company Equity Plan” means all plans, including any amendments thereto, under which any outstanding Common Share that is subject to any vesting requirements that remain unsatisfied is awarded pursuant to such plan and any other plan under which other share-based awards have been granted

“Common Shares” means the common shares of the Company par value US$0.10 each;

“Dissenting Shares” means any share issued by the Company held by a holder who did not vote in favour of the Merger, who complies with all of the provisions of the Companies Act concerning the right of holders of Company shares to require appraisal of their Company shares pursuant to Bermuda law, and who is not satisfied that he has been offered fair value for his shares;

“Excluded Shares” means each (i) Common Share owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time; and (ii) Preferred Share owned, directly or indirectly, by Parent, the equity holders of the Parent or any of Parent’s wholly-owned Subsidiaries (including Merger Sub) immediately prior to the Effective Time;

“Merger Conditions” means the conditions to the Closing set out in Article VI in the Agreement and Plan of Merger; and

“Preferred Shares” means the 12.0% Series A Convertible Redeemable Preferred Shares of the Company par value US$0.01 each.

1.2	All capitalized terms used but not otherwise defined in this Statutory Merger Agreement have the respective meanings ascribed to such terms in the Agreement and Plan of Merger.

2.	Effective Time of the Merger

2.1

The parties to this Agreement agree that, subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger, and in accordance with Section 104C of the Companies Act, at the Effective Time, the Company and Merger Sub shall merge, with Merger Sub being the surviving company (the “Surviving Company”).

2.2	The Merger shall be conditional on:

2.2.1	the satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger) of each of the Merger Conditions; and
2.2.2	the issuance of the Certificate of Merger by the Bermuda Registrar.

2.3	The Merger shall become effective upon the time and date of the certificate of merger issued by the Bermuda Registrar or as soon thereafter as possible, subject to the TBOC.

3.	Surviving Company Name

3.1	The name of the Surviving Company shall be called ‘TAT Merger Sub LLC’.

4.	Constitutional Documents and Organisation of the Surviving Company

4.1

The certificate of formation (as the equivalent corporate document to the Company’s memorandum of continuance) of Merger Sub in effect at the Effective Time shall be the certificate of formation of the Surviving Company.

4.2

The company agreement (as the equivalent corporate documents to the Company’s bye-laws) of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company.

4.3	From the Effective Time, the manager of Merger Sub shall be Parent with its address at 6803 Dallas Parkway Addison, Texas 75001.

4.4	The registered office of the Surviving Company shall be 16803 Dallas Parkway, Addison, Texas 75001.

5.	Effects of the Merger

5.1At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Common Shares or equity interests in Parent or Merger Sub:

5.1.1Each limited liability company membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding with full voting rights including the right to vote for the appointment of managers of the Surviving Company.

5.1.2The Excluded Shares shall be cancelled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

5.1.3Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares), shall be converted automatically into the right to receive US$0.13 in cash (subject to any applicable withholding Tax), and without interest (the “Merger Consideration”), whereupon all such Common Shares shall be automatically cancelled and shall cease to exist, and the holders of Common Shares shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with the procedures set out in the Agreement and Plan of Merger.

5.1.4As of the Effective Time, each outstanding restricted stock unit award granted under a Company Equity Plan (an “RSU”) shall fully vest and be cancelled and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the product of (x) the total number of Common Shares subject to such RSU immediately prior to the Effective Time times (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

5.1.5All Dissenting Shares shall be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration, as though such Dissenting Shares were Common Shares for the purposes thereof, and any Dissenting Holder shall, in the event that the fair value of a Dissenting Share as determined by the Supreme Court of Bermuda under Section 106 of the Companies Act is greater than the Merger Consideration, be paid such difference by the Surviving Company within thirty (30) days of the final Court appraisal of the fair value of such Dissenting Shares. Additionally, in the event that a Dissenting Holder effectively withdraws or otherwise waives any right to appraisal, its Common Shares shall be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Dissenting Share held by such Dissenting Holder.

5.1.6In the event that a holder of Common Shares fails to perfect, effectively withdraw or otherwise waives any right to appraisal, its Common Shares shall (a) not be considered Dissenting Shares, and (b) be cancelled and converted as of the Effective Time into the right to receive the Merger Consideration for each such Common Share held by such holder.

6.	Miscellaneous

6.1

Parent, Merger Sub and the Company each undertake to do, execute and perform such further acts, documents and things within their respective powers as may be necessary to effect the Merger, including, without limitation, (a) holding all necessary meetings of their shareholders, (b) passing all necessary resolutions of their directors, (c) procuring that their Subsidiaries pass all necessary resolutions of their shareholders, members or directors, and (d) filing all necessary notices or other documents with regulators, officials or other entities.

7.	Counterpart

6.1

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.  Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format file (or similar electronic record) shall be effective as delivery of an executed counterpart signature page.

8.	Governing Law

7.1	This agreement shall be governed by and construed in accordance with the laws of Bermuda.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

COMPANY:

TRANSATLANTIC PETROLEUM, LTD.

By:

Name:

Title:

MERGER SUB:

TAT MERGER SUB LLC

By:

Title:

By:

Name:

Title:

August 7, 2020

annex c

opinion of seaport gordian energy llC

Seaport Gordian Energy

360 Madison Avenue, 22nd Floor

New York, NY 10017

T 212 616 7700 F 212 616 7706

August 7, 2020

The Board of Directors

TransAtlantic Petroleum Ltd.

and Special Committee Thereof

16803 Dallas Parkway, Suite 200

Addison, TX 75001

Dear Members of the Board and the Committee,

We understand that the Board of Directors (the “Board”) of TransAtlantic Petroleum Ltd. (the “Company” or “TransAtlantic”), acting through a special committee comprised entirely of independent and disinterested directors of the Board (the “Committee”), has determined it is advisable to obtain a fairness opinion (this “Opinion”) with respect to the proposed acquisition of one hundred percent (100%) of the outstanding common shares (the “Common Shares”) of the Company by TAT Merger Sub LLC, a wholly owned subsidiary of TAT Holdco LLC that was formed by a group of the holders of Preferred Shares (the “Acquirer”), who collectively represent one hundred percent (100%) of the outstanding 12% Series A Convertible Redeemable Preferred Shares (the “Preferred Shares”) of the Company (the “Transaction”), pursuant to an Agreement and Plan of Merger, draft dated as of August 6, 2020 (the “Agreement”). Unless otherwise defined herein, the capitalized terms shall have the respective meanings set forth in the Agreement. Pursuant to the terms of the Agreement, each holder of a Common Share shall be entitled to receive, for each outstanding Common Share, US $0.13 in cash, subject to any applicable withholding Tax (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Shares as it relates to the Consideration to be received by such holders in the Transaction.

August 7, 2020

Seaport Gordian Energy LLC (“Seaport Gordian”), as an associated person of Seaport Global Securities LLC (“Seaport Global”) and Gordian Group, LLC (“Gordian Group”), acted as financial advisor to the Committee to assist the Committee in the evaluation of corporate and balance sheet related shareholder value enhancing alternatives, which assistance included providing the Committee with an estimated valuation of the Company and its assets as a going concern and rendering an opinion with respect to any potential sale or merger transaction, if requested by the Committee.  Seaport Gordian received an initial fee of One Hundred Thousand Dollars ($100,000), which will be allocated among its members equally, for work related to the valuation of the Company.  With respect to this Opinion, Seaport Gordian is being paid a fixed fee of Two Hundred Fifty Thousand Dollars ($250,000), which will be allocated among its members equally, upon first rendering the Opinion.  No portion of such fee is contingent upon the conclusion expressed in this Opinion or whether the Transaction is successfully completed.  The Company has also agreed to reimburse Seaport Gordian for certain out-of-pocket and incidental expenses and to indemnify Seaport Gordian and its members for certain liabilities arising out of its engagement as financial advisor.  You should also be aware that in the ordinary course of business, Seaport Gordian and its members may actively trade the public securities of the Company for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities; provided, that with respect to all information concerning or related to the Company, the Agreement or the Transaction, Seaport Gordian’s investment banking and financial advisory services personnel are obligated to hold such information in strict confidence and such information shall be maintained confidential and will not be used in connection with trading activities involving the Company’s securities.

In arriving at this Opinion, we have, among other things: (i) reviewed certain publicly available historical business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of the Common Shares; (vii) reviewed the Agreement, Letters of Intent and other collateral documents; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In rendering this Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to or reviewed by us for the purpose of this Opinion. In addition, with your consent, we have not made any independent

August 7, 2020

evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such evaluation or appraisal in connection herewith, other than the Company’s reserves report prepared by DeGolyer and MacNaughton, independent petroleum engineers. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have not considered any tax, accounting or legal effects of the Transaction to any person or entity (including the Company).

This Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. This Opinion does not constitute a recommendation to any holder of Common Shares as to how such holder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the fairness, from a financial point of view, of the Consideration to be received by each holder of a Common Share pursuant to the Agreement. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, relative to the Consideration or otherwise.

In rendering this Opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement and other Transaction documents reviewed will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, (iii) the accuracy and completeness of all of the financial and other information and data that was supplied or otherwise made available to us by the Company and the assurances of the Company’s management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading; and (iv) the Transaction will be consummated in accordance with the terms of the Agreement or any related documents without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction, other than the Excluded Consents (as defined in the Agreement), will be obtained without any material adverse effect on the Company or the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received for each Common Share in the Transaction is fair, from a financial point of view, to such holders of Common Shares.

This Opinion is provided for the benefit of the Committee and the Board (in each case, solely in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.  It is understood that we are acting as an independent

August 7, 2020

contractor and that our responsibility is solely contractual in nature and that we do not owe the Company, the Board, the Committee or any other party, any fiduciary duty as a result of our engagement. This Opinion does not address or consider the merits, enforceability or necessity of the Transaction itself. This Opinion has been approved by the respective fairness opinion committees of Seaport Gordian’s two broker-dealer affiliates, Seaport Global and Gordian Group, and approved and adopted for issuance by Seaport Gordian.

This Opinion may not be used or relied upon by any person other than the Board or the Committee, except that the Opinion may be provided on a confidential and non-reliance basis to the legal advisors of the Committee and the Board who have a need to know in connection with the Transaction. This Opinion may be included in its entirety in any document distributed to the Company's shareholders in connection with the Transaction, but may not summarized, excerpted from or otherwise publicly referred to in any manner, for any purpose whatsoever except (i) with our prior written consent in each instance, and (ii) with respect to references to this Opinion in forms, documents and reports required to be filed or furnished by the Company with the Securities and Exchange Commission.  This Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.  We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof.

Sincerely,

SEAPORT GORDIAN ENERGY LLC

ANNEX D

Section 106 of the Companies Act 1981 of Bermuda, as amended

Section 106 – Shareholder approval

(1)

The directors of each amalgamating or merging company shall submit the amalgamation agreement or merger agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.

(2)	A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating or merging company, and shall—

(a)	include or be accompanied by a copy or summary of the amalgamation agreement or merger agreement; and

(b)	subject to subsection (2A), state—
(i)	the fair value of the shares as determined by each amalgamating or merging company; and

(ii)	that a dissenting shareholder is entitled to be paid the fair value of his shares.

(2A) Notwithstanding subsection (2)(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation or merger.

(3)	Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.

(4)

The holders of shares of a class of shares of an amalgamating or merging company are entitled to vote separately as a class in respect of an amalgamation or merger if the amalgamation agreement or merger agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

(4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

(5)	An amalgamation or merger agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

(6)

Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a)	to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b)	to terminate the amalgamation or merger in accordance with subsection (7).

D-1

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7)

An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.

D-2

PRELIMINARY COPY - SUBJECT TO COMPLETION VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [TBD], 2020 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [TBD], 2020 for shares held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TRANSATLANTIC PETROLEUM LTD. 16803 DALLAS PARKWAY

ADDISON, TX 75001 D24176-S10157 TRANSATLANTIC PETROLEUM LTD. PRELIMINARY COPY - SUBJECT TO COMPLETION The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. To adopt and approve the agreement and plan of merger, dated as of August 7, 2020 (as it may be amended from time to time), by and among TransAtlantic Petroleum Ltd. (the "Company"), TAT Holdco LLC, a Texas limited liability company (“Parent”), and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company shall be merged with and into Merger Sub with Merger Sub surviving as a Texas limited liability company and wholly-owned subsidiary of Parent (the “merger”), the related form of statutory merger agreement required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended, and the transactions contemplated thereby, including the merger (collectively, the “merger proposal”); and 2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger proposal. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Proxy Statement is available at www.proxyvote.com.D24177-S10157 PRELIMINARY COPY - SUBJECT TO COMPLETION TransAtlantic Petroleum Ltd. Meeting Notice Important Notice Regarding the Availability of Proxy Materials for the TransAtlantic Petroleum Ltd. Special Meeting to be Held on [TBD], 2020 This proxy is solicited by the Board of Directors of TransAtlantic Petroleum Ltd. (the "Company") for use at the Special Meeting of Shareholders of the Company to be held at [TBD], on [TBD], 2020 at [TBD] CT, or any adjournment thereof (the "Meeting"), in the same manner, to the same extent and with the same powers as if the undersigned were personally present at the Meeting or any adjournment thereof .You have the right to appoint a different person or company (with appropriate documentation) of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see below). The common shares represented by this form of proxy may be voted in the discretion of the proxyholder with respect to amendments or variations to the matters identified in the notice of meeting and with respect to other matters that may properly be brought before the Meeting. If the common shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this form of proxy. If you are voting on behalf of a corporation or another individual, documentation evidencing your power to sign this form of proxy with signing capacity stated may be required.This instrument of proxy will not be valid and not be acted upon or voted unless it is completed as outlined herein and delivered to the attention of Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, USA, prior to 11:59 p.m. ET on [TBD], 2020 (excluding Saturdays, Sundays and holidays, before any adjournment or postponement of the Meeting at which the proxy is to be used).as my/our proxy with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, in the discretion of such proxy) and to otherwise act for the undersigned in their discretion on all other matters that may properly come before the Meeting and without limiting the general authorization and power hereby given, the person(s) named above are specifically directed to vote the common shares of the Company registered in the name(s) of the undersigned shareholder(s) as follows: The Board of Directors recommends a vote FOR Proposals 1 and 2 on the reverse side. Appointment of Proxy: I/We, being registered shareholder(s) of the Company hereby appoint(s): [TBD] and [TBD], or either of them, both officers of the Company;

Print the name of the person you are appointing as your proxy if this person is someone other than[TBD] and [TBD]; OR Continued and to be signed on reverse side